Filed Pursuant to Rule 424(b)(3)
Registration No. 333-177051

Sticker to Prospectus

The Prospectus for ICON Oil & Gas Fund-A L.P. (“Fund-A”) consists of (1) this sticker, (2) the Prospectus, dated July 10, 2012, and (3) the Supplement No. 1, dated October 15, 2012, which (i) contains information related to the current status of the offering, (ii) updates certain information relating to compensation paid to certain affiliates of Fund-A and certain non-affiliates, (iii) updates the disclosure regarding Fund-A’s termination date, the escrow requirements for certain states, the formula for calculating ICON Oil & Gas GP, LLC’s capital contribution, the portion of the Dealer-Manager Fee that may be re-allowed by ICON Securities Corp., the dealer-manager, to selling dealers and the procedure for providing annual reserve reports, and (iv) updates certain financial information of Fund-A to September 30, 2012.

ICON OIL & GAS FUND-A L.P.

SUPPLEMENT NO. 1
DATED OCTOBER 15, 2012

TO PROSPECTUS DATED
JULY 10, 2012

Summary

ICON Oil & Gas Fund-A L.P. (“Fund-A”) is providing you with this Supplement No. 1, dated October 15, 2012 (this “Supplement No. 1”), to update the Prospectus, dated July 10, 2012 (the “Prospectus”). The information in this Supplement No. 1 supplements, modifies and supersedes some of the information contained in the Prospectus. This Supplement No. 1 forms a part of, and must be accompanied or preceded by, the Prospectus.

The primary purposes of this Supplement No. 1 are to:

•	Describe the current status of the offering;
•	Update certain information relating to compensation paid to certain affiliates of Fund-A and certain non-affiliates;
•	Update the disclosure regarding Fund-A’s termination date, the escrow requirements for certain states, the formula for calculating ICON Oil & Gas GP, LLC’s (the “Managing GP”) capital contribution, the portion of the Dealer-Manager Fee that may be re-allowed by ICON Securities Corp. (the “Dealer-Manager”) to selling dealers and the procedure for providing annual reserve reports; and
•	Update certain financial information of Fund-A to September 30, 2012.

Current Status of the Offering

Fund-A has not conducted its initial closing as it has not yet raised the $2,000,000 minimum offering amount. Until Fund-A achieves the minimum offering amount, subscribers will not be admitted as limited partners and/or investor general partners, as applicable.

Compensation Paid to Certain Affiliates and Certain Non-Affiliates

Through October 12, 2012, Fund-A has not paid and/or accrued any sales commissions to third parties or underwriting fees to affiliated parties as it has not yet raised the minimum offering amount. Through October 12, 2012, organizational and offering expenses in the amount of $1,244,508 were paid by the parent of the Managing GP on behalf of Fund-A. Organizational and offering expenses will be paid on behalf of Fund-A until Fund-A achieves the minimum offering amount, following which, such organizational and offering expenses already paid, as well as ongoing organizational and offering expenses, will be incurred and paid by Fund-A. These fees and expense reimbursements are described on pages 48 through 50 of the Prospectus.

Termination Date Extension

The disclosure in the fourth sentence of the first paragraph on the cover page of the Prospectus is hereby replaced in its entirety with the following:

This offering for ICON Oil & Gas Fund-A L.P. will terminate on or before July 10, 2014.

The disclosure in the last sentence of the sixth paragraph on the cover page of the Prospectus is hereby replaced in its entirety with the following:

The last date on which Interests may be sold is July 10, 2014, unless this offering is terminated earlier than such date by the Managing GP.

The disclosure in the second, third and fourth sentences of the first paragraph under the heading “Prospectus Summary — The Partnerships and the Managing GP” on page 1 of the Prospectus is hereby replaced in its entirety with the following:

If multiple partnerships are offered, Interests in such partnerships will be offered and sold in a series beginning with the offering of interests in the first partnership, ICON Oil & Gas Fund-A L.P. Each partnership in ICON Oil & Gas Fund, as applicable, will be a separate and distinct legal entity with its own business purpose. The Interests in any other partnerships in ICON Oil & Gas Fund, as applicable, will be offered pursuant to separate prospectuses following the termination of this offering for ICON Oil & Gas Fund-A L.P.

The disclosure in the right column under the heading “Prospectus Summary — The Offering — Offering Period” on page 8 of the Prospectus is hereby replaced in its entirety with the following:

The offering period for ICON Oil & Gas Fund, which comprises up to three oil and gas drilling partnerships, the first of which is being offered hereby, begins on the date of this prospectus and will end no later than July 10, 2014. If multiple partnerships are offered, the Managing GP will offer interests in the other partnership(s) sequentially and will not offer interests in more than one partnership at a time. The Managing GP may terminate the offering of a partnership at any time prior to July 10, 2014, and the Managing GP is not obligated to offer interests in the other partnerships. In certain states in which the partnerships will be registered to offer interests, such registrations must be updated annually.

The disclosure in the first sentence of the second paragraph under the heading “Terms of the Offering — Subscription to the Partnership” on page 57 of the Prospectus is hereby replaced in its entirety with the following:

If multiple partnerships are offered, each such partnership within ICON Oil & Gas Fund will offer a minimum of 200 Interests, which is $2,000,000, and the partnership(s), as applicable, in the aggregate, will offer a maximum of 20,000 Interests, which is $200,000,000; provided, that, in its sole discretion, the Managing GP may, at any time prior to the two-year anniversary of the date of this prospectus, increase the offering to a maximum of up to 30,000 Interests, which is $300,000,000; provided further, that the Managing GP may not extend the offering period in connection with such change.

The disclosure in the first sentence of the third paragraph under the heading “Terms of the Offering — Subscription to the Partnership” on page 57 of the Prospectus is hereby deleted in its entirety.

The disclosure in the table and footnotes under the heading “Terms of the Offering — Subscription to the Partnership” on page 57 of the Prospectus is hereby replaced in its entirety with the following:

Partnership Name	Minimum Offering Proceeds	Maximum Offering Proceeds		Offering Termination Date(1)
ICON Oil & Gas Fund-A L.P.	$2,000,000	$200,000,000		July 10, 2014	(2)
ICON Oil & Gas Fund-B L.P.	$2,000,000		(3)	July 10, 2014	(2)
ICON Oil & Gas Fund-C L.P.	$2,000,000		(3)	July 10, 2014	(2)

(1)	If multiple partnerships are offered, such partnerships will be offered in a series. Thus, interests in ICON Oil & Gas Fund-B, L.P. will not be offered until the offering of interests in ICON Oil & Gas Fund-A, L.P. has terminated. Likewise, interests in ICON Oil & Gas Fund-C, L.P. will not be offered until the offering of interests in ICON Oil & Gas Fund-B, L.P. has terminated.
(2)	The offering for ICON Oil & Gas Fund-A L.P. may continue until July 10, 2014. The Managing GP is not obligated to offer interests in ICON Oil & Gas Fund-B L.P. or ICON Oil & Gas Fund-C L.P.
(3)	If ICON Oil & Gas Fund-A, L.P. receives the maximum offering proceeds set forth above, then interests in ICON Oil & Gas Fund-B, L.P. and ICON Oil & Gas Fund-C, L.P. will not be offered. Likewise, if, in aggregate, ICON Oil & Gas Fund-A, L.P. and ICON Oil & Gas Fund-B, L.P. receive the maximum offering proceeds, then interests in ICON Oil & Gas Fund-C, L.P. will not be offered.

The disclosure in the second sentence of the fourth paragraph under the heading “Terms of the Offering — Subscription to the Partnership” on page 57 of the Prospectus is hereby replaced in its entirety with the following:

If multiple partnerships are offered, the interests in the other partnership(s) in ICON Oil & Gas Fund, as applicable, will be offered pursuant to separate prospectuses following the termination of this offering for ICON Oil & Gas Fund-A L.P.

The disclosure in the first sentence of the second paragraph under the heading “Plan of Distribution—General” on page 137 of the Prospectus is hereby replaced in its entirety with the following:

The offering period for the partnership begins on the date of this prospectus and will terminate no later than July 10, 2014.

Escrow Requirements

The disclosure in the sixth sentence of the sixth paragraph on the cover page of the Prospectus is hereby replaced in its entirety with the following:

Investors (other than Ohio, Pennsylvania, Tennessee and Texas investors who will receive interest on their escrowed funds until subscription proceeds for 1,000 Interests have been received) who invest prior to the minimum offering being achieved will receive interest on their escrowed funds, pro-rated for each day their funds were held in escrow.

The disclosure in (i) the fifth paragraph under the heading “Suitability Standards — In General” on page v of the Prospectus and (ii) the second paragraph under the heading “Terms of the Offering — Partnership Closings and Escrow” on page 60 of the Prospectus is hereby replaced in its entirety with the following:

Because the minimum offering amount is less than 10% of the maximum offering amount in this offering, you are cautioned to carefully evaluate the partnership’s ability to fully accomplish its stated objectives and inquire as to the current dollar volume of partnership subscriptions. In addition, subscription proceeds received by the partnership from Ohio, Pennsylvania, Tennessee and Texas investors will be placed into a short-term escrow until subscriptions for at least 5% of the maximum offering proceeds have been received by the partnership, which means that subscriptions for at least $10,000,000 have been received from investors, including Ohio, Pennsylvania, Tennessee and Texas investors. If the appropriate minimum has not been met at the end of the escrow period, the partnership must notify Pennsylvania investors in writing by certified mail or any other means whereby a receipt of delivery is obtained within 10 calendar days after the end of the escrow period that they have a right to have their investment returned to them. If an investor requests the return of such funds within 10 calendar days after receipt of notification, the partnership must return such funds within 15 calendar days after receipt of the investor’s request.

The disclosure in (i) the second paragraph in the right column under the heading “Prospectus Summary — The Offering — Escrow” on page 8 of the Prospectus and (ii) the third sentence of the first paragraph under the heading “Terms of the Offering — Partnership Closings and Escrow” on page 59 of the Prospectus is hereby replaced in its entirety with the following:

Investors (other than Ohio, Pennsylvania, Tennessee and Texas investors who will receive a similar one-time distribution upon their admission) who invest prior to the minimum offering size being achieved for a partnership will receive, upon admission into the partnership, a one-time distribution of interest for the period their funds were held in escrow.

The disclosure in the first sentence in the right column under the heading “Prospectus Summary — The Offering — Plan of Distribution” on page 12 of the Prospectus is hereby replaced in its entirety with the following:

The initial closing of the offering of Interests by the partnership will be held after subscriptions for at least 200 Interests have been received by the escrow agent (excluding subscriptions from residents of Ohio, Pennsylvania(1), Tennessee and Texas).

The disclosure in the first and second paragraphs under the heading “Plan of Distribution — Segregation of Subscription Payments” on page 139 of the Prospectus is hereby replaced in its entirety with the following:

In compliance with Rule 15c2-4 and Rule 10b-9 under the Securities Exchange Act of 1934, as amended, the partnership will place all offering proceeds in an escrow account at UMB Bank, N.A., a national bank. Such funds will be promptly submitted on the business day following receipt of the investor’s subscription documents and check. In certain circumstances where the suitability review procedures require transmittal to multiple offices of the selling dealers, an investor’s check will be promptly deposited in compliance with Rule

15c2-4. The partnership will do so beginning on the effective date of this prospectus and until the partnership has accepted subscriptions for 200 Interests (or 1,000 Interests in the case of residents of Ohio, Pennsylvania, Tennessee and Texas) and the subscribers have been admitted as partners on the initial closing date (or a subsequent closing date in the case of Ohio, Pennsylvania, Tennessee and Texas residents). Investors (other than Ohio, Pennsylvania, Tennessee and Texas investors who will receive a similar one-time distribution upon their admission) who invest prior to the minimum offering size being achieved will receive, upon admission into the partnership, a one-time distribution of interest for the period their funds were held in escrow. Thereafter, the partnership will deposit funds received through the termination date in an interest-bearing account pending the next successive closing.

The partnership will promptly accept or reject subscriptions for Interests after the partnership receives a prospective investor’s subscription documents and subscription funds. Broker-dealers have agreed to provide each investor with a final prospectus prior to an investor signing a subscription agreement. Each subscriber has the right to cancel his or her subscription for a period of five business days after receiving a final prospectus. The initial closing date will be not later than 15 days after the partnership receives and accepts subscriptions for 200 Interests. Subsequent to the initial closing date, the partnership anticipates holding daily closings, provided the number of subscribed Interests is sufficient to justify the burden and expense of a closing. Once subscriptions total 1,000 Interests, including subscriptions from residents of Ohio, Pennsylvania, Tennessee and Texas, the partnership will release from escrow all subscription payments then remaining in escrow and terminate the escrow agreement. At each closing, the partnership will admit as partners, effective as of the same day, all subscribers whose subscriptions have been received and accepted by the partnership and who are then eligible to be admitted.

The disclosure in the first sentence of the second paragraph under the heading “Subscriptions — How to Subscribe” on page 142 of the Prospectus is hereby replaced in its entirety with the following:

Until subscriptions for 200 Interests (or 1,000 Interests in the case of residents of Ohio, Pennsylvania, Tennessee and Texas) from the offering are received by the partnership, checks for the purchase of Interests should be made payable to “UMB Bank, N.A., Agent for ICON O&G Fund-A.”

The Managing GP’s Capital Contribution

The Managing GP’s capital contribution will be calculated based on a percentage of gross offering proceeds from investors. Accordingly, all references in the Prospectus to the calculation of the Managing GP’s capital contribution as being equal to at least 1% of total investor capital contributions (net of O&O Costs and the management fee) are hereby replaced in their entirety with the following calculation:

The Managing GP’s capital contribution will be equal to at least 1% of total gross investor capital contributions.

The disclosure in the third paragraph under the heading “Source of Funds and Estimated Use of Offering Proceeds — Source of Funds” on page 46 of the Prospectus is hereby replaced in its entirety with the following:

The net proceeds available to the partnership will be not less than approximately $1,720,000 ($1,700,000 in net offering proceeds from investors plus $20,000 equal to the Managing GP’s 1% capital contribution) if 200 Interests are sold and not less than approximately $172,000,000 ($170,000,000 in net offering proceeds from investors plus $2,000,000 equal to the Managing GP’s 1% capital contribution) if 20,000 Interests are sold. Such amounts include the offering proceeds from investors (net of O&O Costs and the management fee) and a capital contribution by the Managing GP equal to 1% of the gross offering proceeds.

Dealer-Manager Fee Reallowance

The disclosure in the second paragraph in the middle column titled “Method of Compensation” under the heading “Compensation — Compensation Related to the Organization of the Partnership and the Offering of Interests — Dealer-Manager Fee” on page 48 of the Prospectus is hereby replaced in its entirety with the following:

Expenses paid from the Dealer-Manager Fee include, but are not limited to: (i) an amount per Interest that may be re-allowed to selling dealers as a marketing fee for their assistance in this offering; (ii) salaries and commissions of ICON Securities’ employees, including regional vice presidents and regional marketing directors; and (iii) and national training and education conferences and seminars.

The disclosure in the third sentence of the fifth paragraph under the heading “Plan of Distribution — General” on page 137 of the Prospectus is hereby replaced in its entirety with the following:

A portion of such $300 per Interest may be re-allowed to selling dealers as a marketing fee for their assistance in marketing this offering and coordinating their sales efforts with those of the dealer-manager, including providing such selling dealers with, or reimbursing them for, permissible non-cash compensation under FINRA Rule 2310 for national and regional conferences.

Reserve Reports

The disclosure in the second bullet point paragraph under the heading “Conflicts of Interest — Conflicts Regarding the Presentment Feature” on page 41 of the Prospectus is hereby replaced in its entirety with the following:

The Managing GP will also determine the purchase price based on a reserve report prepared by an independent expert that it chooses. The formula for arriving at the purchase price has many subjective determinations that are within the discretion of the Managing GP.

The disclosure in the last sentence under the heading “Reports to Investors” on page 132 of the Prospectus is hereby replaced in its entirety with the following:

The reserve computations will be based on engineering reports prepared by an independent expert.

The disclosure in the first sentence of the fifth paragraph under the heading “Presentment Feature” on page 133 of the Prospectus is hereby replaced in its entirety with the following:

The amount of the presentment price for your Interests that is attributable to the partnership’s oil and natural gas reserves, as discussed below, will be determined based on the partnership’s most recent reserve report.

Exhibit A — Limited Partnership Agreement of ICON Oil & Gas Fund-A L.P.

The Limited Partnership Agreement of ICON Oil & Gas Fund-A L.P. attached as Exhibit A to the Prospectus is hereby replaced in its entirety with the form of Amended and Restated Limited Partnership Agreement of ICON Oil & Gas Fund-A L.P. attached as Appendix A hereto.

Exhibit C — Subscription Agreement of ICON Oil & Gas Fund

The Subscription Agreement for ICON Oil & Gas Fund attached as Exhibit C to the Prospectus is hereby replaced in its entirety with the form of Subscription Agreement for ICON Oil & Gas Fund attached as Appendix B hereto.

Certain Financial Information of ICON Oil & Gas Fund-A L.P.
for the Quarter Ended September 30, 2012

ICON Oil & Gas Fund-A L.P.
(A Delaware Limited Partnership)

Balance Sheets

	September 30, 2012	December 31, 2011
	(unaudited)
Assets
Cash	$1,001	$1,001
Total Assets	$1,001	$1,001
Partners' Equity
Partner’s Equity:
Limited Partner	$1,000	$1,000
Managing General Partner	1	1
Total Partners’ Equity	$1,001	$1,001

See Accompanying Notes to Balance Sheets

ICON Oil & Gas Fund-A L.P.
(A Delaware Limited Partnership)
Notes to Balance Sheet
September 30, 2012

1) Description of Business

ICON Oil & Gas Fund-A L.P. (the “Partnership”) was formed on May 9, 2011 as a Delaware limited partnership. ICON Oil & Gas GP, LLC, a Delaware limited liability company (the “Managing GP”), is the managing general partner for the Partnership. The Partnership is offering investor general partner and limited partner interests (collectively, the “Interests”) on a “best efforts” basis with the intention of raising up to $200,000,000 of capital. Upon raising a minimum of $2,000,000, investors will be admitted and the Partnership will commence operations. The Partnership’s Registration Statement on Form S-1, as amended, was declared effective by the SEC on July 10, 2012.

The Partnership’s primary investment objectives are to (i) generate revenue from the production and sale of oil and natural gas, (ii) distribute cash to investors, and (iii) provide investors with tax benefits in the year that the offering commences and in future years. The proceeds from the sale of Interests will be used to invest primarily in oil and liquids-rich natural gas development wells, principally “fluid management” projects, where hydrocarbons are known to be present, located in the Mid-Continent region of the United States, with the potential investment in properties located within other types of projects and/or in other geographic areas that the Partnership may, from time to time, identify as prospective.

The Partnership’s fiscal year ends on December 31.

2) Summary of Significant Accounting Policies

Basis of Presentation

The accompanying balance sheets of the Partnership have been prepared in accordance with U.S. generally accepted accounting principles (“US GAAP”) for interim financial information and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) for Quarterly Reports on Form 10-Q. The accompanying balance sheets should be read in conjuction with the balance sheet and notes thereto as of December 31, 2011 included in the Partership's Prospectus, which was filed with the SEC on July 11, 2012. As the Partnership had no operations as of September 30, 2012, no statements of operations, changes in equity or cash flows are presented.

Cash and Cash Equivalents

The Partnership’s cash is held at one financial institution and at times may exceed insured limits. The Partnership periodically evaluates the creditworthiness of this institution and has not experienced any losses on such deposits. The Partnership did not have any cash equivalents at September 30, 2012.

Deferred Charges

The costs of organizing the Partnership and offering the Interests will be recorded as a reduction of equity over the estimated offering period, which period will not exceed two years from the effective date of the offering. Following the effective date of the offering, the unamortized balance of these costs, if any, will be reflected in the balance sheets as deferred charges, net. Organizational and offering costs include (i) the dealer-manager fee, (ii) sales commissions and (iii) other costs related to the organization of the Partnership and the offering of the Interests.

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires the Partnership to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the balance sheets. Actual results could differ from those estimates.

ICON Oil & Gas Fund-A L.P.
(A Delaware Limited Partnership)
Notes to Balance Sheet
September 30, 2012

2) Summary of Significant Accounting Policies  – (continued)

Oil and Gas Properties

The Partnership will use the successful efforts method of accounting for oil and gas producing activities. Costs to acquire mineral interests in oil and gas properties and to drill and equip wells will be capitalized. Costs are transferred to proved properties when it has been determined that proved reserves have been found. If wells are determined to be commercially unsuccessful or dry holes, the applicable, previously capitalized costs are expensed in the period such determination is made. Depreciation and depletion will be computed on a field-by-field basis by the unit-of-production method based on periodic estimates of oil and gas reserves. Undeveloped leaseholds and proved properties will be assessed for impairment periodically or whenever events or circumstances indicate that the carrying amount of these assets may not be recoverable. Proved properties will be assessed based on estimates of future cash flows. Costs incurred to operate and maintain wells and equipment and to lift oil and natural gas to the surface are expensed as incurred.

Production Revenues

The Managing GP and the investors in the Partnership will share in all of the Partnership’s production revenues in the same percentage as their respective capital contribution bears to the Partnership’s total net capital contributions, except that the Managing GP will receive an additional 10% of the Partnership’s production revenues.

Proceeds from the Sale of Wells/Leases

If a well is sold, the portion of the sales proceeds allocated to the Partnership will be allocated among the Managing GP and the investors in the Partnership in accordance with the sharing ratio utilized for the allocation of production revenues.

Equipment Proceeds

Proceeds from the sale or other disposition of equipment used to drill and complete the Partnership’s wells will be credited to the Managing GP and the investors in the Partnership in accordance with the sharing ratio utilized for the allocation of production revenues.

Income Tax

The Partnership is taxed as a partnership for federal and State income tax purposes. No provision for income taxes has been recorded since the liability for such taxes is that of each of the partners rather than the Partnership. The Partnership’s income tax returns will be subject to examination by the federal and State taxing authorities, and changes, if any, could adjust the individual income tax of the partners.

3) Participation in Costs and Revenues

The Managing GP and investors in the Partnership will participate in certain costs (in excess of cumulative revenues) and revenues (in excess of cumulative costs), after deducting from the Partnership’s gross revenue the landowners' royalties and any other lease burdens. Following the Managing GP’s capital contribution equal to 1% of the total investor capital contributions, the Managing GP and investors in the Partnership will participate in costs and revenues as follows:

•	Drilling, equipment, lease and organizational and offering costs will be charged 1% to the Managing GP and 99% to the investors.

ICON Oil & Gas Fund-A L.P.
(A Delaware Limited Partnership)
Notes to Balance Sheet
September 30, 2012

3) Participation in Costs and Revenues  – (continued)

•	Administrative, direct and other costs will be charged 11% to the Managing GP and 89% to the investors.(1)
•	Production revenues and other proceeds will be credited 11% to the Managing GP and 89% to the investors.

4) Capital Contributions

The Managing GP has made an initial capital contribution of $1 to the Partnership. In addition, ICON Investment Group, LLC made an initial capital contribution of $1,000 to the Partnership and was admitted as a limited partner on September 19, 2011.

5) Oil and Gas Operations

The Partnership expects to partner with one or more oil and gas operators, in each case, subject to a participation agreement. Each participation agreement is generally expected to provide that the related operator will conduct and direct, and have full control of, all operations with respect to specified oil and natural gas prospects within one or more projects. Each participation agreement is expected to continue in force so long as any of the oil and natural gas leases subject to such participation agreement remain or are continued in force as to the projects, whether by production, extension, renewal or otherwise.

The operators will receive compensation, at competitive rates, for drilling and completing the Partnership’s wells pursuant to the related participation agreement. When the Partnership’s wells begin producing oil and/or natural gas in commercial quantities, the related operators may receive any or all of the following: (i) compensation equal to a percentage of certain costs, (ii) reimbursement at actual cost for all direct expenses incurred by the operator on behalf of the Partnership, (iii) well supervisory fees, at competitive rates, for maintaining and operating the wells during operations, and (iv) gathering fees, at competitive rates, for their services in gathering and transporting the Partnership’s oil and/or natural gas production.

6) Transactions with Related Parties

Pursuant to the terms of an administration agreement, the Partnership has engaged an affiliate, ICON Capital Corp., a Delaware corporation (“ICON Capital”), to, among other things, provide the Partnership with facilities, investor relations and administrative support. ICON Securities Corp. (“ICON Securities”), which is an affiliate of the Managing GP, will act as the dealer-manager for the offering of the Interests.

The Partnership has entered into certain agreements with the Managing GP, ICON Capital and ICON Securities, whereby the Partnership pays certain fees and reimbursements to these parties as follows:

•	ICON Securities is entitled to receive a 3% dealer-manager fee from the gross offering proceeds from the sale of the Interests.
•	The selling dealers are entitled to receive a sales commission of up to 7% of the gross offering proceeds, which sales commissions may be subject to reduction for certain large purchases of Interests.

(1)	Production revenue otherwise allocable between the investors and the Managing GP is intended to be used to pay these costs. If, however, these costs exceed the Partnership’s production revenue, then in any given year the investors and the Managing GP may bear a percentage of these costs that differs from their share of the production revenue in that year, which share may vary from year to year under the Partnership’s limited partnership agreement. Other such costs also include the plugging and abandonment costs of the wells after their economic reserves have been produced and depleted. If the Managing GP pays for any portion of any of these costs, the Managing GP will receive a share of the Partnership’s revenues in the same percentage assuch costs are paid by the Managing GP.

ICON Oil & Gas Fund-A L.P.
(A Delaware Limited Partnership)
Notes to Balance Sheet
September 30, 2012

6) Transactions with Related Parties  – (continued)

•	The Managing GP will receive a management fee from the Partnership equal to 15% of gross offering proceeds less the sum of (i) the dealer-manager fee, (ii) all sales commissions, and (iii) all organizational and offering costs.
•	The Partnership will reimburse the Managing GP and its affiliates for their (i) administrative costs, (ii) direct costs, and (iii) other costs incurred on behalf of the Partnership in drilling and maintaining its wells.

The Managing GP will receive a share of the Partnership’s revenues. The Managing GP’s revenue share will be in the same percentage that its capital contribution bears to the total capital contributions, plus an additional 10% of the Partnership’s revenues. The Managing GP will make a minimum capital contribution at least equal to 1% of total investor capital contributions. In addition, the Managing GP and its affiliates will be reimbursed for organizational and offering expenses incurred in connection with the Partnership’s organization and offering of the Interests and administrative expenses incurred in connection with the Partnership’s operations.

Administrative expense reimbursements are costs incurred by the Managing GP or its affiliates that are necessary to the Partnership’s operations. These costs include the Managing GP’s and its affiliates’ legal, accounting, investor relations and operations personnel, as well as professional fees and other costs that are charged to the Partnership, based upon the percentage of time such personnel dedicate to the Partnership. Excluded are salaries and related costs, office rent, travel expenses and other administrative costs incurred by individuals with a controlling interest in the Managing GP.

APPENDIX A

EXHIBIT A

FORM OF AMENDED AND RESTATED LIMITED PARTNERSHIP
AGREEMENT OF ICON OIL & GAS FUND-A L.P.

THIS AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT (this “Agreement”) is made and entered into as of the date set forth below (the “Effective Date”), by and among ICON Oil & Gas GP, LLC (the “Managing General Partner”) and the remaining parties from time to time signing a Subscription Agreement for Limited Partnership Interests, these parties sometimes referred to as “Limited Partners,” or for Investor General Partnership Interests, these parties sometimes referred to as “Investor General Partners.”

ARTICLE I
FORMATION

1.01.  Formation.  The parties have formed a limited partnership under the Delaware Revised Uniform Limited Partnership Act on the terms and conditions set forth in this Agreement.

1.02.  Name, Principal Office and Address.  The name of the Partnership is “ICON Oil & Gas Fund-A L.P.” The principal office and place of business of the Partnership shall be located at 3 Park Avenue, 36th Floor, New York, New York 10016 or at such other address as the Managing General Partner may from time to time determine and specify by written notice to the Partners. The Partnership may also maintain such other offices and places of business as the Managing General Partner may deem advisable at any other place or places within the United States and, in connection therewith, the Managing General Partner shall qualify and remain qualified, and shall use its best efforts to qualify and keep the Partnership qualified, to do business under the laws of all such jurisdictions as may be necessary to permit the Partnership legally to conduct its business in such jurisdictions. The registered office of the Partnership shall be at 2711 Centerville Road, Suite 400, Wilmington (New Castle County), Delaware 19808. The name of its registered agent at such address shall be Corporation Service Company. The Managing General Partner may change the registered office and the registered agent of the Partnership, with written notice to the Partners.

1.03.  Address of Partners.  The principal place of business of the Managing General Partner and the places of residence of the other Partners shall be those addresses set forth opposite their respective names in Schedule A to this Agreement (as such may be supplemented or amended from time to time). Any Partner may change his, her or its respective place of residence by giving Notice of such change to the Partnership (and, in the case of the Managing General Partner, by also giving Notice thereof to all of the Partners), which Notice shall become effective five (5) days after receipt.

1.04.  Purpose.  The Partnership shall engage in all phases of the oil and natural gas business. This includes, without limitation, exploration for, development and production of oil and natural gas on the terms and conditions set forth below and any other proper purpose under the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”).

The Managing General Partner may not, without the affirmative vote of Participants whose Interests equal a majority of the total Interests, do the following:

1.	change the investment and business purpose of the Partnership; or
2.	cause the Partnership to engage in activities outside the stated business purposes of the Partnership through joint ventures with other entities.

ARTICLE II
DEFINITION OF TERMS

2.01.  Definitions.  As used in this Agreement, the following terms shall have the meanings set forth below:

1.	“Adjusted Capital Account” means, with respect to any Partner, the balance in such Partner’s Capital Account as of the end of the relevant Allocation Year, after giving effect to the following adjustments:

(i) Credit to such Capital Account any amounts which such Partner is deemed obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(ii) Debit to such Capital Account the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and 1.704-1(b)(2)(ii)(d)(6).

The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

2.	“Adjusted Capital Account Deficit” means, with respect to any Partner, the deficit balance, if any, in such Partner’s Adjusted Capital Account as of the end of the relevant Allocation Year.
3.	“Administrative Costs” means all customary and routine expenses incurred by the Sponsor for the conduct of Partnership administration, including: in-house legal, finance, in-house accounting, secretarial, travel, office rent, telephone, data processing and other items of a similar nature. Specifically, Administrative Costs include (a) all costs of personnel (including officers or employees of the Managing General Partner or its Affiliates other than Controlling Persons) involved in the business of the Partnership, and, with respect to those officers or employees of the Managing General Partner or its Affiliates who provide services not related to the Partnership’s business, such costs shall be allocated to the Partnership pro rata in proportion to the amount of services performed on behalf of the Partnership to the total amount of services performed for the Managing General Partner or its Affiliates, but excluding overhead expenses attributable to such personnel; (b) all costs of borrowed money, taxes and assessments on the Partnership’s assets and other taxes applicable to the Partnership; (c) legal, audit, accounting, brokerage, appraisal and other fees; (d) printing, engraving and other expenses and taxes incurred in connection with the issuance, distribution, transfer, registration and recording of documents evidencing ownership of an interest in the Partnership or in connection with the business of the Partnership; (e) fees and expenses paid to independent contractors, bankers, brokers and services, leasing agents and sales personnel consultants and other management personnel, insurance brokers and other agents (all of which shall only be billed directly by, and be paid directly to, the provider of such services); (f) expenses (including the cost of personnel as described in (a) above) incurred in connection with the Partnership’s business and operations (including the costs and expenses of insurance premiums, etc.); (g) expenses of organizing, revising, amending, converting, modifying or terminating the Partnership; (h) expenses in connection with distributions made by the Partnership to, and communications and bookkeeping and clerical work necessary in maintaining relations with, Participants, including the costs of printing and mailing to such persons evidences of ownership of Interests and reports of meetings of the Partners and of preparation of proxy statements and solicitations of proxies in connection therewith; (i) expenses in connection with preparing and mailing reports required to be furnished to the Participants for investor reporting, tax reporting or other purposes, and reports that the Managing General Partner deems it to be in the best interests of the Partnership to furnish to the Participants and to their sales representatives; (j) any accounting, computer, statistical or bookkeeping costs necessary for the maintenance of the books and records of the Partnership (including an allocable portion of the Partnership’s costs of acquiring and owning computer equipment and software used in connection with the operations and reporting activities of the Partnership and any other investment funds sponsored by the Managing General Partner or any of its Affiliates, the Partnership’s interest in which shall be liquidated in connection with the Partnership’s liquidation); (k) the cost of preparation and dissemination of the informational material and documentation relating to the Partnership’s business and operations; (l) the costs and expenses incurred in qualifying the Partnership to do business in any jurisdiction, including fees and expenses of any resident agent appointed by the Partnership; and (m) the costs incurred in connection with any litigation or regulatory proceedings in which the Partnership is involved.

Administrative Costs shall be limited as follows:

a.	no Administrative Costs charged shall be duplicated under any other category of expense or cost; and
b.	no portion of the salaries, benefits, compensation or remuneration of controlling persons of the Managing General Partner shall be reimbursed by the Partnership as Administrative Costs. Controlling persons include directors, executive officers and those holding a 5% or more equity interest in the Managing General Partner or a person having power to direct or cause the direction of the Managing General Partner, whether through the ownership of voting securities, by contract, or otherwise.
4.	“Administrator” means the official or agency administering the securities laws of a state.
5.	“Affiliate” means with respect to a specific person:
a.	any person directly or indirectly owning, controlling, or holding with power to vote 10% or more of the outstanding voting securities of the specified person;
b.	any person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote, by the specified person;
c.	any person directly or indirectly controlling, controlled by, or under common control with the specified person;
d.	any officer, director, trustee or partner of the specified person; and
e.	if the specified person is an officer, director, trustee or partner, any person for which the person acts in any such capacity.
6.	“Agreement” means this Limited Partnership Agreement, including all exhibits to this Agreement.
7.	“Allocation Year” means (i) the period commencing on the Effective Date and ending on December 31, 2012, (ii) any subsequent twelve (12) month period commencing on January 1 and ending on December 31, or (iii) any portion of the period described in clauses (i) or (ii) for which the Partnership is required to allocate Profit, Loss, and other items of Partnership income, gain, loss or deduction pursuant to Article V.
8.	“Assessments” means additional amounts of capital that may be mandatorily required of or paid voluntarily by a Participant beyond his subscription commitment.
9.	“Capital Account” or “account” means the account established for each party, maintained as provided in Section 5.01.
10.	“Capital Contribution” means the amount agreed to be contributed to the Partnership by a Partner pursuant to Sections 3.04 and 3.05.
11.	“Carried Interest” means an equity interest in the Partnership issued to a Person without consideration, in the form of cash or tangible property, in an amount proportionately equivalent to that received from the Participants.
12.	“Code” means the Internal Revenue Code of 1986, as amended and currently in effect.
13.	“Controlling Person” means, with respect to the Managing General Partner or any of its Affiliates, any of its chairmen, directors, presidents, vice presidents, corporate secretary, treasurer, any holder of a 5% or larger equity interest in the Managing General Partner or any such Affiliate or any other Person, in each case, having the power to direct or cause the direction of the Managing General Partner or any such Affiliate, whether through the ownership of voting securities, by contract or otherwise. It is not intended that every person who carries a title such as vice president, senior vice president, secretary, controller or treasurer or holds such an equity interest be considered a Controlling Person.
14.	“Cost,” when used with respect to the sale or transfer of property to the Partnership by the Managing General Partner, means:
a.	the sum of the prices paid by the seller or transferor to an unaffiliated person for the property, including bonuses;
b.	title insurance or examination costs, brokers’ commissions, filing fees, recording costs, transfer taxes, if any, and like charges in connection with the acquisition of the property;

c.	a pro rata portion of the seller’s or transferor’s actual necessary and reasonable expenses for seismic and geophysical services; and
d.	rentals and ad valorem taxes paid by the seller or transferor for the property to the date of its transfer to the buyer, interest and points actually incurred on funds used to acquire or maintain the property, and the portion of the seller’s or transferor’s reasonable, necessary and actual expenses for geological, geophysical, engineering, drafting, accounting, legal and other like services allocated to the property cost in conformity with generally accepted accounting principles and industry standards, except for expenses in connection with the past drilling of wells which are not producers of sufficient quantities of oil or gas to make commercially reasonable their continued operations, and provided that the expenses enumerated in this subsection (iv) shall have been incurred not more than 36 months before the sale or transfer to the Partnership.

“Cost,” when used with respect to services, means the reasonable, necessary and actual expense incurred by the seller on behalf of the Partnership in providing the services, determined in accordance with generally accepted accounting principles.

As used elsewhere, “Cost” means the price paid by the seller in an arm’s-length transaction.

15.	“Dealer-Manager” means ICON Securities Corp., an Affiliate of the Managing General Partner, the broker/dealer that will manage the offering and sale of the Interests.
16.	“Depreciation” means, for each Allocation Year, an amount equal to the depreciation, amortization, or other cost recovery deduction (excluding depletion related to the Partnership’s oil and gas properties) allowable with respect to an asset for such Allocation Year for federal income tax purposes, except that with respect to any asset whose Gross Asset Value differs from its adjusted tax basis for federal income tax purposes at the beginning of such Allocation Year, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Allocation Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Allocation Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Managing General Partner.
17.	“Development Well” means a well drilled within the proved area of a natural gas or oil reservoir to the depth of a stratigraphic Horizon known to be productive.
18.	“Direct Costs” means all actual and necessary costs directly incurred for the benefit of the Partnership and generally attributable to the goods and services provided to the Partnership by parties other than the Sponsor or its Affiliates. Direct Costs may not include any cost otherwise classified as Organization and Offering Costs, Administrative Costs, Intangible Drilling Costs, Tangible Costs, Operating Costs or costs related to the Leases, but may include the cost of services provided by the Sponsor or its Affiliates if the services are provided pursuant to written contracts and in compliance with Section 4.03(d)(7) or pursuant to the Managing General Partner’s role as Tax Matters Partner.
19.	“Distribution Interest” means an undivided interest in the Partnership’s assets after payments to the Partnership’s creditors or the creation of a reasonable reserve therefor, in the ratio the positive balance of a Partner’s Capital Account bears to the aggregate positive balance of the Capital Accounts of all of the Partners determined after taking into account all Capital Account adjustments for the taxable year during which liquidation occurs (other than those made pursuant to liquidating distributions or restoration of deficit Capital Account balances).
20.	“Drilling and Operating Agreement” means the proposed Drilling and Operating Agreement or similar agreement between the Operator and the Partnership as Developer, a copy of the proposed form of which is attached to this Agreement as Exhibit (II).

21.	“Exploratory Well” means a well drilled to:
a.	find commercially productive hydrocarbons in an unproved area;
b.	find a new commercially productive Horizon in a field previously found to be productive of hydrocarbons at another Horizon; or
c.	significantly extend a known prospect.
22.	“Farmout” means an agreement by the owner of the leasehold or Working Interest to assign his interest in certain acreage or well to the assignees, retaining some interest such as an Overriding Royalty Interest, an oil and gas payment, offset acreage or other type of interest, subject to the drilling of one or more specific wells or other performance as a condition of the assignment.
23.	“Final Terminating Event” means any one of the following:
a.	the expiration of the Partnership’s fixed term;
b.	notice to the Participants by the Managing General Partner of its election in its discretion to terminate the Partnership’s affairs in the Partnership’s best interests;
c.	notice by the Participants to the Managing General Partner of their similar election through the affirmative vote of Participants whose Interests equal a majority of the total Interests; or
d.	the termination of the Partnership under Section 708(b)(1)(A) of the Code or the Partnership ceases to be a going concern.
24.	“Gross Asset Value” means with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(i)  The initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset as determined by the Managing General Partner;

(ii)  The Gross Asset Values of all items of Partnership Property shall be adjusted to equal their respective Mark to Market Values (taking Code Section 7701(g) into account) as of the following times: (A) the acquisition of an additional Interest in the Partnership by any new or existing Partner in exchange for more than a de minimis Capital Contribution, (B) the distribution by the Partnership to a Partner of more than a de minimis amount of Partnership Property as consideration for an Interest in the Partnership, and (C) the liquidation of the Partnership within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); provided that an adjustment described in clause (A) of this paragraph shall be made only if the Managing General Partner reasonably determines that such adjustment is necessary to reflect the relative economic interests of the Partners in the Partnership;

(iii)  The Gross Asset Value of any item of Partnership Property distributed to any Partner (other than as consideration for an Interest in the Partnership as described in clause (B) of subparagraph (ii) above) shall be adjusted to equal the gross fair market value (taking Code Section 7701(g) into account) of such item on the date of distribution; and

(iv)  The Gross Asset Values of each item of Partnership Property shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) and subparagraph (vi) of the definition of “Profits” and “Losses” or Section 5.02(c)(1)(vii); provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (iv) to the extent that an adjustment pursuant to subparagraph (ii) is required in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (iv).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraph (i), (ii), or (iv), such Gross Asset Value shall thereafter be adjusted by the Simulated Depletion Deductions or Depreciation taken into account with respect to such asset, for purposes of computing Profits and Losses.

25.	“Gross Liability Value” means with respect to any liability of the Partnership described in Regulations Section 1.752-7(b)(3)(i), the amount of cash that a willing assignor would pay to a willing assignee to assume such liability in an arm's length transaction. The Gross Liability Value of each liability of the Partnership described in Regulations Section 1.752-7(b)(3)(i) shall be adjusted at such times as provided in this Agreement for an adjustment to Gross Asset Values.
26.	“Horizon” means a zone of a particular formation; that part of a formation of sufficient porosity and permeability to form a petroleum reservoir.
27.	“ICON Oil & Gas Program” means the series of up to three limited partnerships, of which the Partnership is the first to offer its Interests, formed for the purpose of investing primarily in oil and natural gas development wells.
28.	“Independent Expert” means a person with no material relationship to the Sponsor or its Affiliates who is qualified and in the business of rendering opinions regarding the value of oil and natural gas properties based on the evaluation of all pertinent economic, financial, geologic and engineering information available to the Sponsor or its Affiliates.
29.	“Initial Closing Date” means the date after the minimum amount of subscription proceeds has been received when subscription proceeds are first withdrawn from the escrow account.
30.	“Intangible Drilling Costs” or “Non-Capital Expenditures” means those expenditures associated with property acquisition and the drilling and completion of oil and natural gas wells that under the law in effect at the time the expenses are incurred are generally accepted as fully deductible currently for federal income tax purposes. This includes:
a.	all expenditures made for any well before production in commercial quantities for wages, fuel, repairs, hauling, supplies and other costs and expenses incident to and necessary for drilling the well and preparing the well for production of natural gas or oil, that the taxpayer has the option to currently deduct pursuant to Section 263(c) of the Code and Regulations Section 1.612-4, and are generally termed “intangible drilling and development costs”;
b.	the expense of plugging and abandoning any well before a completion attempt; and
c.	the costs (other than Tangible Costs and Lease acquisition costs) to re-enter and deepen an existing well, complete the well to deeper reservoirs, or plug and abandon the well if it is nonproductive from the targeted deeper reservoirs.

The Partnership intends to expense all Intangible Drilling Costs.

31.	“Interests” means up to 4,000 Limited Partnership Interests in the Partnership and up to 16,000 Investor General Partnership Interests in the Partnership, which will be converted to the same number of Limited Partnership Interests as set forth in Section 6.01(b), purchased by Participants in the Partnership under the provisions of Section 3.03, including any rights to profits, losses, income, gain, credits, deductions, cash distributions or returns of capital or other attributes of the Interests. The Partnership reserves the right to adjust the number of Investor General Partnership Interests, Limited Partnership Interests and Investor General Partnership Interests converted to Limited Partnership Interests set forth above so long as they do not exceed 20,000 Interests, in the aggregate.
32.	“Interim Closing Date” means those date(s) after the Initial Closing Date, but before the Offering Termination Date, that the Managing General Partner, in its sole discretion, applies additional subscription proceeds to additional Partnership activities, including drilling activities.
33.	“Investor General Partners” means:
a.	the Persons signing the Subscription Agreement as Investor General Partners; and
b.	the Managing General Partner to the extent of any optional subscription as an Investor General Partner under Section 3.03(b).

All Investor General Partners shall be of the same class and have the same rights. Each of the Investor General Partners shall be referred to as an Investor General Partner.

34.	“Landowner’s Royalty Interest” means an interest in production, or its proceeds, to be received free and clear of all costs of development, operation, or maintenance, reserved by a landowner on the creation of a Lease.
35.	“Leases” means full or partial interests in oil and natural gas leases, oil and natural gas mineral rights, fee rights, licenses, concessions, or other rights under which the holder is entitled to explore for and produce oil and/or natural gas, and includes any contractual rights to acquire any such interest.
36.	“Limited Partners” means:
a.	the Persons signing the Subscription Agreement as Limited Partners;
b.	the Managing General Partner to the extent of any optional subscription as a Limited Partner under Section 3.03(b);
c.	the Investor General Partners on the conversion of their Investor General Partnership Interests to Limited Partnership Interests pursuant to Section 6.01(b); and
d.	any other Persons who are admitted to the Partnership as additional or substituted Limited Partners.

Except as provided in Section 3.05(b), with respect to the required additional Capital Contributions of Investor General Partners, all Limited Partners shall be of the same class and have the same rights. Each of the Limited Partners shall be referred to as a Limited Partner.

37.	“Managing General Partner” means:
(ii)	ICON Oil & Gas GP, LLC; or
(iii)	any Person admitted to the Partnership as a general partner, other than as an Investor General Partner, who is designated to exclusively supervise and manage the operations of the Partnership.
38.	“Managing General Partner Sharing Ratio” with respect to the Managing General Partner, means the sum of (a) 11% plus (b) the additional percentage of aggregate Capital Contributions of the Participants (other than the Managing General Partner if the Managing General Partner subscribes for Interests pursuant to Section 3.03(b)) (net of the Management Fee set forth in Section 4.04(a)(2)(f)) as of the Offering Termination Date that the Managing General Partner pays in excess of 1%. Under no circumstances shall the Managing General Partner Sharing Ratio with respect to the Managing General Partner be in excess of 50% of the Partnership’s Profits. With respect to the Participants, the Managing General Partner Sharing Ratio equals the difference between 100% and the Managing General Partner Sharing Ratio with respect to the Managing General Partner.
39.	“Offering Termination Date” means the date after the minimum amount of subscription proceeds has been received on which the Managing General Partner determines, in its sole discretion, that the Partnership’s subscription period is closed and the acceptance of subscriptions ceases, which may be any date up to and including July 10, 2014.

Notwithstanding the above, the Offering Termination Date may not extend beyond the time that subscriptions for the maximum number of Interests set forth in Section 3.03(c)(1) have been received and accepted by the Managing General Partner.

40.	“Operating Costs” means expenditures made and costs incurred in producing and marketing natural gas or oil from completed wells. These costs include, but are not limited to:
(i)	labor, fuel, repairs, hauling, materials, supplies, utility charges and other costs incident to or related to producing and marketing oil and natural gas;

(ii)	ad valorem and severance taxes;
(iii)	insurance and casualty loss expense; and
(iv)	compensation to well operators or others for services rendered in conducting these operations.

Operating Costs also include disposal and injection wells, transporting waste water by pipeline, truck or barge, reworking, workover, subsequent equipping, and similar expenses relating to any well, the Managing General Partner’s well supervision fees, if any, set forth in Section 4.04(a)(2)(D) and the reimbursement of the Managing General Partner’s Administrative Costs set forth in Section 4.04(a)(2)(C); but do not include the costs to re-enter and deepen an existing well, complete the well to deeper formations or reservoirs, or plug and abandon the well if it is nonproductive from the targeted deeper formations or reservoirs.

41.	“Operator” means any operator of Partnership Wells pursuant to a Participation Agreement and/or Operating Agreement entered into by such Person and the Partnership.
42.	“Organization and Offering Costs” means all costs of organizing and selling the offering including, but not limited to:
a.	total underwriting and brokerage discounts and commissions, including fees of the underwriters’ attorneys, the Dealer-Manager fee and sales commissions;
b.	expenses for printing, mailing, transfer agents, registrars, trustees, escrow holders, depositaries, engineers and other experts;
c.	expenses of qualification of the sale of the securities under federal and state law, including taxes and fees, accountants’ and attorneys’ fees; and
d.	other front-end fees.
43.	“Overriding Royalty Interest” means an interest in the oil and natural gas produced under a Lease, or the proceeds from the sale thereof, carved out of the Working Interest, to be received free and clear of all costs of development, operation, or maintenance.
44.	“Partially Adjusted Capital Account” means, with respect to any Participant for any Allocation Year, the Capital Account balance of such Participant as of the beginning of such Allocation Year, adjusted as set forth in the definition of Capital Account for all contributions and distributions during such period and all special allocations pursuant to Section 5.02(c)(1) with respect to such Period before giving effect to the allocations pursuant to Sections 5.02(a) or (b), increased by the sum of (a) the Participant’s share of Partnership Minimum Gain (as determined pursuant to Regulations Section 1.704-2(g)), (b) the Participant’s share of Partner Nonrecourse Debt Minimum Gain (as determined pursuant to Regulations Section 1.704-2(i)), and (c) the amount, if any, which such Participant is obligated to contribute to the capital of the Partnership pursuant to this Agreement (but only to the extent that such capital contribution obligation has not been taken into account in determining such Partner’s share of Partner Nonrecourse Debt Minimum Gain).
45.	“Participants” means:
a.	the Managing General Partner to the extent of its optional subscription under Section 3.03(b);
b.	the Limited Partners; and
c.	the Investor General Partners.
46.	“Partners” means:
a.	the Managing General Partner;
b.	the Investor General Partners; and
c.	the Limited Partners.
47.	“Partnership” means ICON Oil & Gas Fund-A L.P.

48.	“Partnership Net Production Revenues” means gross revenues after deduction of the related Operating Costs, Direct Costs, Administrative Costs and all other Partnership costs not specifically allocated.
49.	“Partnership Well” means a well, some portion of the revenues from which is received by the Partnership.
50.	“Person” means a natural person, partnership, corporation, association, trust or other legal entity.
51.	“Production Purchase” or “Income Program” means any program whose investment objective is to directly acquire, hold, operate, and/or dispose of producing oil and gas properties. Such a program may acquire any type of ownership interest in a producing property, including, but not limited to, working interests, royalties, or production payments. A program that spends at least 90% of capital contributions and funds borrowed (excluding offering and organizational expenses) in the above described activities is presumed to be a production purchase or income program.
52.	“Profits” and “Losses” mean, for each Allocation Year, an amount equal to the Partnership’s taxable income or loss for such Allocation Year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):

(i)  Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses” shall be added to such taxable income or loss;

(ii)  Any expenditures of the Partnership described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses” shall be subtracted from such taxable income or loss;

(iii)  In the event the Gross Asset Value of any item of Partnership Property is adjusted pursuant to subparagraphs (ii) or (iii) of the definition of Gross Asset Value, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the item of Property) or an item of loss (if the adjustment decreases the Gross Asset Value of the item of Property) from the disposition of such item of Property and shall be taken into account for purposes of computing Profits or Losses;

(iv)  In the event the Gross Liability Value of any liability of the Partnership described in Regulations Section 1.752-7(b)(3)(i) is adjusted as required by this Agreement, the amount of such adjustment shall be treated as an item of loss (if the adjustment increases the Gross Liability Value of such liability of the Company) or an item of gain (if the adjustment decreases the Gross Liability Value of such liability of the Company) and shall be taken into account for purposes of computing Profits or Losses;

(v)  Gain or loss resulting from any disposition of Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the Property disposed of, notwithstanding that the adjusted tax basis of such Property differs from its Gross Asset Value;

(vi)  In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Allocation Year, computed in accordance with the definition of “Depreciation”;

(vii)  To the extent an adjustment to the adjusted tax basis of any item of Partnership Property pursuant to Code Section 734(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Partner’s Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the item of Property) or loss (if the adjustment decreases such basis) from the disposition of such item of Property and shall be taken into account for purposes of computing Profits or Losses; and

(viii)  Notwithstanding any other provision of this definition, any items that are specially allocated pursuant to Section 5.02(c) shall not be taken into account in computing Profits or Losses.

The amounts of the items of Company income, gain, loss, or deduction available to be specially allocated pursuant to Section 5.02(c) shall be determined by applying rules analogous to those set forth in subparagraphs (i) through (vii) above.

53.	“Program” means one or more limited partnerships or other investment vehicles formed, or to be formed, for the primary purpose of:
a.	exploring for natural gas, oil and other hydrocarbon substances; or
b.	investing in or holding any property interests which permit the exploration for or production of hydrocarbons or the receipt of such production or its proceeds.
54.	“Prospect” means an area covering lands that are believed by the Managing General Partner to contain subsurface structural or stratigraphic conditions making it susceptible to the accumulations of hydrocarbons in commercially productive quantities at one or more Horizons. The area may be different for different Horizons and may be enlarged or contracted from time to time on the basis of subsequently acquired information to define the anticipated limits of the associated hydrocarbon reserves and to include all acreage encompassed therein.

If a well to be drilled by the Partnership is to a Horizon containing Proved Reserves, then a “Prospect” for a particular Horizon may be limited to the minimum area permitted by state law or local practice, whichever is applicable, to protect against drainage from adjacent wells. Subject to the foregoing sentence, “Prospect” shall be deemed the drilling or spacing unit.

55.	“Prospectus” means the Prospectus included in the Registration Statement on Form S-1 relating to the offer and sale of the Interests (the “Registration Statement”), which has been filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). As used in this Agreement, the terms “Prospectus” and “Registration Statement” refer solely to the Prospectus and Registration Statement, as amended, described above, except that:
a.	from and after the date on which any post-effective amendment to the Registration Statement is declared effective by the Commission, the term “Registration Statement” shall refer to the Registration Statement as amended by that post-effective amendment, and the term “Prospectus” shall refer to the Prospectus then forming a part of the Registration Statement; and
b.	if the Prospectus filed pursuant to Rule 424(b) or (c) promulgated by the Commission under the Act differs from the Prospectus on file with the Commission at the time the Registration Statement or any post-effective amendment thereto shall have become effective, the term “Prospectus” shall refer to the Prospectus filed pursuant thereto from and after the date on which it was filed.
56.	“Proved Developed Oil and Gas Reserves” means reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. Additional oil and gas expected to be obtained through the application of fluid injection or other improved recovery techniques for supplementing the natural forces and mechanisms of primary recovery should be included as “proved developed reserves” only after testing by a pilot project or after the operation of an installed program has confirmed through production response that increased recovery will be achieved.
57.	“Proved Reserves” means the estimated quantities of crude oil, natural gas, and natural gas liquids that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalations based upon future conditions.
a.	Reservoirs are considered proved if economic producibility is supported by either actual production or conclusive formation test. The area of a reservoir considered proved includes:
i.	that portion delineated by drilling and defined by gas-oil and/or oil-water contacts, if any; and
ii.	the immediately adjoining portions not yet drilled, but which can be reasonably judged as economically productive on the basis of available geological and engineering data.

In the absence of information on fluid contacts, the lowest known structural occurrence of hydrocarbons controls the lower proved limit of the reservoir.

b.	Reserves which can be produced economically through application of improved recovery techniques (such as fluid injection) are included in the “proved” classification when successful testing by a pilot project, or the operation of an installed program in the reservoir, provides support for the engineering analysis on which the project or program was based.
c.	Estimates of proved reserves do not include the following:
i.	oil that may become available from known reservoirs but is classified separately as “indicated additional reserves”;
ii.	crude oil, natural gas, and natural gas liquids, the recovery of which is subject to reasonable doubt because of uncertainty as to geology, reservoir characteristics, or economic factors;
iii.	crude oil, natural gas, and natural gas liquids, that may occur in undrilled prospects; and
iv.	crude oil, natural gas, and natural gas liquids, that may be recovered from oil shales, coal, gilsonite and other such sources.
58.	“Proved Undeveloped Reserves” means reserves that are expected to be recovered from either:
a.	new wells on undrilled acreage; or
b.	from existing wells where a relatively major expenditure is required for recompletion.

Reserves on undrilled acreage shall be limited to those drilling units offsetting productive units that are virtually certain of production when drilled. Proved reserves for other undrilled units can be claimed only where it can be demonstrated with certainty that there is continuity of production from the existing productive formation. Under no circumstances should estimates for proved undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual tests in the area and in the same reservoir.

59.	“Regulations” or “Treasury Regulations,” or “Treas. Reg.” means the Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such regulations are amended from time to time.
60.	“Roll-Up” means a transaction involving the acquisition, merger, conversion or consolidation, either directly or indirectly, of the Partnership and the issuance of securities of a Roll-Up Entity. The term does not include:
a.	a transaction involving securities of the Partnership that have been listed for at least 12 months on a national exchange or traded through the National Association of Securities Dealers Automated Quotation National Market System; or

b.	a transaction involving the conversion to corporate, trust or association form of only the Partnership if, as a consequence of the transaction, there will be no significant adverse change in any of the following:
i.	voting rights;
ii.	the Partnership’s term of existence;
iii.	the Managing General Partner’s compensation; and
iv.	the Partnership’s investment objectives.
61.	“Roll-Up Entity” means a partnership, trust, corporation or other entity that would be created or survive after the successful completion of a proposed roll-up transaction.
62.	“Sales Commissions” means all underwriting and brokerage discounts and commissions incurred in the sale of Interests payable in cash to registered broker/dealers, but excluding the 3% Dealer-Manager fee.

All items of compensation to underwriters or dealers, including, but not limited to, sales commissions, expenses, rights of first refusal, consulting fees, finders' fees and all other items of compensation of any kind or description paid by the Partnership, directly or indirectly, shall be taken into consideration in computing the amount of allowable Sales Commissions.

63.	“Selling Agents” means the broker/dealers which are selected by the Dealer-Manager to participate in the offer and sale of the Interests.
64.	“Simulated Basis” means the Gross Asset Value of any oil and gas property (as defined in Code Section 614).
65.	“Simulated Depletion Deductions” means the simulated depletion allowance computed by the Partnership with respect to its oil and gas properties pursuant to Regulations Section 1.704-1(b)(2)(iv)(k)(2). For purposes of computing Simulated Depletion, the Partnership will apply the higher of the simulated cost depletion method or the simulated percentage depletion method for each oil and gas property under Regulations Section 1.704-1(b)(2)(iv)(k)(2).
66.	“Simulated Gain” or “Simulated Loss” means the simulated gain or simulated loss computed by the Partnership with respect to its oil and gas properties pursuant to Regulations Section 1.704-1(b)(2)(iv)(k)(2).
67.	“Sponsor” means any person directly or indirectly instrumental in organizing, wholly or in part, a program or any person who will manage or is entitled to manage or participate in the management or control of a program. The definition includes:
a.	the managing and controlling general partner(s) and any other person who actually controls or selects the person who controls 25% or more of the exploratory, development or producing activities of the program, or any segment thereof, even if that person has not entered into a contract at the time of formation of the program; and
b.	whenever the context so requires, the term “sponsor” shall be deemed to include its affiliates.

“Sponsor” does not include wholly independent third-parties such as attorneys, accountants, and underwriters whose only compensation is for professional services rendered in connection with the offering of Interests.

68.	“Subscription Agreement” means an executed Subscription Agreement substantially in the form attached as an exhibit to the Prospectus.
69.	“Tangible Costs” or “Capital Expenditures” means those costs associated with property acquisition and drilling and completing oil and natural gas wells which are generally accepted as capital expenditures under the Code. This includes all of the following:
a.	costs of equipment, parts and items of hardware used in drilling and completing a well;

b.	the costs (other than Intangible Drilling Costs and Lease acquisition costs) to re-enter and deepen an existing well, complete the well to deeper reservoirs, or plug and abandon the well if it is nonproductive from the targeted deeper reservoirs; and
c.	those items necessary to deliver acceptable oil and natural gas production to purchasers to the extent installed downstream from the wellhead of any well and which are required to be capitalized under the Code and its regulations.
70.	“Tax Matters Partner” means the Managing General Partner.
71.	“Working Interest” means an interest in a Lease which is subject to some portion of the cost of development, operation, or maintenance of the Lease.

ARTICLE III
SUBSCRIPTIONS AND FURTHER CAPITAL CONTRIBUTIONS

3.01.  Designation of Managing General Partner and Participants.  ICON Oil & Gas GP, LLC shall serve as Managing General Partner of the Partnership. ICON Oil & Gas GP, LLC shall further serve as a Participant to the extent of any subscription made by it pursuant to Section 3.03(b).

Limited Partners and Investor General Partners, including the Managing General Partner and its Affiliates to the extent, if any, they purchase Interests, shall serve as Participants.

3.02.  Participants.

3.02(a).  Limited Partner at Formation.  ICON Investment Group, LLC, as Original Limited Partner, has acquired one Interest and has made a Capital Contribution of $1,000. On the admission of one or more Limited Partners, the Partnership shall return to the Original Limited Partner its Capital Contribution and shall reacquire its Interest. The Original Limited Partner shall then cease to be a Limited Partner in the Partnership with respect to that Interest.

3.02(b).  Offering of Interests.  The Partnership is authorized to admit to the Partnership at the Initial Closing Date, any Interim Closing Date(s), and the Offering Termination Date additional Participants whose Subscription Agreements are accepted by the Managing General Partner if, after the admission of the additional Participants, the total Interests sold do not exceed the maximum number of Interests set forth in Section 3.03(c)(1).

3.02(c).  Admission of Participants.  No action or consent by the Participants shall be required for the admission of additional Participants pursuant to this Agreement.

All subscribers’ funds shall be held in an interest bearing account or accounts by an independent escrow holder and shall not be released to the Partnership until the receipt and acceptance of the minimum amount of subscription proceeds set forth in Section 3.03(c)(2). Thereafter, subscriptions may be paid directly to a Partnership account.

3.03.  Subscriptions to the Partnership.

3.03(a).  Subscriptions by Participants.

3.03(a)(1).  Subscription Price and Minimum Subscription.  The subscription price of an Interest shall be $10,000, except as set forth below, and shall be designated on each Participant’s Subscription Agreement and payable as set forth in Section 3.05(b)(1). The minimum subscription per Participant shall be one half (½) Interest ($5,000). Fractional subscriptions shall be accepted in $1,000 increments, beginning with $6,000, $7,000, etc.

Notwithstanding the foregoing, the subscription price for the Managing General Partner, its officers, directors, and Affiliates; Selling Agents and their registered representatives and principals; and registered investment advisers and their clients, shall be reduced by an amount equal to the 7% Sales Commission, which shall not be paid with respect to those sales. In addition, certain volume discounts with respect to Sales Commissions may be available for certain purchases of Interests.

3.03(a)(2).  Effect of Subscription.  Execution of a Subscription Agreement shall serve as an agreement by the Participant to be bound by each and every term of this Agreement.

3.03(b).  Managing General Partner’s Optional Subscriptions for Interests.  In addition to the Managing General Partner’s required Capital Contributions under Section 3.04(a), the Managing General Partner may subscribe under the provisions of Section 3.03(a) for additional Interests, which amount of Interests shall not be applied towards the minimum number of Interests required to be sold under Section 3.03(c)(2), and, subject to the limitations on voting rights set forth in Section 4.03(c)(3), to that extent of such additional subscriptions, the Managing General Partner shall be deemed to be a Participant in the Partnership for all purposes under this Agreement.

3.03(c).  Maximum and Minimum Number of Interests.

3.03(c)(1).  Maximum Number of Interests.  The maximum number of Interests may not exceed 20,000 Interests, which is $200,000,000 of cash subscription proceeds, excluding the subscription discounts permitted under Section 3.03(a)(1). The Managing General Partner may reduce the maximum number of Interests available based on the participation in other partnerships that are part of the ICON Oil & Gas Program.

3.03(c)(2).  Minimum Number of Interests.  The minimum number of Interests shall equal at least 200 Interests, but in any event not less than the number of Interests that provides the Partnership with cash subscription proceeds of $2,000,000, excluding the subscription discounts permitted under Section 3.03(a)(1).

If subscriptions for the minimum number of Interests have not been received and accepted at the Offering Termination Date, then all monies deposited by subscribers shall be promptly returned to them. They shall receive interest earned on their subscription proceeds from the date the monies were deposited in escrow through the date of refund, without deduction for any fees.

The Partnership may break escrow and begin its drilling activities, in the Managing General Partner’s sole discretion, on receipt and acceptance of the minimum subscription proceeds.

3.03(d).  Acceptance of Subscriptions.

3.03(d)(1).  Discretion by the Managing General Partner.  Acceptance of subscriptions is discretionary with the Managing General Partner. The Managing General Partner may reject any subscription for any reason it deems appropriate.

3.03(d)(2).  Time Period in Which to Accept Subscriptions.  Subscriptions shall be accepted or rejected by the Managing General Partner within 30 days of their receipt. If a subscription is rejected, then all of the subscriber’s funds shall be returned to the subscriber promptly, with interest earned and without deduction for any fees.

3.03(d)(3).  Admission to the Partnership.  The Participants shall be admitted to the Partnership as follows:

(i)	Once subscriptions for the minimum number of Interests have been received, the Managing General Partner shall set the Initial Closing Date, which shall be no later than 15 days after the release from the escrow account of Participants’ subscription proceeds to the Partnership; or
(ii)	if a Participant’s subscription proceeds are received by the Partnership after the Initial Closing Date, the Managing General Partner shall set a Closing Date not later than the last day of the calendar month in which the Managing General Partner accepted the Participant’s Subscription Agreement.

3.04.  Capital Contributions of the Managing General Partner.

3.04(a).  Managing General Partner’s Required Capital Contributions.  The Managing General Partner is required to pay the costs or make a required Capital Contribution at the Offering Termination Date in an amount equal to not less than 1% of the aggregate Capital Contributions of the Participants (other than the Managing General Partner if the Managing General Partner subscribes for Interests pursuant to Section 3.03(b)) (net of the management fee set forth in Section 4.04(a)(2)(f) and Organization and Offering Costs) as of such date.

3.04(b).  On Liquidation the Managing General Partner Must Contribute Deficit Balance in Its Capital Account.  The Managing General Partner shall contribute to the Partnership any deficit balance in its Capital Account on the occurrence of either of the following events:

(a)	the liquidation of the Partnership; or
(b)	the liquidation of the Managing General Partner’s interest in the Partnership.

This shall be determined after taking into account all adjustments and allocations to the Managing General Partner’s Capital Account for the Partnership’s taxable year during which the liquidation occurs, other than adjustments made pursuant to this requirement, by the end of the taxable year in which the liquidation occurs or, if later, within 90 days after the date of the liquidation.

3.04(c).  Managing General Partner’s Partnership Interest for Capital Contributions.  The interest of the Managing General Partner, as Managing General Partner and not as a Participant, in the capital and profits of the Partnership is fully vested and non-forfeitable as of the date of the formation of the Partnership and is in consideration for, and is the only consideration for, its obligations to the Partnership under this Agreement.

3.04(d).  Managing General Partner’s Right to Assign Its Partnership Interest.  The Managing General Partner has the right at any time, in its discretion, without the consent of the Participants, and without affecting the allocation of costs and revenues to the Participants or the Managing General Partner’s voting rights under this Agreement, to sell, contribute, exchange or otherwise transfer all or any portion of its interest as Managing General Partner or as a Participant (if it purchases Interests) in the Partnership, or any interest therein to an Affiliate of the Managing General Partner. In that event, except as otherwise may be permitted under this Agreement, if the Affiliated transferee of the Managing General Partner’s transferred interest in the Partnership does not become a substituted Managing General Partner in the Partnership, the Affiliated transferee, as a partner in the Partnership for tax purposes only, shall have the right to receive the share of the Partnership’s Profits, Losses, income, gains, deductions, credits and depletion allowances, or items thereof, and cash distributions and returns of capital (including, but not limited to, cash distributions and returns of capital on dissolution and liquidation of the Partnership) to which the Managing General Partner would otherwise be entitled under this Agreement with respect to its transferred interest in the Partnership.

Subject to the foregoing, the transfer of the Managing General Partner’s interest in the Partnership to any of its Affiliates may be made on any terms and conditions as the Managing General Partner determines, in its discretion, and the Partnership and the Participants shall have no right to receive or otherwise share in any consideration received by the Managing General Partner from its Affiliates for the transfer of the Managing General Partner’s interest in the Partnership.

No transfer of the Managing General Partner’s interest in the Partnership to its Affiliates under this Section 3.04(d) shall require an accounting by the Managing General Partner or the Partnership to the Participants.

3.05.  Payment of Subscriptions.

3.05(a).  Managing General Partner’s Subscriptions.  The Managing General Partner shall pay any optional subscription under Section 3.03(b) as set forth in Section 3.05(b)(1).

3.05(b).  Participant Subscriptions and Additional Capital Contributions of the Investor General Partners.

3.05(b)(1).  Payment of Subscription Amounts.  A Participant shall pay the subscription amount designated on his Subscription Agreement 100% in cash at the time of subscribing. A Participant shall receive interest on the amount he pays from the time his subscription proceeds are deposited in the escrow account until his subscription proceeds are paid to the Partnership. All interest distributions shall be in the ratio that the number of Interests held by each Participant multiplied by the number of days the Participant’s subscription proceeds were held in the escrow account bears to the sum of that calculation for all Participants whose subscription proceeds were paid to the Managing General Partner at the same time.

3.05(b)(2).  Additional Required Capital Contributions of the Investor General Partners.  Investor General Partners must make Capital Contributions to the Partnership when called by the Managing General

Partner, in addition to their subscription amounts, for their pro rata share (determined by the number of Investor General Partner Interests owned to the total number of Investor General Partnership Interests outstanding) of any Partnership obligations and liabilities that are recourse to the Investor General Partners and are represented by their ownership of Interests before the conversion of Investor General Partnership Interests to Limited Partnership Interests under Section 6.01(b).

3.05(b)(3).  Default Provisions.  The failure of an Investor General Partner to timely make a required additional Capital Contribution under this section results in his personal liability to the other Investor General Partners for the amount in default. The remaining Investor General Partners, in proportion to their respective number of Interests, must pay the defaulting Investor General Partner’s share of Partnership liabilities and obligations called for by the Managing General Partner. Such contributions shall be treated as though made by the defaulting Investor General Partner. In that event, the remaining Investor General Partners:

(i)	shall have a first and preferred lien on the defaulting Investor General Partner’s interest in the Partnership to secure payment of the amount in default plus interest at the legal rate;
(ii)	shall be entitled to receive 100% of the defaulting Investor General Partner’s cash distributions, in proportion to their respective number of Interests, until the amount in default is recovered in full plus interest at the legal rate; and
(iii)	may commence legal action against the defaulting Investor General Partner to collect the amount due plus interest at the legal rate.

3.06.  Partnership Funds.

3.06(a).  Fiduciary Duty.  The Managing General Partner has a fiduciary responsibility for the safekeeping and use of all funds and assets of the Partnership, whether or not in the Managing General Partner’s possession or control. The Managing General Partner shall not employ, or permit another to employ, the funds and assets of the Partnership in any manner except for the exclusive benefit of the Partnership.

Neither this Agreement nor any other agreement between the Managing General Partner and the Partnership shall contractually limit any fiduciary duty owed to the Participants by the Managing General Partner under applicable law.

3.06(b).  Special Account After the Receipt of the Minimum Partnership Subscriptions.  Following the receipt of the minimum number of Interest and breaking escrow, the funds of the Partnership shall be held in a separate account maintained for the Partnership and shall not be commingled with funds of any other entity.

3.06(c).  Investment.

3.06(c)(1).  Investments in Other Entities.  Partnership funds shall not be invested in the securities of another person except in the following instances:

(i)	investments in Working Interests or undivided Lease interests made in the ordinary course of the Partnership’s business;
(ii)	temporary investments made as set forth in Section 3.06(c)(2);
(iii)	multi-tier arrangements meeting the requirements of Section 4.03(d)(15);
(iv)	investments involving less than 5% of the Partnership’s subscription proceeds that are a necessary and incidental part of a property acquisition transaction; and
(v)	investments in entities established solely to limit the Partnership’s liabilities associated with the ownership or operation of property or equipment, provided that duplicative fees and expenses shall be prohibited.

3.06(c)(2).  Permissible Investments Before Investment in Partnership Activities.  After the Initial Closing Date and until proceeds from the offering are invested in the Partnership’s operations, the proceeds may be temporarily invested in income producing short-term, highly liquid investments, in which there is appropriate safety of principal, such as U.S. Treasury Bills. Any interest income from such temporary investments shall be allocated pro rata to the Participants providing such Capital Contributions.

ARTICLE IV
CONDUCT OF OPERATIONS

4.01.  Acquisition of Leases.

4.01(a).  Assignment to Partnership.

4.01(a)(1).  In General.  The Managing General Partner shall select, acquire and assign or cause to have assigned to the Partnership full or partial interests in Leases, by any method customary in the oil and natural gas industry, subject to the terms and conditions set forth below.

The Partnership and the other partnerships in the Program may acquire and develop interests in Leases covering one or more of the same Prospects, in the Managing General Partner’s discretion.

The Partnership shall acquire only Leases reasonably expected to meet the stated purposes of the Partnership. No Leases shall be acquired for the purpose of a subsequent sale, Farmout, or other disposition unless the acquisition is made after a well has been drilled to a depth sufficient to indicate that the acquisition would be in the Partnership’s best interest.

4.01(a)(2).  Federal and State Leases.  The Partnership is authorized to acquire Leases and interests in Leases on federal and state lands.

4.01(a)(3).  Managing General Partner’s Discretion as to Terms and Burdens of Acquisition.  Subject to the provisions of Section 4.03(d), the acquisitions of Leases (including interests therein) or other property may be made under any terms and obligations, including any limitations as to the Horizons to be assigned to the Partnership and subject to any burdens as the Managing General Partner deems necessary in its sole discretion.

4.01(a)(4).  Cost of Leases.  The Managing General Partner shall specifically identify all Leases it acquires for the benefit of the Partnership. Any such Leases contributed to the Partnership by the Managing General Partner or its Affiliates shall be credited towards the Managing General Partner’s Capital Contribution set forth in Section 3.04(a) at the Cost of the Lease as described in the Prospectus under “Compensation — Compensation Related to the Operation of the Partnership — Oil and Natural Gas Revenues,” unless the Managing General Partner, in its sole discretion, has cause to believe that Cost is materially more than the fair market value of the property, in which case the credit for the contribution must be made at a price not in excess of the fair market value. Additionally, from time to time, the Managing General Partner’s Lease costs on a Prospect may be significantly higher than the fair market value, and in that event the Managing General Partner’s credit to its Capital Contribution to the Partnership and its Capital Account under this Agreement shall be the greater amount; provided, however, that if the sale, transfer or conveyance of a Lease is from an affiliated Program that has held the lease for more than two years and in which Program the interest of the Managing GP or its Affiliates is substantially similar to, or less than, its interest in the Partnership, the sale, transfer or conveyance may be made at fair market value.

A determination of fair market value must be supported by an appraisal from an Independent Expert.

4.01(a)(5).  The Managing General Partner and Its Affiliates’ Rights in the Remainder Interests.  Subject to the provisions of Section 4.03(d), to the extent the Partnership does not acquire a full interest in a Lease from the Managing General Partner or its Affiliates, the remainder of the interest in the Lease may be held by the Managing General Partner or its Affiliates. They may either:

(i)	retain and exploit the remaining interest for their own account; or
(ii)	sell or otherwise dispose of all or a part of the remaining interest.

Profits from the exploitation and/or disposition of their retained interests in the Leases shall be for the benefit of the Managing General Partner or its Affiliates to the exclusion of the Partnership and the Participants.

4.01(a)(6).  No Breach of Duty.  Subject to the provisions of Section 4.03, acquisition of Leases from the Managing General Partner or its Affiliates shall not be considered a breach of any obligation owed by them to the Partnership or the Participants.

4.01(b).  No Overriding Royalty Interests.  Neither the Managing General Partner nor any Affiliate shall retain any Overriding Royalty Interest on the Leases acquired by the Partnership.

4.01(c).  Title and Nominee Arrangements.

4.01(c)(1).  Legal Title.  To the extent that the Partnership acquires Leases, legal title to such Leases acquired by the Partnership shall be held on a permanent basis in the name of the Partnership. However, legal title to Leases acquired by the Partnership may be held temporarily in the name of, and legal title to other partnership properties, including interests in Leases, may be held in the name of:

(i)	the Managing General Partner;
(ii)	the Operator;
(iii)	their Affiliates; or
(iv)	in the name of any nominee designated by the Managing General Partner to facilitate the acquisition of the properties.

Notwithstanding, legal title to such Leases may be held on a permanent basis in the name of a special nominee entity organized by the Managing GP, provided that the nominee’s sole purpose is the holding of record title for oil and gas properties and it engages in no other business and incurs no other liabilities; and either a ruling from the Internal Revenue Service or an opinion of qualified tax counsel is obtained to the effect that such arrangement will not change the ownership status of the Partnership for federal income tax purposes.

4.01(c)(2).  Managing General Partner’s Discretion.  The Managing General Partner shall take the steps that are necessary in its best judgment to render title to the Leases to be acquired by the Partnership acceptable for the purposes of the Partnership. The Managing General Partner shall be free, however, to use its own best judgment in waiving title requirements.

The Managing General Partner shall not be liable to the Partnership or to the other parties for any mistakes of judgment; nor shall the Managing General Partner be deemed to be making any warranties or representations, express or implied, as to the validity or merchantability of the title to the Leases assigned to the Partnership or the extent of the interest covered thereby except as otherwise provided in the Drilling and Operating Agreement.

4.01(c)(3).  Commencement of Operations.  The Partnership shall not begin operations unless the Managing General Partner is satisfied that necessary title requirements, if any, have been satisfied or waived by the Managing General Partner in its sole discretion.

4.02.  Conduct of Operations.

4.02(a).  In General.  The Managing General Partner shall operate the Partnership and establish a Program in accordance with the Prospectus.

4.02(b).  Management.  Subject to any restrictions contained in this Agreement, the Managing General Partner shall exercise full control over all operations of the Partnership.

4.02(c).  General Powers of the Managing General Partner.

4.02(c)(1).  In General.  Subject to the provisions of Section 4.03, and to any authority that may be granted the Operator under Section 4.02(c)(3)(b), the Managing General Partner shall have full authority to do all things deemed necessary or desirable by it in the conduct of the business of the Partnership. Without limiting the generality of the foregoing, the Managing General Partner is expressly authorized to engage in:

(i)	the making of all determinations of which Leases, wells and operations will be participated in by the Partnership, which includes:
(a)	which Leases are developed;
(b)	which Leases are abandoned; and

(c)	which Leases are sold or assigned to other parties, including other investor ventures organized by the Managing General Partner or any of its Affiliates;
(ii)	the negotiation and execution on any terms deemed desirable in its sole discretion of any contracts, conveyances, or other instruments, considered useful to the conduct of the operations or the implementation of the powers granted it under this Agreement, including, without limitation:
(a)	the making of agreements for the conduct of operations, including agreements and financial instruments relating to the Partnership’s hedging of its oil and natural gas and the pledge of up to 100% of the Partnership’s assets and reserves in connection therewith, and in this regard the Partnership has confirmed its authorization to the Managing General Partner to enter into hedging agreements on its behalf, and has ratified all actions previously taken by the Managing General Partner, or its successors in interest by merger or otherwise, in connection therewith;
(b)	the exercise of any options, elections, or decisions under any such agreements; and
(c)	the furnishing of equipment, facilities, supplies and material, services, and personnel;
(iii)	the exercise, on behalf of the Partnership or the parties, as the Managing General Partner in its sole judgment deems best, of all rights, elections (including tax elections) and options granted or imposed by any agreement, statute, rule, regulation, or order;
(iv)	the making of all decisions concerning the desirability of payment, and the payment or supervision of the payment, of all delay rentals and shut-in and minimum or advance royalty payments;
(v)	the selection of the Partnership’s full or part-time employees and outside consultants and contractors and the determination of their compensation and other terms of employment or hiring;
(vi)	the maintenance of insurance for the benefit of the Partnership and the parties as it deems necessary, which insurance coverage will include public liability insurance with limits, including umbrella policy limits, of $50 million. Other insurance policies, such as well control, environmental damage and worker’s compensation, will also be obtained if the Partnership is going to engage directly in operating activities or will otherwise be exposed to potential losses in these areas. The Managing General Partner will notify the Participants 30 days prior to the effective date of any adverse material change in the Partnership's insurance coverage. If the insurance coverage is to be materially reduced, the Participants have a right to convert their Interests from Investor General Partner Interest to Limited Partner Interests prior to such reduction pursuant to Section 6.01(b)(4);
(vii)	the use of the funds and revenues of the Partnership, and the borrowing on behalf of, and the loan of money to, the Partnership, on any terms it sees fit, for any purpose, including without limitation:
(a)	the conduct of financing, in whole or in part, of the drilling and other activities of the Partnership;
(b)	the conduct of additional operations; and
(c)	the repayment of any borrowings or loans used initially to finance these operations or activities;
(viii)	the disposition, hypothecation, sale, exchange, release, surrender, reassignment or abandonment of any or all assets of the Partnership, including without limitation, the Leases, wells, equipment and production therefrom, provided that the sale of all or substantially all of the assets of the Partnership shall only be made as provided in Section 4.03(d)(6);
(ix)	the formation of any further limited or general partnership, tax partnership, joint venture, or other relationship which it deems desirable with any parties who it, in its sole discretion, selects, including any of its Affiliates;
(x)	the control of any matters affecting the rights and obligations of the Partnership, including:
(a)	the employment of attorneys to advise and otherwise represent the Partnership;
(b)	the conduct of litigation and incurring other legal expenses; and

(c)	the settlement of claims and litigation;
(xi)	the operation of producing wells drilled on the Leases or on a Prospect which includes any part of the Leases;
(xii)	the exercise of the rights granted to it under the power of attorney created under this Agreement; and
(xiii)	the incurring of all costs and the making of all expenditures in any way related to any of the foregoing.

4.02(c)(2).  Scope of Powers.  The Managing General Partner’s powers shall extend to any operation participated in by the Partnership or affecting its Leases, or other property or assets, irrespective of whether or not the Managing General Partner is designated operator of the operation by any outside persons participating therein.

4.02(c)(3).  Delegation of Authority.

4.02(c)(3)(a).  In General.  The Managing General Partner may subcontract and delegate all or any part of its duties under this Agreement to any entity chosen by it, including an entity Affiliated with it, which party shall have the same powers in the conduct of the duties as would the Managing General Partner. The delegation, however, shall not relieve the Managing General Partner of its responsibilities under this Agreement.

4.02(c)(3)(b).  Delegation to Operator.  The Managing General Partner is specifically authorized to delegate any or all of its duties to the Operator by executing the Drilling and Operating Agreement on behalf of the Partnership. This delegation shall not relieve the Managing General Partner of its responsibilities under this Agreement.

4.02(c)(4).  Related Party Transactions.  Subject to the provisions of Section 4.03, any transaction that the Managing General Partner is authorized to enter into on behalf of the Partnership under the authority granted in this section, may be entered into by the Managing General Partner with itself or with any other general partner or any of their Affiliates.

4.02(d).  Additional Powers.  In addition to the powers granted the Managing General Partner under Section 4.02(c) or elsewhere in this Agreement, the Managing General Partner, when specified, shall have the following additional express powers.

4.02(d)(1).  Power of Attorney.

4.02(d)(1)(a).  In General.  Each Participant appoints the Managing General Partner his true and lawful attorney-in-fact for him and in his name, place, and stead and for his use and benefit, from time to time:

(i)	to create, prepare, complete, execute, file, swear to, deliver, endorse, and record any and all documents, certificates, government reports, or other instruments as may be required by law, or are necessary to amend this Agreement as authorized under the terms of this Agreement, or to qualify the Partnership as a limited partnership and to conduct business under the laws of any jurisdiction in which the Managing General Partner elects to qualify the Partnership or conduct business; and
(ii)	to create, prepare, complete, execute, file, swear to, deliver, endorse and record any and all instruments, assignments, security agreements, financing statements, certificates, and other documents as may be necessary from time to time to implement the borrowing powers granted under this Agreement and any agreements entered into by the Partnership to hedge its oil and natural gas reserves and pledge up to 100% of its assets and oil and natural gas reserves in connection therewith.

4.02(d)(1)(b).  Further Action.  Each Participant authorizes the attorney-in-fact to take any further action which the attorney-in-fact considers necessary or advisable in connection with any of the foregoing powers and rights granted the Managing General Partner under this section, including amending this Agreement, at any time and from time to time, without the consent of the other Participants, to effect any change in this Agreement for the benefit or protection of the Participants, including but not limited to:

(i)	to add to the representations, duties or obligations of the Managing General Partner or to surrender any right or power granted to the Managing General Partner herein;
(b)	to cure any ambiguity, to correct or supplement any provision herein that may be inconsistent with any other provision herein or to add any other provision with respect to matters or questions arising under this Agreement that will not be inconsistent with the terms of this Agreement;
(ii)	to preserve the status of the Partnership as a “partnership” for federal income tax purposes (or under the Delaware Act or any comparable law of any other state in which the Partnership may be required to be qualified);
(iii)	to delete or add any provision of or to this Agreement required to be so deleted or added by the staff of the Commission, by any other federal or state regulatory body or other agency (including, without limitation, any “blue sky” commission) or by any administrator or similar such official;
(iv)	to permit the Interests to fall within any exemption from the definition of “plan assets” contained in Section 2510.3-101 of Title 29 of the Code of Federal Regulations;
(v)	if the Partnership is advised by counsel, by the Partnership’s accountants or by the Internal Revenue Service that any allocations of income, gain, loss or deduction provided for in this Agreement are unlikely to be respected for federal income tax purposes, to amend the allocation provisions of this Agreement, in accordance with the advice of such counsel, such accountants or the IRS, to the minimum extent necessary to effect as nearly as practicable the plan of allocations and distributions provided in this Agreement;
(vi)	to effect any change necessitated by a change in law or regulation that causes the terms and conditions set forth in the prospectus and/or this Agreement to be, in the sole discretion of the Managing General Partner, no longer viable; provided, that such change shall be drawn as narrowly as possible so as to effectuate the original intent of the prospectus and this Agreement; and
(vii)	to change the name of the Partnership or the location of its principal office.

Each party acknowledges that the power of attorney granted under Section 4.02(d)(2)(a):

(i)	is a special power of attorney coupled with an interest and is irrevocable; and
(ii)	shall survive the assignment by the Participant of the whole or a portion of his Interests; except when the assignment is of all of the Participant’s Interests and the purchaser, transferee, or assignee of the Interests is admitted as a successor Participant, the power of attorney shall survive the delivery of the assignment for the sole purpose of enabling the attorney-in-fact to execute, acknowledge, and file any agreement, certificate, instrument or document necessary to effect the substitution.

4.02(d)(1)(c).  Power of Attorney to Operator.  The Managing General Partner is hereby authorized to grant a Power of Attorney to the Operator on behalf of the Partnership.

4.02(e).  Borrowings and Use of Partnership Revenues.

4.02(e)(1).  Power to Borrow or Use Partnership Revenues.

4.02(e)(1)(a).  In General.  If additional funds in excess of the amount of the Participants’ Capital Contributions are needed for Partnership operations, then the Managing General Partner may:

(i)	use Partnership revenues for such purposes; or
(ii)	the Managing General Partner and its Affiliates may advance the necessary funds to the Partnership under Section 4.03(d)(8)(b), although they are not obligated to advance the funds to the Partnership.

4.02(e)(1)(b).  Limitation on Borrowing.  Partnership borrowings, other than credit transactions on open account customary in the industry to obtain goods and services, shall be subject to the following limitations:

(i)	the borrowings must be without recourse to the Investor General Partners and the Limited Partners except as otherwise provided in this Agreement; and

(ii)	the amount that may be borrowed at any one time may not exceed an amount equal to 10% of the Partnership’s subscription proceeds.

Notwithstanding, the above limitations shall not affect the Partnership’s ability to enter into agreements and financial instruments relating to hedging the Partnership’s oil and natural gas and the pledge of up to 100% of the Partnership’s assets and reserves in connection therewith.

4.02(f).  Tax Matters Partner.

4.02(f)(1).  Designation of Tax Matters Partner.  The Managing General Partner is hereby designated the Tax Matters Partner of the Partnership under Section 6231(a)(7) of the Code and any analogous state or local statute. The Managing General Partner is authorized to act in this capacity on behalf of the Partnership and the Participants and to take any action, including settlement or litigation, which it in its sole discretion deems to be in the best interest of the Partnership.

4.02(f)(2).  Costs Incurred by Tax Matters Partner.  Costs incurred by the Tax Matters Partner shall be considered a Direct Cost of the Partnership.

4.02(f)(3).  Notice to Participants of IRS Proceedings.  The Tax Matters Partner shall notify all of the Participants of any administrative or other legal proceedings involving the Partnership and the IRS or any other taxing authority, and thereafter shall furnish all of the Participants periodic reports at least quarterly on the status of the proceedings.

4.02(f)(4).  Participant Restrictions.  Each Participant agrees as follows:

(i)	he will not file the statement described in Section 6224(c)(3)(B) of the Code prohibiting the Managing General Partner as the Tax Matters Partner for the Partnership from entering into a settlement on his behalf with respect to Partnership items, as that term is defined in Section 6231(a)(3) of Code, of the Partnership;
(ii)	he will not form or become and exercise any rights as a member of a group of Partners having a 5% or greater interest in the profits of the Partnership under Section 6223(b)(2) of the Code; and
(iii)	the Managing General Partner is authorized to file a copy of this Agreement, or pertinent portions of this Agreement, with the IRS under Section 6224(b) of the Code if necessary to perfect the waiver of rights under this subsection.

4.03.  No Management Authority of Participants.  Participants, other than the Managing General Partner if it buys Interests, shall have no power over the conduct of the affairs of the Partnership. No Participant, other than the Managing General Partner if it buys Interests, shall take part in the management of the business of the Partnership, or have the power to sign for or to bind the Partnership.

4.03(b).  Reports and Disclosures.

4.03(b)(1).  Annual Reports and Financial Statements.  Beginning with the calendar year in which the Partnership had its Initial Closing Date, the Partnership shall provide each Participant an annual report within 120 days after the close of that calendar year, and beginning with the following calendar year, a report within 75 days after the end of the first six months of its calendar year, containing except as otherwise indicated, at least the information set forth below:

(i)	Audited financial statements of the Partnership, including a balance sheet and statements of income, cash flow, and Partners’ equity, which shall be prepared on an accrual basis in accordance with generally accepted accounting principles with an annual reconciliation with respect to information furnished for income tax purposes and accompanied by an auditor’s report containing an opinion of an independent public accountant selected by the Managing General Partner stating that the audit was made in accordance with generally accepted auditing standards and that in the auditor’s opinion the financial statements present fairly the financial position, results of operations, partners’ equity, and cash flows in accordance with generally accepted accounting principles. Semiannual reports are not required to be audited.
(ii)	A summary itemization, by type and/or classification of the total fees and compensation, including reimbursements for Administrative Costs and Operating Costs, paid or incurred by, or on behalf of, the Partnership to the Managing General Partner, the Operator, and their Affiliates.

The independent certified public accountant shall provide written attestation annually, which will be included in the annual report, that the method used to make allocations of the Partnership’s Administrative Costs was consistent with the method described in §4.04(a)(2)(c) of this Agreement and that the total amount of Administrative Costs allocated did not materially exceed the amounts described in §4.04(a)(2)(c). If the Managing General Partner subsequently decides to allocate Administrative Costs in a manner different from that described in §4.04(a)(2)(c) of this Agreement, then the change must be reported to the Participants together with an explanation of the reason for the change and the basis used for determining the reasonableness of the new allocation method.

(iii)	A description of each Prospect in which the Partnership owns an interest, including:
(a)	the cost, location, and number of acres under Lease; and
(b)	the Working Interest owned in the Prospect by the Partnership.

Succeeding reports, however, must only contain material changes, if any, regarding the Prospects.

(iv)	A list of the wells drilled or abandoned by the Partnership during the period of the report, indicating:
(a)	whether each of the wells has or has not been completed;
(b)	a statement of the cost of each well completed or abandoned; and
(c)	justification for wells abandoned after production has begun.
(v)	A description of all Farmouts, farmins, and joint ventures, made during the period of the report, including:
(a)	the Managing General Partner’s justification for the arrangement; and
(b)	a description of the material terms.
(vi)	If assessments have been made during any period covered by the report, then such report shall contain a detailed statement of such assessments and the application of the proceeds derived from such assessments.
(vii)	A schedule reflecting:
(a)	the total Partnership costs;
(b)	the costs paid by the Managing General Partner and the costs paid by the Participants;
(c)	the total Partnership revenues;
(d)	the revenues received or credited to the Managing General Partner and the revenues received and credited to the Participants; and
(e)	a reconciliation of the expenses and revenues in accordance with the provisions of Article V.

Additionally, upon request, the Managing General Partner will provide the information specified by Form 10-Q (if such report is required to be filed with the SEC) within 45 days after the close of each quarterly fiscal period.

4.03(b)(2).  Tax Information.  The Partnership shall, by March 15 of each year, prepare, or supervise the preparation of, and transmit to each Participant the information needed for the Participant to file the following:

(i)	his federal income tax return;
(ii)	any required state income tax return; and
(iii)	any other reporting or filing requirements imposed by any governmental agency or authority.

4.03(b)(3).  Reserve Report.  Beginning with the second calendar year after the Initial Closing Date and every year thereafter, the Partnership shall provide to each Participant the following:

(i)	a summary of the computation of the Partnership’s total oil and natural gas Proved Reserves;
(ii)	a summary of the computation of the present worth of the reserves determined using:
(a)	a discount rate of 10%;
(b)	a constant price for the oil based on then-existing prices; and
(c)	basing the price of natural gas on the existing natural gas contracts or prices;
(iii)	a statement of each Participant’s interest in the reserves; and
(iv)	an estimate of the time required for the extraction of the reserves with a statement that because of the time period required to extract the reserves the present value of revenues to be obtained in the future is less than if such revenues were immediately receivable.

The reserve computations shall be based on engineering reports prepared by an Independent Expert.

Also, if any event reduces the Partnership’s Proved Reserves by 10% or more, excluding a reduction of reserves as a result of normal production, sales of reserves, or natural gas or oil price changes, then a computation and estimate of the amount of the reduction in reserves must be sent to each Participant within 90 days after the Managing General Partner determines that such a reduction in reserves has occurred.

4.03(b)(4).  Cost of Reports.  The cost and expenses incurred in the preparation and dissemination of all reports described in this Section 4.03(b) shall be paid by the Partnership as Direct Costs.

4.03(b)(5).  Participant Access to Records.  The Participants and/or their representatives shall be permitted access to all Partnership records, provided that access to the list of Participants shall be subject to Section 4.03(b)(7) below. Subject to the foregoing, a Participant may inspect and copy any of the Partnership’s records after giving adequate notice to the Managing General Partner at any reasonable time.

The Managing General Partner shall maintain and preserve during the term of the Partnership and for four years thereafter all accounts, books and other relevant Partnership documents. Notwithstanding the foregoing, the Managing General Partner may keep logs, well reports, and other drilling and operating data confidential for reasonable periods of time. The Managing General Partner may release information concerning the operations of the Partnership to sources that customarily receive such information in the Partnership’s industry or required by rule, regulation, or order of any regulatory body.

4.03(b)(6).  Required Length of Time to Hold Records.  The Managing General Partner must maintain and preserve for six years after each Interest is sold all accounts, books and other relevant documents that include:

(i)	investor suitability records for such Interests; and
(ii)	any appraisal of the fair market value of the Leases as set forth in Section 4.01(a)(4), along with associated supporting information, or the fair market value of any producing property as set forth in Section 4.03(d)(3).

4.03(b)(7).  Participant Lists.  The following provisions apply regarding access to the list of Participants:

(i)	subject to the other provisions of this Section 4.03(b)(7), an alphabetical list of the names, addresses, and telephone numbers of the Participants along with the number of Interests held by each of them (the “Participant List”) shall be maintained as a part of the Partnership’s books and records and be available for inspection by any Participant or his designated agent at the home office of the Partnership during normal business hours upon reasonable advance written notice to the Managing General Partner, which notice shall specify the date and time of the intended visit;
(ii)	the Participant List shall be updated quarterly to reflect changes in the information contained in the Participant List;
(iii)	subject to the other provisions of this Section 4.03(b)(7), a copy of the Participant List must be mailed to any Participant requesting the Participant List within 10 days of the written request, printed in alphabetical order on white paper, and in a readily readable type size in no event smaller than 10-point type and a reasonable charge for copy work will be charged by the Partnership;
(iv)	subject to the other provisions of this Section 4.03(b)(7), the purposes for which a Participant may request a copy of the Participant List include matters relating to Participant’s voting rights under this Agreement, if any, and the exercise of Participant’s rights under the federal proxy laws. The requesting Participant must, in its request, certify to the Partnership that such Participant is not requesting the Participant List for the purpose of (i) providing the Participant List (or any information set forth therein) to any third party (other than to the Participant’s designated representative(s)), (ii) selling the Participant List, (iii) using the Participant List for a commercial purpose unrelated to the Interests, or (iv) using the Participant List for an unlawful purpose; and
(v)	if the Managing General Partner neglects or refuses to exhibit, produce, or mail a copy of the Participant List as requested, the Managing General Partner shall be liable to any Participant requesting the list for the costs, including attorneys fees, incurred by that Participant for compelling the production of the Participant List, and for actual damages suffered by any Participant by reason of the refusal or neglect. It shall be a defense to such liability that (i) the actual purpose and reason for the request for inspection or for a copy of the Participant List is to secure the list of Participants or other information for one of the prohibited purposes set forth in Section 4.03(b)(7)(iv), or (ii) the Participant failed to provide the certification required by Section 4.03(b)(7)(iv). The remedies provided under this subsection to Participants requesting copies of the Participant List are in addition to, and shall not in any way limit, other remedies available to Participants under federal law or the laws of any state.

4.03(b)(8).  State Filings.  Concurrently with their transmittal to Participants, and as required, the Managing General Partner shall file a copy of each report provided for in this Section 4.03(b) with the securities commissions of the states that request the report.

4.03(c).  Meetings of Participants.

4.03(c)(1).  Procedure for a Participant Meeting.

4.03(c)(1)(a).  Meetings May Be Called by Managing General Partner or Participants.  Meetings of the Participants may be called as follows:

(i)	by the Managing General Partner; or
(ii)	by Participants whose Interests equal 10% or more of the total Interests for any matters on which Participants may vote.

The call for a meeting by the Participants as described above shall be deemed to have been made on receipt by the Managing General Partner of a written request from holders of the requisite percentage of Interests stating the purpose(s) of the meeting.

4.03(c)(1)(b).  Notice Requirement.  Within 15 days after its receipt of a written request for a meeting from the holders of the requisite percentage of Interests, the Managing General Partner shall provide written notice to all Participants of the meeting and the purpose of the meeting. The meeting shall be held on a date not less than 30 days nor more than 60 days after the date of the mailing of the notice, at a reasonable time and place.

Notwithstanding the foregoing, the date for notice of the meeting may be extended for a period of up to 60 days if, in the opinion of the Managing General Partner, the additional time is necessary to permit preparation of proxy or information statements or other documents required to be delivered in connection with the meeting by the SEC or other regulatory authorities.

4.03(c)(1)(c).  May Vote by Proxy.  Participants shall have the right to vote at any Participant meeting either:

(i)	in person; or
(ii)	by proxy.

4.03(c)(2).  Special Voting Rights.  At the request of Participants whose Interests equal 10% or more of the total Interests, the Managing General Partner shall call for a vote by Participants. Each Interest is entitled to one vote on all matters, and each fractional Interest is entitled to that fraction of one vote equal to the fractional interest in the Interest. Participants whose Interests equal a majority of the total Interests may, without the concurrence of the Managing General Partner or its Affiliates, vote to:

(i)	dissolve the Partnership;
(ii)	remove the Managing General Partner and elect a new Managing General Partner;
(iii)	elect a new Managing General Partner if the Managing General Partner elects to withdraw from the Partnership;
(iv)	approve or disapprove the sale of all or substantially all of the assets of the Partnership; and
(v)	amend this Agreement; provided however, that any amendment may not increase the duties or liabilities of any Participant or the Managing General Partner or increase or decrease the profit or loss sharing or required Capital Contribution of any Participant or the Managing General Partner without the approval of the Participant or the Managing General Partner, respectively.

4.03(c)(3).  Restrictions on Managing General Partner’s Voting Rights.  With respect to Interests owned by the Managing General Partner or its Affiliates, the Managing General Partner and its Affiliates may vote or consent on all matters other than the following:

(i)	the matters set forth in Section 4.03(c)(2)(ii) above; or
(ii)	any transaction between the Partnership and the Managing General Partner or its Affiliates.

In determining the requisite percentage in interest of Interests necessary to approve any Partnership matter on which the Managing General Partner and its Affiliates may not vote or consent, any Interests owned by the Managing General Partner and its Affiliates shall not be included.

4.03(c)(4).  Restrictions on Limited Partner Voting Rights.  The exercise by the Limited Partners of the rights granted Participants under Section 4.03(c), except for the special voting rights granted Participants under Section 4.03(c)(2), shall be subject to the prior legal determination that the grant or exercise of the powers will not adversely affect the limited liability of Limited Partners. Notwithstanding the foregoing, if in the opinion of counsel to the Partnership the legal determination is not necessary under the Delaware Act to maintain the limited liability of the Limited Partners, then it shall not be required. A legal determination under this paragraph may be made either pursuant to:

(i)	an opinion of counsel, the counsel being independent of the Partnership and selected on the vote of Limited Partners whose Interests equal a majority of the total Interests held by Limited Partners; or
(ii)	a declaratory judgment issued by a court of competent jurisdiction.

The Investor General Partners may exercise the rights granted to the Participants whether or not the Limited Partners can participate in the vote if the Investor General Partners represent the requisite percentage of Interests necessary to take the action.

4.03(d).  Transactions with the Managing General Partner.

4.03(d)(1).  Transfer of Equal Proportionate Interest.  When the Managing General Partner or an Affiliate (excluding another Program in which the interest of the Managing General Partner or its Affiliates is substantially similar to or less than their interest in the Partnership) sells, transfers or conveys any natural gas, oil or other mineral interests or property to the Partnership, it must, at the same time, sell, transfer or convey to the Partnership an equal proportionate interest in all its other property in the same Prospect. Notwithstanding, a Prospect shall be deemed to consist of the drilling or spacing unit on which the well will be drilled by the Partnership, which is the minimum area permitted by state law or local practice on which one well may be drilled, if the following two conditions are met:

(i)	the geological feature to which the well will be drilled contains Proved Reserves; and
(ii)	the drilling or spacing unit protects against drainage.

Notwithstanding, a horizontal well may be drilled in one or more directions on the same Prospect on which a vertical well is also drilled. If the area constituting the Partnership’s Prospect is subsequently enlarged to encompass any area in which the Managing General Partner or an Affiliate (excluding another Program in which the interest of the Managing General Partner or its Affiliates is substantially similar to or less than their interest in the Partnership) owns a separate property interest and the activities of the Partnership were material in establishing the existence of Proved Undeveloped Reserves that are attributable to the separate property interest, then the separate property interest or a portion thereof must be sold, transferred, or conveyed to the Partnership as set forth in this section and Sections 4.01(a)(4) and 4.03(d)(2).

Notwithstanding the foregoing, Prospects drilled to any formation or reservoir shall not be enlarged or contracted if the Prospect was limited to the drilling or spacing unit because the well was being drilled to Proved Reserves in the geological formation and the drilling or spacing Interest protected against drainage.

4.03(d)(2).  Transfer of Less than the Managing General Partner’s and its Affiliates’ Entire Interest.  A sale, transfer or a conveyance to the Partnership of less than all of the ownership of the Managing General Partner or an Affiliate (excluding another Program in which the interest of the Managing General Partner or its Affiliates is substantially similar to or less than their interest in the Partnership) in any Prospect shall not be made unless:

(i)	the interest retained by the Managing General Partner or the Affiliate is a proportionate Working Interest;
(ii)	the respective obligations of the Managing General Partner or its Affiliates and the Partnership are substantially the same after the sale of the interest by the Managing General Partner or its Affiliates; and
(iii)	the Managing General Partner’s interest in revenues does not exceed the amount proportionate to its retained Working Interest.

This section does not prevent the Managing General Partner or its Affiliates from subsequently dealing with their retained interest as they may choose with unaffiliated parties or Affiliated partnerships.

4.03(d)(3).  Limitations on Sale of Undeveloped and Developed Leases to the Managing General Partner.  Other than another Program managed by the Managing General Partner and its Affiliates as set forth in Sections 4.03(d)(5) and 4.03(d)(9), the Managing General Partner and its Affiliates shall not receive a Farmout or purchase any undeveloped Leases from the Partnership other than at the higher of Cost or fair market value.

The Managing General Partner and its Affiliates, other than an affiliated income Program, shall not purchase any producing natural gas or oil property from the Partnership unless the sale is in connection with the liquidation of the Partnership, which sale must be at fair market value supported by an appraisal of an Independent Expert selected by the Managing General Partner.

4.03(d)(4).  Limitations on Activities of the Managing General Partner and its Affiliates on Leases Acquired by the Partnership.  During the period beginning on the Offering Termination Date and ending five years after the Offering Termination Date, if the Managing General Partner or any of its Affiliates (excluding another Program in which the interest of the Managing General Partner or its Affiliates is substantially similar to or less than their interest in the Partnership) proposes to acquire an interest from an unaffiliated person in a Prospect in which the Partnership possesses an interest or in a Prospect in which the Partnership’s interest has been terminated without compensation within one year preceding the proposed acquisition, then the following conditions shall apply:

(i)	if the Managing General Partner or the Affiliate (excluding another Program in which the interest of the Managing General Partner or its Affiliates is substantially similar to or less than their interest in the Partnership) does not currently own property in the Prospect separately from the Partnership, then neither the Managing General Partner nor the Affiliate shall be permitted to purchase an interest in the Prospect; and
(ii)	if the Managing General Partner or the Affiliate (excluding another Program in which the interest of the Managing General Partner or its Affiliates is substantially similar to or less than their interest in the Partnership) currently owns a proportionate interest in the Prospect separately from the Partnership, then the interest to be acquired shall be divided between the Partnership and the Managing General Partner or the Affiliate in the same proportion as is the other property in the Prospect; provided, however, that if cash or financing is not available to the Partnership to enable it to complete a purchase of the additional interest to which it is entitled, then neither the Managing General Partner nor the Affiliate shall be permitted to purchase any additional interest in the Prospect.

4.03(d)(5).  Transfer of Leases Between Affiliated Limited Partnerships.  The transfer of an undeveloped Lease from the Partnership to another drilling Program sponsored or managed by the Managing General Partner or its Affiliates must be made at fair market value, as supported by an appraisal from an Independent Expert selected by the Managing General Partner. The costs of such transfer, including appraisal costs, shall be apportioned equally between the Partnership and the affiliated drilling Program.

An affiliated income Program may purchase a producing oil and natural gas property from the Partnership at any time at fair market value, as supported by an appraisal from an independent expert. The costs of such transfer, including appraisal costs, shall be apportioned equally between the Partnership and the affiliated income Program.

However, these prohibitions shall not apply to joint ventures or Farmouts among Affiliated partnerships, provided that:

(i)	the respective obligations and revenue sharing of all parties to the transaction are substantially the same; and
(ii)	the compensation arrangement or any other interest or right of either the Managing General Partner or its Affiliates is the same in each Affiliated partnership or if different, the aggregate compensation of the Managing General Partner or the Affiliate is reduced to reflect the lower compensation arrangement.

4.03(d)(6).  Sale of All Assets.  The sale of all or substantially all of the assets of the Partnership, including without limitation, Leases, wells, equipment and production therefrom, shall be made only with the consent of Participants whose Interests equal a majority of the total Interests.

4.03(d)(7).  Services.

4.03(d)(7)(a).  Competitive Rates.  The Managing General Partner and any Affiliate shall not render to the Partnership any oil field, equipage, or other services nor sell or lease to the Partnership any equipment or related supplies unless:

(i)	the person is engaged, independently of the Partnership and as an ordinary and ongoing business, in the business of rendering the services or selling or leasing the equipment and supplies to a substantial extent to other persons in the oil and natural gas industry in addition to the partnerships in which the Managing General Partner or an Affiliate has an interest; and
(ii)	the compensation, price, or rental therefor is competitive with the compensation, price, or rental of other persons in the area engaged in the business of rendering comparable services or selling or leasing comparable equipment and supplies which could reasonably be made available to the Partnership.

If the person is not engaged in such a business, then the compensation, price or rental shall be the Cost of the services, equipment or supplies to the person or the competitive rate which could be obtained in the area, whichever is less.

4.03(d)(7)(b).  If Not Disclosed in the Prospectus or this Agreement, then Services by the Managing General Partner Must be Described in a Separate Contract and Cancelable.  Any services for which the Managing General Partner or an Affiliate is to receive compensation, other than those described in this Agreement or the Prospectus, shall be set forth in a written contract that precisely describes the services to be rendered and all compensation to be paid and disclosed to the Participants. These contracts shall be cancelable without penalty on 60 days written notice by Participants whose Interests equal a majority of the total Interests.

4.03(d)(8).  Loans.

4.03(d)(8)(a).  No Loans from the Partnership.  No loans or advances shall be made by the Partnership to the Managing General Partner or its Affiliates.

4.03(d)(8)(b).  Loans to the Partnership.  Neither the Managing General Partner nor any Affiliate shall loan money to the Partnership if the interest to be charged exceeds the Managing General Partner’s or the Affiliate’s interest cost.

Neither the Managing General Partner nor any Affiliate shall receive points or other financing charges or fees, regardless of the amount, although the actual amount of the charges incurred by them from third-party lenders may be reimbursed to the Managing General Partner or the Affiliate.

4.03(d)(9).  Farmouts.  The Managing General Partner shall not enter into a Farmout to avoid its paying its share of costs related to drilling a well on an undeveloped Lease. The Partnership shall not Farmout an undeveloped Lease or well activity to the Managing General Partner or its Affiliates except as set forth in Section 4.03(d)(3). Notwithstanding, this restriction shall not apply to Farmouts between the Partnership and another partnership managed by the Managing General Partner or its Affiliates, either separately or jointly, provided that the respective obligations and revenue sharing of all parties to the transactions are substantially the same and the compensation arrangement or any other interest or right of the Managing General Partner or its Affiliates is the same in each partnership, or, if different, the aggregate compensation of the Managing General Partner and its Affiliates is reduced to reflect the lower compensation agreement.

The Partnership may Farmout an undeveloped Lease or well activity only if the Managing General Partner, exercising the standard of a prudent operator, determines that:

(i)	the Partnership lacks the funds to complete the oil and gas operations on the Lease or well and cannot obtain suitable financing;
(ii)	drilling on the Lease or the intended well activity would concentrate excessive funds in one location, creating undue risks to the Partnership;
(iii)	the Leases or well activity have been downgraded by events occurring after assignment to the Partnership so that development of the Leases or well activity would not be desirable; or
(iv)	the best interests of the Partnership would be served.

If the Partnership Farmouts a Lease or well activity, the Managing General Partner must retain on behalf of the Partnership the economic interests and concessions as a reasonably prudent oil and gas operator would or could retain under the circumstances prevailing at the time, consistent with industry practices.

If the Partnership acquires an undeveloped Lease pursuant to a Farmout or joint venture from an Affiliated partnership, the Managing General Partner’s and its Affiliates’ aggregate compensation associated with the property and any direct and indirect ownership interest in the property may not exceed the lower of the compensation and ownership interest in the Managing General Partner and/or its Affiliates could receive if the property were separately owned or retained by either the Partnership or the Affiliated partnership.

4.03(d)(10).  No Compensating Balances.  Neither the Managing General Partner nor any Affiliate shall use the Partnership’s funds as compensating balances on deposit to satisfy the terms of any agreement the Managing General Partner or Affiliate enters into on its own behalf.

4.03(d)(11).  Future Production.  Neither the Managing General Partner nor any Affiliate shall commit the future production of a well developed by the Partnership exclusively for its own benefit.

4.03(d)(12).  Marketing Arrangements.  All benefits from marketing arrangements or other relationships affecting the property of the Managing General Partner or its Affiliates, including its Affiliated partnerships and the Partnership, shall be fairly and equitably apportioned according to the respective interests of each in the property. In this regard, the benefits and liabilities of the hedging agreements shall be equitably allocated by the Managing General Partner to the Partnership and the other partnerships sponsored by the Managing General Partner and its Affiliates pro rata based on actual production, consistent with past practice, and the Partnership and the other partnerships sponsored by the Managing General Partner and its Affiliates shall be severally liable for their respective allocated share thereof, but shall not be jointly and severally liable for the entire amount of the liabilities under the hedging agreements. Additionally, the Managing GP or its successors in interest by merger or otherwise, shall not be liable for any such liabilities, or be entitled to any such benefits, to the extent they are so allocated. The Partnership may enter into agreements and financial instruments relating to hedging its own oil and natural gas and the pledging of up to 100% of the Partnership’s assets and reserves in connection therewith separate from and/or in addition to the hedging agreements described above.

4.03(d)(13).  Advance Payments.  Advance payments by the Partnership to the Managing General Partner and its Affiliates are prohibited except when advance payments to an operator are required to secure the tax benefits of prepaid Intangible Drilling Costs for a business purpose as set forth in the Drilling and Operating Agreement. These payments, if any, shall not include non-refundable payments for completion costs prior to the time that a decision is made that the well(s) warrant a completion attempt.

4.03(d)(14).  No Rebates.  No rebates or give-ups may be received by the Managing General Partner or any Affiliate nor may the Managing General Partner or any Affiliate participate in any reciprocal business arrangements that would circumvent the provisions of this section.

4.03(d)(15).  Participation in Other Partnerships.  If the Partnership participates in other partnerships or joint ventures (multi-tier arrangements), then the terms of any of these arrangements shall not result in the circumvention of any of the requirements or prohibitions contained in this Agreement, including the following:

(i)	there shall be no duplication or increase in Organization and Offering Costs, the Managing General Partner’s compensation, Partnership expenses or other fees and costs;
(ii)	there shall be no substantive alteration in the fiduciary and contractual relationship between the Managing General Partner and the Participants; and
(iii)	there shall be no diminishment in the voting rights of the Participants.

4.03(d)(16).  Roll-Up Limitations.

4.03(d)(16)(a).  Requirement for Appraisal and Its Assumptions.  In connection with a proposed Roll-Up, an appraisal of all Partnership assets shall be obtained from a competent Independent Expert. If the appraisal will be included in a prospectus used to offer securities of a Roll-Up Entity, then the appraisal shall be filed with the SEC and the Administrator as an exhibit to the registration statement for the offering. Thus, an issuer using the appraisal shall be subject to liability for violation of Section 11 of the Act and comparable provisions under state law for any material misrepresentations or material omissions in the appraisal.

Partnership assets shall be appraised on a consistent basis. The appraisal shall be based on all relevant information, including current reserve estimates prepared as set forth in Section 4.03(b)(3), and shall indicate the value of the Partnership’s assets as of a date immediately before the announcement of the proposed Roll-Up transaction. The appraisal shall assume an orderly liquidation of the Partnership’s assets over a 12-month period.

The terms of the engagement of the Independent Expert shall clearly state that the engagement is for the benefit of the Partnership and the Participants. A summary of the independent appraisal, indicating all material assumptions underlying the appraisal, shall be included in a report to the Participants in connection with a proposed Roll-Up.

4.03(d)(16)(b).  Rights of Participants Who Vote Against Proposal.  In connection with a proposed Roll-Up, Participants who vote “no” on the proposal shall be offered the choice of:

(i)	accepting the securities of the Roll-Up Entity offered in the proposed Roll-Up; or
(ii)	one of the following:
A.	remaining as Participants in the Partnership and preserving their Interests in the Partnership on the same terms and conditions as existed previously; or
B.	receiving cash in an amount equal to the Participants’ pro rata share of the appraised value of the net assets of the Partnership based on their respective number of Interests.

4.03(d)(16)(c).  No Roll-Up If Diminishment of Voting Rights.  The Partnership shall not participate in any proposed Roll-Up that, if approved, would result in the diminishment of any Participant’s voting rights under the Roll-Up Entity’s chartering agreement. In no event shall the democracy rights of Participants in the Roll-Up Entity be less than those provided for under Sections 4.03(c)(1) and 4.03(c)(2). If the Roll-Up Entity is a corporation, then the democracy rights of Participants shall correspond to the democracy rights provided for in this Agreement to the greatest extent possible.

4.03(d)(16)(d).  No Roll-Up If Accumulation of Equity Securities Would be Impeded.  The Partnership shall not participate in any proposed Roll-Up transaction that includes provisions that would operate to materially impede or frustrate the accumulation of equity securities by any purchaser of the equity securities of the Roll-Up Entity, except to the minimum extent necessary to preserve the tax status of the Roll-Up Entity. The Partnership shall not participate in any proposed Roll-Up transaction that would limit the ability of a Participant to exercise the voting rights of its equity securities of the Roll-Up Entity on the basis of the number of Interests held by that Participant.

4.03(d)(16)(e).  No Roll-Up If Access to Records Would Be Limited.  The Partnership shall not participate in a Roll-Up in which Participants’ rights of access to the records of the Roll-Up Entity would be less than those provided for under Sections 4.03(b)(5), 4.03(b)(6) and 4.03(b)(7).

4.03(d)(16)(f).  Cost of Roll-Up.  The Partnership shall not participate in any proposed Roll-Up transaction in which any of the costs of the transaction would be borne by the Partnership if Participants whose Interests equal a majority of the total Interests do not vote to approve the proposed Roll-Up.

4.03(d)(16)(g).  Roll-Up Approval.  The Partnership shall not participate in a Roll-Up transaction unless the Roll-Up transaction is approved by Participants whose Interests equal a majority of the total Interests.

4.03(d)(17).  Disclosure of Binding Agreements.  Any agreement or arrangement that binds the Partnership must be disclosed in the Prospectus.

4.03(d)(18).  Transactions Must Be Fair and Reasonable.  Neither the Managing General Partner nor any Affiliate shall sell, transfer, or convey any property to or purchase any property from the Partnership, directly or indirectly, except under transactions that are fair and reasonable, nor take any action with respect to the assets or property of the Partnership that does not primarily benefit the Partnership.

4.04.  Designation, Compensation and Removal of Managing General Partner.

4.04(a).  Managing General Partner.

4.04(a)(1).  Term of Service.  Except as otherwise provided in this Agreement, ICON Oil & Gas GP, LLC shall serve as the Managing General Partner of the Partnership until either it:

(i)	is removed pursuant to Section 4.04(a)(3); or
(ii)	withdraws pursuant to Section 4.04(a)(3)(f).

4.04(a)(2).  Compensation of Managing General Partner.  In addition to the compensation set forth in Sections 4.01(a)(4) and 3.04(c), the Managing General Partner shall receive the compensation set forth in Sections 4.04(a)(2)(B) through 4.04(a)(2)(G).

4.04(a)(2)(A).  Charges Must Be Necessary and Reasonable.  Charges by the Managing General Partner for goods and services must be fully supportable as to:

(i)	the necessity of the goods and services; and
(ii)	the reasonableness of the amount charged.

All actual and necessary expenses incurred by the Partnership may be paid out of the Partnership’s subscription proceeds and revenues.

4.04(a)(2)(B).  Direct Costs.  The Managing General Partner and its Affiliates shall be reimbursed for all Direct Costs. Direct Costs, however, shall be billed directly to and paid by the Partnership to the extent practicable.

4.04(a)(2)(C).  Administrative Costs.  The Managing General Partner and its Affiliates may be reimbursed for Administrative Costs that are actually incurred by it or them in connection with the performance or arrangement of administrative services reasonably necessary, convenient or advisable, in the discretion of the Managing General Partner, to the prudent operation of the Partnership (based upon the percentage of time the relevant personnel of the Managing General Partner or any Affiliate devote to providing such services); provided, however, that:

(i)	the reimbursement shall be limited to the lesser of (A) its or their actual cost of providing the same or (B) the following: (1) in the Partnership’s first full year of operations, 1.25% of the Partnership’s gross offering proceeds; (2) in the Partnership’s second full year of operations, 1% of the Partnership’s gross offering proceeds; (3) in the Partnership’s third full year of operations, 0.75% of the Partnership’s gross offering proceeds; and (4) in the Partnership’s fourth full year of operations and thereafter, 0.5% the Partnership’s gross offering proceeds; provided, that, in each case, the above caps are calculated based on gross offering proceeds assuming the sale of 20,000 Interests;
(ii)	no reimbursement is permitted for such services if the Managing General Partner or any Affiliate is entitled to compensation in the form of a separate fee for performing such services pursuant to other provisions of Section 4.04; and
(iii)	neither the Managing General Partner nor any of its Affiliates shall be reimbursed by the Partnership for amounts expended by it with respect to (A) salaries, fringe benefits, travel expenses and other administrative items incurred by or allocated to any Controlling Person of the Managing General Partner or of any such Affiliate or (B) expenses for rent, depreciation, utilities, or capital equipment.

4.04(a)(2)(D).  Well Supervision Fee.  With respect to each Partnership Well, the Managing General Partner may receive a Well Supervision Fee, at a rate competitive with the rates charged by third-party operators providing similar services, as determined by the Managing General Partner, if its serves as the operator of such Partnership Well during producing operations. Notwithstanding anything to the contrary, neither the Managing General Partner nor its Affiliates may profit by drilling in contravention of its fiduciary obligation to the Participants.

4.04(a)(2)(E).  Dealer-Manager Fee.  The Dealer-Manager shall receive on each Interest sold to investors a 3% Dealer-Manager fee payable in cash.

4.04(a)(2)(F).  Management Fee.  The Managing General Partner shall receive a Management Fee equal to the difference between (X) 15% multiplied by the gross offering proceeds less (Y) the sum of all Organization and Offering Costs.

4.04(a)(2)(G).  Other Transactions.  The Managing General Partner and its Affiliates may enter into transactions pursuant to Section 4.03(d)(7) with the Partnership and shall be entitled to compensation under that section.

4.04(a)(3).  Removal of Managing General Partner.

4.04(a)(3)(A).  Majority Vote Required to Remove the Managing General Partner.  The Managing General Partner may be removed at any time on 60 days’ advance written notice to the outgoing Managing General Partner by the affirmative vote of Participants whose Interests equal a majority of the total Interests; provided, however, that upon the bankruptcy or insolvency of the Managing General Partner or ICON Investment Group, LLC or upon the appointment of a receiver for all of the Managing General Partner or ICON Investment Group, LLC’s assets, such 60-day notice requirement shall be waived.

If the Participants vote to remove the Managing General Partner from the Partnership, then Participants must elect by an affirmative vote of Participants whose Interests equal a majority of the total Interests either to:

(i)	dissolve, wind-up, and terminate the Partnership; or
(ii)	continue as a successor limited partnership under all the terms of this Partnership Agreement as provided in Section 7.01(c).

If the Participants elect to continue as a successor limited partnership, then the Managing General Partner shall not be removed until a substituted Managing General Partner has been selected by an affirmative vote of Participants whose Interests equal a majority of the total Interests and installed as such.

4.04(a)(3)(B).  Valuation of Managing General Partner’s Interest in the Partnership.  If the Managing General Partner is removed, then its interest in the Partnership as managing general partner shall be determined by appraisal by a qualified Independent Expert. The Independent Expert shall be selected by mutual agreement between the removed Managing General Partner and the incoming Managing General Partner or, if they cannot agree, by arbitration in accordance with the then current rules of the American Arbitration Association by two Independent Experts, one selected by the removed Managing General Partner and one by the incoming Managing General Partner. In the event that such two Independent Experts are unable to agree on the value of the removed Managing General Partner’s interest within 90 days, they shall, within 20 days thereafter, jointly appoint a third Independent Expert whose determination shall be final and binding; provided, however, that if the two Independent Experts are unable to agree within such 20 days on a third Independent Expert, the third Independent Expert shall be selected by the American Arbitration Association. The appraisal shall take into account an appropriate discount, to reflect the risk of recovering oil and natural gas reserves, which shall not be less than that used to calculate the presentment price in the most recent presentment offer under Section 6.03, if any.

All costs and expenses related to the appraisal shall be borne equally by the removed Managing General Partner and the Partnership.

4.04(a)(3)(C).  Incoming Managing General Partner’s Option to Purchase.  The incoming Managing General Partner shall have the option to purchase 20% of the removed Managing General Partner’s interest in the Partnership as Managing General Partner, but not as a Participant, for the value determined pursuant to Section 4.04(a)(3)(B).

4.04(a)(3)(D).  Method of Payment.  The method of payment for the removed Managing General Partner’s interest must be fair and protect the solvency and liquidity of the Partnership. The method of payment shall be as follows:

(i)	when the termination is voluntary, the method of payment shall be a non-interest bearing unsecured promissory note with principal payable, if at all, from distributions which the Managing General Partner otherwise would have received under this Agreement had the Managing General Partner not been terminated; and

(ii)	when the termination is involuntary, the method of payment shall be an interest bearing unsecured promissory note coming due in no less than five years with equal installments each year. The interest rate shall be that charged on comparable loans.

4.04(a)(3)(E).  Termination of Contracts.  At the time of its removal, the removed Managing General Partner shall cause, to the extent it is legally possible to do so, its successor to be transferred or assigned all of its rights, obligations and interests as Managing General Partner of the Partnership in contracts entered into by it on behalf of the Partnership. In any event, the removed Managing General Partner shall cause all of its rights, obligations and interests as Managing General Partner of the Partnership in any such contract to terminate at the time of its removal.

4.04(a)(3)(F).  The Managing General Partner’s Right to Voluntarily Withdraw.  At any time beginning 10 years after the Offering Termination Date, the Managing General Partner may voluntarily withdraw as Managing General Partner after giving 120 days’ prior written notice of withdrawal to the Participants. If the Managing General Partner withdraws, then the following conditions shall apply:

(i)	the Managing General Partner’s interest in the Partnership shall be determined as described in Section 4.04(a)(3)(B) above with respect to removal; and
(ii)	the interest shall be distributed to the Managing General Partner as described in Section 4.04(a)(3)(D)(i) above.

As set forth in Section 4.04(a)(3)(C) above, any successor Managing General Partner shall have the option to purchase 20% of the withdrawing Managing General Partner’s interest in the Partnership at the value determined as described above with respect to removal.

4.04(a)(3)(G).  Right of Managing General Partner to Hypothecate Its Interests.  The Managing General Partner shall have the authority without the consent of the Participants and without affecting the allocation of costs and revenues received or incurred under this Agreement, to hypothecate, pledge, or otherwise encumber, on any terms it chooses for its own general purposes, either:

(i)	its Partnership interest; or
(ii)	an undivided interest in the assets of the Partnership equal to or less than its respective interest as Managing General Partner in the revenues of the Partnership.

All repayments of these borrowings and costs, interest or other charges related to the borrowings shall be borne and paid separately by the Managing General Partner. In no event shall the repayments, costs, interest, or other charges related to the borrowing be charged to the account of the Participants.

4.04(a)(3)(H).  The Managing General Partner’s Right to Withdraw Property Interest.  The Managing General Partner shall have the right to withdraw a property interest held by the Partnership in the form of a Working Interest in the Partnership’s Wells equal to or less than its respective interest as Managing General Partner in the revenues of the Partnership if:

(i)	the withdrawal is necessary to satisfy the bona fide request of its creditors; or
(ii)	the withdrawal is approved by Participants whose Interests equal a majority of the total Interests.

If the Managing General Partner withdraws a property interest from the Partnership as described above, then the Managing General Partner shall:

(i)	pay all of the expenses of withdrawing; and
(ii)	fully indemnify the Partnership against any additional expenses which may result from the withdrawal of its property interest, including ensuring that a greater amount of Direct Costs or Administrative Costs is not allocated to the Participants.

4.05.  Indemnification and Exoneration.

4.05(a)(1).  Standards for the Managing General Partner Not Incurring Liability to the Partnership or Participants.  The Managing General Partner and its Affiliates shall not have any liability whatsoever to the Partnership, or to any Participant for any loss suffered by the Partnership or the Participants which arises out of any action or inaction of the Managing General Partner or its Affiliates if:

(i)	the Managing General Partner and its Affiliates determined in good faith that the course of conduct was in the best interest of the Partnership;
(ii)	the Managing General Partner and its Affiliates were acting on behalf of, or performing services for, the Partnership; and
(iii)	the course of conduct did not constitute negligence or misconduct of the Managing General Partner or its Affiliates.

4.05(a)(2).  Standards for Managing General Partner Indemnification.  The Managing General Partner and its Affiliates shall be indemnified by the Partnership against any losses, judgments, liabilities, expenses, and amounts paid in settlement of any claims sustained by them in connection with the Partnership, provided that:

(i)	the Managing General Partner and its Affiliates determined in good faith that the course of conduct that caused the loss or liability was in the best interest of the Partnership;
(ii)	the Managing General Partner and its Affiliates were acting on behalf of, or performing services for, the Partnership; and
(iii)	the course of conduct was not the result of negligence or misconduct of the Managing General Partner or its Affiliates.

Provided, however, payments arising from such indemnification or agreement to hold harmless are recoverable only out of the following:

(a)	the Partnership’s tangible net assets, which include its revenues; and
(b)	any insurance proceeds from the types of insurance for which the Managing General Partner and its Affiliates may be indemnified under this Agreement.

4.05(a)(3).  Standards for Securities Law Indemnification.  Notwithstanding anything to the contrary contained in this section, the Managing General Partner and its Affiliates and any person acting as a broker/dealer with respect to the offer or sale of the Interests, shall not be indemnified for any losses, liabilities or expenses arising from or out of an alleged violation of federal or state securities laws by such party unless:

(i)	there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee;
(ii)	the claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee; or
(iii)	a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and any applicable state securities regulatory authority in which plaintiffs claim they were offered or sold Interests with respect to the issue of indemnification for violation of securities laws.

4.05(a)(4).  Standards for Advancement of Funds to the Managing General Partner and Insurance.  The advancement of Partnership funds to the Managing General Partner or its Affiliates for legal expenses and other costs incurred as a result of any legal action for which indemnification is being sought from the Partnership is permissible only if the Partnership has adequate funds available and the following conditions are satisfied:

(i)	the legal action relates to acts or omissions with respect to the performance of duties or services on behalf of the Partnership;
(ii)	the legal action is initiated by a third-party who is not a Participant, or the legal action is initiated by a Participant and a court of competent jurisdiction specifically approves the advancement; and
(iii)	the Managing General Partner or its Affiliate, as applicable, undertakes to repay the advanced funds to the Partnership, together with the applicable legal rate of interest thereon, in cases in which such party is found not to be entitled to indemnification.

The Partnership shall not bear the cost of that portion of insurance that insures the Managing General Partner or its Affiliates for any liability for which they could not be indemnified pursuant to Sections 4.05(a)(1) and 4.05(a)(2).

4.05(b).  Liability of Partners.

4.05(b)(1).  Liability of Investor General Partners and Indemnification by the Managing General Partner.  Under the Delaware Act, the Investor General Partners are liable jointly and severally for all liabilities and obligations of the Partnership. Notwithstanding the foregoing, as among themselves, the Investor General Partners agree that each shall be solely and individually responsible only for his pro rata share of the liabilities and obligations of the Partnership based on his respective number of Interests.

In addition, the Managing General Partner agrees to use its corporate assets to indemnify each of the Investor General Partners against all Partnership related liabilities that exceed the Investor General Partner’s interest in the undistributed net assets of the Partnership and insurance proceeds, if any. Further, the Managing General Partner agrees to indemnify each Investor General Partner against any personal liability as a result of the unauthorized acts of another Investor General Partner.

If the Managing General Partner provides indemnification, then each Investor General Partner who has been indemnified shall transfer and subrogate his rights for contribution from or against any other Investor General Partner to the Managing General Partner.

4.05(b)(2).  Limited Liability of Limited Partners.  Limited Partners shall not be bound by the obligations of the Partnership other than as provided under the Delaware Act. Except as otherwise provided under the Delaware Act or applicable law, Limited Partners shall not be personally liable for any debts of the Partnership or any of the obligations or losses of the Partnership beyond the subscription amount designated on the Subscription Agreement executed by each respective Limited Partner unless:

(i)	they also subscribe to the Partnership as Investor General Partners; or
(ii)	in the case of the Managing General Partner, it purchases Limited Partnership Interests,

and, in the case of clause (i) and (ii) above, only with respect to such Limited Partner’s interest in the Partnership outside of its Limited Partnership Interests.

4.05(c).  Order of Payment of Claims.  Claims shall be paid as follows:

(i)	first, out of any insurance proceeds;
(ii)	second, out of Partnership assets and revenues; and
(iii)	last, by the Managing General Partner and the Investor General Partners as provided in Sections 3.05(b)(2) and (3) and 4.05(b).

No Limited Partner shall be required to reimburse the Managing General Partner or its Affiliates, or the Investor General Partners, for any liability in excess of his agreed Capital Contribution, except:

(i)	for a liability resulting from the Limited Partner’s unauthorized participation in management of the Partnership; or
(ii)	from some other breach by the Limited Partner of this Agreement.

4.05(d).  Authorized Transactions Are Not Deemed to Be a Breach.  No transaction entered into or action taken by the Partnership, or by the Managing General Partner or its Affiliates, which is authorized by this Agreement shall be deemed a breach of any obligation owed by the Managing General Partner or its Affiliates to the Partnership or the Participants.

4.06.  Other Activities.

4.06(a).  The Managing General Partner May Pursue Other Oil and Natural Gas Activities for Its Own Account.  The Managing General Partner and its Affiliates are now engaged, and will engage in the future, for their own account and for the account of others, including other investors, in all aspects of the oil and natural gas business. This includes, without limitation, the evaluation, acquisition, and sale of producing and nonproducing Leases, and the exploration for and production of natural gas, oil and other minerals.

The Managing General Partner is required to devote only so much of its time to the Partnership as it determines in its sole discretion, but consistent with its fiduciary duties, is necessary to manage the affairs of the Partnership. Except as expressly provided to the contrary in this Agreement, and subject to fiduciary duties, the Managing General Partner and its Affiliates may do the following:

(i)	continue their activities, or initiate further such activities, individually, jointly with others, or as a part of any other limited or general partnership, tax partnership, joint venture, or other entity or activity to which they are or may become a party, in any locale and in the same fields, areas of operation or prospects in which the Partnership may likewise be active;
(ii)	reserve partial interests in Leases being assigned to the Partnership or any other interests not expressly prohibited by this Agreement;
(iii)	deal with the Partnership as independent parties or through any other entity in which they may be interested;
(iv)	conduct business with the Partnership as set forth in this Agreement; and
(v)	participate in such other investor operations, as investors or otherwise.

The Managing General Partner and its Affiliates shall not be required to permit the Partnership or the Participants to participate in or share in any profits or other benefits from any of the other operations in which the Managing General Partner and its Affiliates may be interested as permitted under this section. However, except as otherwise provided in this Agreement, the Managing General Partner and its Affiliates may pursue business opportunities that are consistent with the Partnership’s investment objectives for their own account only after they have determined that the opportunity either:

(i)	cannot be pursued by the Partnership because of insufficient funds; or
(ii)	it is not appropriate for the Partnership under the existing circumstances.

4.06(b).  Managing General Partner May Manage Multiple Programs.  The Managing General Partner or its Affiliates may manage multiple Programs simultaneously.

ARTICLE V
MAINTENANCE OF CAPITAL ACCOUNTS, SHARING OF PROFIT AND LOSS,
DISTRIBUTIONS, AND TAX ELECTIONS

5.01.  Maintenance of Capital Accounts.  The Partnership shall maintain a Capital Account for each Partner in accordance with the following provisions:

5.01(a)  To each Partner’s Capital Account there shall be credited (A) such Partner’s Capital Contributions, (B) such Partner’s distributive share of Profits and any items in the nature of income or gain which are specially allocated to such Partner pursuant to Section 5.02(c), (C) such Partner’s distributive share of Simulated Gain, and (D) the amount of any Partnership liabilities assumed by such Partner or that are secured by any Property distributed to such Partner;

5.01(b)  To each Partner’s Capital Account there shall be debited (A) the amount of money and the Gross Asset Value of any Property distributed to such Partner pursuant to any provision of this Agreement, (B) such Partner’s distributive share of Loss and any items in the nature of expenses or losses which are specially allocated to such Partner pursuant to Section 5.02(c), (C) such Partner’s distribution share of Simulated Depletion and Simulated Loss, and (D) the amount of any liabilities of such Partner assumed by the Partnership or that are secured by any Property contributed by such Partner to the Partnership;

5.01(c)  In the event an Interest is Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the Transferred Interest;

5.01(d)  In determining the amount of any liability for purposes of subparagraphs (i) and (ii) above, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations; and

5.01(e)  For purposes of computing the Partners’ Capital Accounts, the Simulated Basis of each oil and gas property of the Partnership will be allocated between the Managing General Partner and the Participants pro rata in accordance with their contributed capital (for this purpose, any capital the Managing General Partner contributes for Interests pursuant to Section 3.03(b) is treated as being contributed by a Participant), and reallocated among the Partners’ as necessary in accordance with the same ratio. For purposes of computing each Participant’s Capital Accounts, the Simulated Basis of each oil and gas property of the Partnership will be allocated to the Participants pro rata by number of Interests held by each Participant, and reallocated among the Participants as necessary in accordance with the same ratio.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. In the event the Managing General Partner shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto are computed in order to comply with such Regulations, the Managing General Partner may make such modification. The Managing General Partner also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Partners and the amount of capital reflected on the Partnership’s balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)(q), and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b). The Managing General Partner shall provide the Participants with written notice of any such adjustments or modifications.

5.02.  Allocations of Profit and Loss.

5.02(a).  Allocations between the Participants and the Managing General Partner

5.02(a)(1).  Profits.  After giving effect to the special allocations set forth in Section 5.02(c)(1) and Section 5.02(c)(2), Profits for any Allocation Year will be allocated as follows:

5.02(a)(1)(A).  One Hundred Percent (100%) to the Managing General Partner until the amount of Profits allocated under this Section 5.02(a)(1)(A) for the current Allocation Year and all prior Allocation Years equals the cumulative amount of Loss allocated to the Managing General Partner under Section 5.02(a)(2)(D).

5.02(a)(1)(B).  One Hundred Percent (100%) to the Investor General Partners pro rata by the amount of Loss allocated to them under Section 5.02(a)(2)(C) until the amount of Profits allocated under this Section 5.02(a)(1)(B) for the current Allocation Year and any prior Allocation Years equals the cumulative amount of Loss allocated to the Investor General Partners under Section 5.02(a)(2)(C).

5.02(a)(1)(C).  One Hundred Percent (100%) to the Partners pro rata by the amount of Loss allocated to them under Section 5.02(a)(2)(B) until the amount of Profits allocated under this Section 5.02(a)(1)(B) for the current Allocation Year and all prior Allocation Years equals the cumulative amount of Loss allocated to the Partners under Section 5.02(a)(2)(B).

5.02(a)(1)(D).  All remaining profits shall be allocated between the Managing General Partner and the Participants in accordance with the Managing General Partner Sharing Ratio.

5.02(a)(2).  Losses.  After giving effect to the special allocations set forth in Section 5.02(c)(1) and Section 5.02(c)(2), Losses for any Allocation Year will be allocated as follows:

5.02(a)(2)(A).  One Hundred Percent (100%) to the Partners, in proportion to the amount of Profits allocated under Section 5.02(a)(1)(D), until the amount of Losses allocated under this Section 5.02(a)(2)(A) for the current Allocation Year and all prior Allocation Years equals the cumulative amount of Profit allocated to the Partners under Section 5.02(a)(1)(D).

5.02(a)(2)(B).  One Hundred Percent (100%) to the Managing General Partner and the Participants in accordance with their respective Capital Contributions until the aggregate Adjusted Capital Account balance of all the Participants equals zero. For purposes of this allocation provision, the Managing General Partner shall be treated as a limited partner with respect to the Interests that it owns as a Participant.

5.02(a)(2)(C).  One Hundred Percent (100%) to the Investor General Partners until the aggregate Adjusted Capital Account balance of all the Investor General Partners equals the maximum aggregate Adjusted Capital Account Deficit that the Investor General Partners, in the aggregate, are obligated to restore. Allocations among the Investor General Partners shall be made in the same proportion as they would be required to make additional Capital Contributions under Section 3.05(b)(2).

5.02(a)(2)(D).  All remaining Losses shall be allocated One Hundred Percent (100%) to the Managing General Partner.

5.02(b).  Allocations among the Participants.  Profits and Losses allocated to the Participants in the aggregate pursuant to Section 5.02(a) shall be allocated among the Participants as follows: after giving effect to the special allocations provided in Section 5.02(c)(1) and Section 5.02(c)(2), Profits and Losses shall be allocated among the Participants so as to equalize, as soon as practicable, the ratio of each Participant’s Capital Account balance, as increased by the amounts for such Participant described in clauses (a), (b) and (c) of the definition of Partially Adjusted Capital Account, to the number of Interests held by such Participant. If there are not sufficient Profits or Losses so allocated to the Participants for such Fiscal Year to bring such ratios into equality, such Profits and Losses shall be allocated among the Participants in the same proportions as would have been the case had the minimum amount of Profits or Losses, as the case may be, necessary to produce such equality been available for allocation. If the Managing General Partner determines that the Partnership will not have enough Profit or Loss to equalize the ratio of each Participant’s Capital Account balance as increased by the amounts for such Participant described in clauses (a), (b) and (c) of the definition of Partially Adjusted Capital Account to the number of Interests owned by such Participant, the Managing General Partner may allocate items of gross income, gain, loss, or deduction under this provision.

5.02(c)(1).  Special Allocations.  The following special allocations shall be made in the following order:

(i)	Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.704-2(f), notwithstanding any other provision of this Article V, if there is a net decrease in Partnership Minimum Gain during any Allocation Year, each Partner shall be specially allocated items of Partnership income and gain for such Allocation Year (and, if necessary, subsequent Allocation Years) in an amount equal to such Partner’s share of the net decrease in Partnership Minimum Gain, determined in accordance with Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 5.02(c)(1)(i) is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.
(ii)	Partner Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.704-2(i)(4), notwithstanding any other provision of this Article V, if there is a net decrease in Partner Nonrecourse Debt Minimum Gain attributable to a Partner Nonrecourse Debt during any Allocation Year, each Partner who has a share of the Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Partnership income and gain for such Allocation Year (and, if necessary, subsequent Allocation Years) in an amount equal to such Partner’s share of the net decrease in Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 5.02(c)(1)(ii) is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.
(iii)	Qualified Income Offset. In the event that any Partner unexpectedly receives any adjustments, allocations, or distributions described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) or 1.704-1(b)(2)(ii)(d)(6) of the Regulations, items of Partnership income and gain shall be allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Partner as quickly as possible; provided that an allocation pursuant to this Section 5.02(c)(1)(iii) shall be made only if and to the extent that such Partner would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article V have been tentatively made as if this Section 5.03(c)(1)(iii) were not in this Agreement.
(iv)	Gross Income Allocation. In the event that any Partner has an Adjusted Capital Account Deficit at the end of any Allocation Year, each such Partner shall be allocated items of Partnership income and gain in the amount of such deficit as quickly as possible; provided that an allocation pursuant to this Section 5.02(c)(1)(iv) shall be made only if and to the extent that such Partner would have an Adjusted Capital Account Deficit in excess of such sum after all other allocations provided for in this Article V have been tentatively made as if Section 5.02(c)(1)(iii) and this Section 5.02(c)(1)(iv) were not in this Agreement.
(v)	Nonrecourse Deductions. Nonrecourse Deductions for any Allocation Year shall be allocated in accordance with the Managing General Partner Sharing Ratio. For purposes of allocating nonrecourse deductions among the Participants, the Partnership’s nonrecourse deductions (to the extent allocated to the Participants as a group) will be allocated to the Participants pro rata by number of Interests held by each Participant.
(vi)	Partner Nonrecourse Deductions. Any Partner Nonrecourse Deductions for any Allocation Year shall be specially allocated to the Partner who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(1).
(vii)	Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset, pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Partner in complete liquidation of such Partner’s interest in the Partnership, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Partners in accordance with their interests in the Partnership in the event Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Partner to whom such distribution was made in the event Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.
(viii)	Simulated Depletion, Simulated Loss, and Intangible Drilling Costs. Simulated Depletion, Simulated Loss, and Intangible Drilling Costs with respect to each oil and gas property of the Partnership will be allocated in proportion to the manner in which the Simulated Basis of such property is allocated among the Partners pursuant to subparagraph (e) of the definition of “Capital Account” in Section 5.01.
(ix)	Simulated Gains. Simulated Gain with respect to any Partnership oil and gas property will be allocated first to all the Partners, pro rata by the amount of Simulated Depletion, Simulated Loss, and Intangible Drilling Costs allocated to each Partner under Section 5.02(1)(viii) for the current and all prior years, until the amount of Simulated Gain allocated to each Partner under this Section equals the amount of Simulated Depletion, Simulated Loss, and Intangible Drilling Cost allocated to each Partner under Section 5.02(1)(viii), and second, in accordance with Section 5.02(a).
(x)	Amount Realized on Disposition of Oil and Gas Property. For purposes of Regulations Sections 1.704-1(b)(2)(iv)(k)(2) and 1.704-1(b)(4)(iii), the amount realized on the disposition of any oil and gas property of the Partnership shall be allocated (i) first to the Partners in an amount equal to the remaining Simulated Basis of such property in the same proportions as the Simulated Basis of such property was allocated to the Partners pursuant to subparagraph (e) of the definition of “Capital Account” in Section 5.01, and (ii) any remaining amount realized shall be allocated to the Partners in the same ratio as Simulated Gain is allocated pursuant to Section 5.02(1)(ix).
(xi)	Payments to the Managing General Partner. In the event, and to the extent, that the Managing General Partner is treated under the Code as having been transferred an interest in the Partnership in connection with the performance of services for the Partnership (whether before or after the formation of the Partnership):
(A)	any resulting compensation income shall be allocated 100% to the Managing General Partner;
(B)	any associated increase in Capital Accounts shall be credited 100% to the Managing General Partner; and,
(C)	any associated deduction to which the Partnership is entitled shall be allocated 100% to the Managing General Partner.
(xii)	Syndication Expenses. Syndication Expenses attributable to the Sales Commissions and Underwriting Fees paid on the Partnership’s sale of any Interest shall be specially allocated to the Participant who purchased such Interest; and all other Syndication Expenses shall be allocated to the Participants who are admitted to the Partnership from time to time so that, to the extent possible, the cumulative Syndication Expenses (other than Sales Commissions and Underwriting Fees) allocated with respect to each Interest are the same. If the Managing General Partner determines that such result is not likely to be achieved through future allocation of Syndication Expenses, the Managing General Partner may allocate a portion of Profits or Losses or other items of income, gain, loss, deduction or expense to achieve the same effect on the Capital Accounts of the Participants.
(xiii)	Fees and Commissions Paid to the Managing General Partner. It is the intent of the Partnership that any amount paid or deemed paid to the Managing General Partner as a fee or payment described in Section 4.04 shall be treated as a “guaranteed payment” or a payment to a Partner not acting in his capacity as a Partner pursuant to Section 707(c) or (a), respectively, of the Code to the extent possible. If any such fee or payment is deemed to be a distribution to the Managing General Partner and not a guaranteed payment or a payment to a Partner not acting in his capacity as a Partner, the Managing General Partner shall be allocated an amount of Partnership gross ordinary income equal to such payment.
(xiv)	Special Allocation of Gross Income with Respect to Section 5.05(a)(2)(ii) Special Distribution. Gross Income shall be specially allocated to those Partners who received a special distribution of interest under Section 5.05(a)(2)(ii) consistent with the allocations of such interest pursuant to Section 3.05(b)(1).
(xv)	Solely for purposes of determining the Managing General Partner’s or Participant’s proportionate share of the excess nonrecourse liabilities of the Partnership within the meaning of Regulations Section 1.752-3(a)(3), the Managing General Partner’s interest in Partnership profits is in accordance with its Managing GP Sharing Ratio and the Participants’ interest in Partnership profits equals the difference between 100% and the Managing GP Sharing Ratio.
(xvi)	To the extent permitted by Regulations Section 1.704-2(h)(3), the Managing General Partner shall endeavor to treat distributions of Cash as having been made from the proceeds of a Nonrecourse

Liability or a Partner Nonrecourse Debt only to the extent that such distributions would cause or increase an Adjusted Capital Account Deficit for any Partner that is not a Managing General Partner.
(xvii)	Special Allocation of Interest Income with respect to Section 3.06(c)(2). Interest income from temporary investments as described in Section 3.06(c)(2) shall be allocated among the Participants in accordance with that Section.

5.02(c)(2).  Regulatory Allocations.  The allocations set forth in Sections 5.02(c)(1)(i) through (vii) (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations. It is the intent of the Partners that, to the extent possible, the Regulatory Allocations shall be offset either with special allocations of other items of Partnership income, gain, loss, or deduction pursuant to this Section 5.02(c)(2). Therefore, notwithstanding any other provision of this Article V (other than the Regulatory Allocations), the Managing General Partner shall make such offsetting special allocations of Partnership income, gain, loss, or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Partner’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Partner would have had if the Regulatory Allocations were not part of this Agreement and all Partnership items were allocated pursuant to Section 5.02(a), 5.02(b), and 5.02(c)(1) (other than the Regulatory Allocations). In exercising its discretion under this Section 5.02(c)(2), the Managing General Partner shall take into account future Regulatory Allocations under Sections 5.02(c)(1)(i) and 5.02(c)(1)(ii) that, although not yet made, are likely to offset other Regulatory Allocations previously made under Sections 5.02(c)(1)(v) and 5.02(c)(1)(vi).

5.03.  Other Allocation Rules.

5.03(a).  Profits, Losses, and any other items of income, gain, loss, or deduction will be allocated to the Partners pursuant to this Article V as of the last day of each Allocation Year; provided that Profits, Losses, and such other items shall also be allocated at such times as the Gross Asset Values of Property are adjusted pursuant to subparagraph (ii) of the definition of “Gross Asset Value.”

5.03(b).  For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the Managing General Partner (except to the extent otherwise provided in Section 6.02(b)(5) using any permissible method under Code Section 706 and the Regulations thereunder.

5.03(c).  The Partners are aware of the income tax consequences of the allocations made by this Article V and hereby agree to be bound by the provisions of this Article V in reporting their shares of Partnership income and loss for income tax purposes, except as otherwise required by law.

5.03(d).  Tax Allocations: Code Section 704(c).  Except as otherwise provided in this Section 5.03(d), each item of income, gain, loss, and deduction of the Partnership for federal income tax purposes shall be allocated among the Partners in the same manner as such items are allocated to each Partner’s Capital Account under this Article V. In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any Property contributed to the capital of the Partnership shall, solely for tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such Property to the Partnership for federal income tax purposes and its initial Gross Asset Value (computed in accordance with the definition of Gross Asset Value) using the remedial allocation method described in Treasury Regulations Section 1.704-3(b).

In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to subparagraph (ii) of the definition of Gross Asset Value, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder.

Any elections or other decisions relating to such allocations shall be made by the Managing General Partner in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 5.03(d) are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Partner’s Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement.

5.03(e).  Recapture Items.  In the event that the Partnership has taxable income that is characterized as ordinary income under the recapture provisions of the Code, each Partner’s distributive share of taxable gain or loss from the sale of Partnership assets (to the extent possible) shall include a proportionate share of this recaptured income equal to the Partner’s share of prior cumulative depreciation, depletion, or amortization deductions with respect to the assets that gave rise to the recapture income.

5.03(f).  Managing General Partner’s Discretion in Making Allocations For Federal Income Tax Purposes.  In determining the proper method of allocating charges or credits among the parties, allocating any item of income, gain, loss, deduction or credit pursuant to new laws or new IRS or judicial interpretations of existing law, allocating any other item that is not otherwise specifically allocated in this Agreement or is subsequently determined by the Managing General Partner to be clearly inconsistent with a party’s economic interest in the Partnership allocating any items of Profit or Loss after a redemption of the Partnership’s Interests, or making any other allocations under this Agreement, the Managing General Partner may adopt any method of allocation that it selects, in its sole discretion, after consultation with the Partnership’s legal counsel or accountants. Any new allocation provisions shall be made in a manner that is consistent with the parties’ economic interests in the Partnership and will result in the most favorable aggregate consequences to the Participants that are, as nearly as possible, consistent with the original allocations described in this Agreement.

5.03(g).  Discretion of Managing General Partner in the Method of Maintaining Capital Accounts.  Notwithstanding any other provisions of this Agreement, the method of maintaining Capital Accounts may be changed from time to time, in the discretion of the Managing General Partner, to take into consideration Section 704 and other provisions of the Code and the related rules, regulations and interpretations as may exist from time to time.

5.04.  Elections.

5.04(a).  Election to Deduct Intangible Costs.  The Partnership’s federal income tax return shall be made in accordance with an election under the option granted by the Code to deduct intangible drilling and development costs.

5.04(b).  No Election Out of Subchapter K.  No election shall be made by the Partnership or any Partner, or any of their Affiliates for the Partnership to be excluded from the application of the partnership provisions of the Code, including Subchapter K of Chapter 1 of Subtitle A of the Code.

5.04(c).  Section 754 Election.  In the event of the transfer of an interest in the Partnership, or on the death of an individual party hereto, or in the event of the distribution of property to any party, the Managing General Partner may choose for the Partnership to file an election in accordance with the applicable Treasury Regulations to cause the basis of the Partnership’s assets to be adjusted for federal income tax purposes as provided by Sections 734 and 743 of the Code.

5.04(d).  Special Direction and Consent Regarding Possible Issuance of Final Regulations Affecting Issuance of Partnership Interests for Services.  In the event that proposed regulations under, inter alia, Code Sections 83, 704 and 721 and issued by the Internal Revenue Service on May 24, 2005, under the docket number REG-105346-03, relating to issuance of partnership equity for services become finalized and, as finalized, would apply to the Managing General Partner’s interest in the Partnership upon issuance of Interests in the Partnership, the Partnership is hereby authorized and directed to make the analogue found in such final regulations to the “safe harbor” election presently described in Prop. Treas. Reg. Section 1.83-3(l)(1), whereby such Managing General Partner’s interest would be valued for federal income tax purposes at its so-called “liquidation value,” as such election is further amplified by a Revenue Procedure presently published in draft form as Notice 2005-43. The Partnership and each of its Partners, including the Managing General Partner, agree to comply with all of the requirements of the safe harbor in connection with interests in the Partnership transferred in connection with the performance of services while the election remains effective, to execute such documentation as the Managing General Partner reasonably determines is necessary to comply with such election, and not to take any position for federal income tax purposes inconsistent with such election.

5.05.  Distributions.

5.05(a).  In General.

5.05(a)(1).  Monthly Review of Accounts.  The Managing General Partner shall review the accounts of the Partnership at least monthly to determine whether cash distributions are appropriate and the amount to be distributed, if any.

5.05(a)(2).  Distributions to the Participants.

(i)	Except as otherwise provided in this Agreement, the Partnership shall distribute funds to the Participants that the Managing General Partner deems unnecessary for the Partnership to retain.
(ii)	Except as provided in Section 5.05(c), below, distributions to the Participants shall be made pro rata in accordance with the number of Interests held by each Participant as of the first day of the month in which such distribution is made.

5.05(a)(3).  Distributions to the Managing General Partner.  Cash distributions from the Partnership to the Managing General Partner shall only be made as follows:

(i)	in conjunction with distributions to Participants; and
(ii)	as a distribution of Profits (or items of income and gain thereof) allocated to the Managing General Partner’s Capital Account under this Article V.

5.05(a)(4).  No Borrowings.  In no event shall funds be advanced or borrowed by the Partnership for distributions to the Managing General Partner and the Participants if the amount of the distributions would exceed the Partnership’s accrued and received revenues for the previous four quarters, less paid and accrued Operating Costs with respect to the revenues. The determination of revenues and costs shall be made in accordance with generally accepted accounting principles, consistently applied.

5.05(a)(5).  Reserve.  At any time after one year from the date each Partnership Well is placed into production, the Managing General Partner shall have the right to deduct each month from the Partnership’s net sales proceeds from the sale of the oil and natural gas production from each of its productive wells up to $200 per well for the purpose of establishing a fund to cover the estimated costs of plugging and abandoning the well. All of these funds shall be deposited in a separate interest bearing account for the benefit of the Partnership, and the total amount so retained and deposited shall not exceed the Managing General Partner’s reasonable estimate of the costs to plug and abandon the well.

5.05(b).  Distribution of Uncommitted Subscription Proceeds.  Any subscription proceeds not expended or committed for expenditure, as evidenced by a written agreement, by the Partnership within 12 months of the Offering Termination Date, except necessary operating capital, shall be distributed to the Participants in the ratio that the subscription amount designated on each Participant’s Subscription Agreement bears to the total subscription amounts designated on all of the Participants’ Subscription Agreements, as a return of capital. The Managing General Partner shall reimburse the Participants for the selling expenses, management fees and other offering expenses, if any, allocable to the return of capital.

For purposes of this subsection, “committed for expenditure” shall mean contracted for, actually earmarked for or allocated by the Managing General Partner to the Partnership’s drilling operations, and “necessary operating capital” shall mean those funds which, in the opinion of the Managing General Partner, should remain on hand to ensure continuing operation of the Partnership.

5.05(c).  Distributions on Winding Up.  On the winding up of the Partnership, distributions shall be made as provided in Section 7.02.

5.05(d).  Interest and Return of Capital.  No party shall under any circumstances be entitled to any interest on amounts retained by the Partnership. Each Participant shall look only to his share of distributions, if any, from the Partnership for a return of his Capital Contribution.

5.05(e).  Partnership Entitled to Withhold.  The Partnership shall, at all times, be entitled to withhold or make payments to any governmental authority with respect to any federal, state, local or foreign tax liability of any Partner arising as a result of such Partner’s participation in the Partnership or the Partner’s sale, exchange, or other disposition of all or part of its interest in the Partnership. Each such amount so withheld or paid shall be deemed to be a distribution for purposes of Sections 5.05(a)(2), 5.05(c), and 7.02, as the case may be, to the extent such Partner is then entitled to a distribution. To the extent that the amount of such withholdings or payments made with respect to any Partner exceeds the amount to which such Partner is then entitled as a distribution, the excess shall be treated as a demand loan, bearing interest at a rate equal to twelve percent (12%) per annum simple interest from the date of such payment or withholding until such excess is repaid to the Partnership (i) by deduction from any distributions subsequently payable to such Partner pursuant to this Agreement or (ii) earlier payment of such excess and interest by such Partner to the Partnership. Such excess and interest shall, in any case, be payable not less than 30 days after demand therefor by the Managing General Partner, which demand shall be made only if the Managing General Partner determines that such Partner is not likely to be entitled to distributions within twelve (12) months from the date of such withholding or payment by the Partnership in an amount sufficient to pay such excess and interest. The withholdings and payments referred to in this Section 5.05(e) shall be made at the maximum applicable statutory rate under the applicable tax law unless the Managing General Partner shall have received an opinion of counsel or other evidence, satisfactory to the Managing General Partner, to the effect that a lower rate is applicable, or that no withholding or payment is required.

ARTICLE VI
TRANSFER OF INTERESTS

6.01.  Transferability of Interests.  A Participant’s transfer of a portion or all his Interests, or any interest in his Interests, is subject to all of the provisions of this Article VI. For purposes of this Article VI, the term “transfer” shall include any sale, exchange, gift, assignment, pledge, mortgage, hypothecation, redemption or other form of transfer of a Interest, or any interest in a Interest, by a Participant (which may include the Managing General Partner or its Affiliates, if they purchase Interests) or by operation of law, including any transfers of Interests which a Participant presents to the Managing General Partner for purchase under Section 6.03.

6.01(a).  Rights of Assignee.  Unless a transferee of a Participant’s Interest becomes a substitute Participant with respect to that Interest in accordance with the provisions of Section 6.02(a)(4)(a), he shall not be entitled to any of the rights granted to a Participant under this Agreement, other than the right to receive all or part of the share of the profits, losses, income, gains, deductions, credits and depletion allowances, or items thereof, and cash distributions or returns of capital to which his transferor would otherwise be entitled under this Agreement.

6.01(b).  Conversion of Investor General Partnership Interests to Limited Partnership Interests.

6.01(b)(1).  Automatic Conversion.  After all of the Partnership Wells have been drilled and completed, as determined by the Managing General Partner, the Managing General Partner shall file an amended certificate of limited partnership with the Secretary of State of the State of Delaware for the purpose of converting the Investor General Partnership Interests to Limited Partnership Interests. In this regard, a well shall be deemed to be completed when production equipment is installed on a well, even though the well may not yet be connected to a pipeline for production of natural gas.

6.01(b)(2).  Investor General Partners Shall Have Contingent Liability.  On conversion the Investor General Partners shall be Limited Partners entitled to limited liability; however, subject to the provisions of this Agreement they shall remain liable to the Partnership for any additional Capital Contribution required for their proportionate share of any Partnership obligation or liability arising before the conversion of their Interests as provided in Section 3.05(b)(2).

6.01(b)(3).  Conversion Shall Not Affect Allocations.  The conversion shall not affect the allocation to any Participant of any item of Partnership income, gain, loss, deduction or credit or other item of special tax significance other than Partnership liabilities, if any. Further, the conversion shall not affect any Participant’s interest in the Partnership’s oil and natural gas properties and unrealized receivables.

6.01(b)(4).  Right to Convert if Reduction of Insurance.  Notwithstanding the foregoing, the Managing General Partner shall notify all Participants at least 30 days before the effective date of any material adverse change in the Partnership’s insurance coverage. If the insurance coverage is to be materially reduced, then the Investor General Partners shall have the right to convert their Interests into Limited Partner Interests before the reduction by giving written notice to the Managing General Partner.

6.02.  Special Restrictions on Transfers of Interests by Participants.

6.02(a).  In General.  Transfers of Interests by Participants are subject to the following general conditions:

(i)	except as provided by operation of law only whole Interests may be transferred unless the Participant owns less than a whole Interest, in which case his entire fractional Interest must be transferred; and
(ii)	the costs and expenses associated with the transfer must be paid by the assignor Participant;
(iii)	the transfer documents must be in a form satisfactory to the Managing General Partner; and
(iv)	the terms of the transfer must not contravene those of this Agreement.

Transfers of Interests by Participants are subject to the following additional restrictions set forth in Sections 6.02(a)(1), 6.02(a)(2), and 6.02(a)(2).

6.02(a)(1).  Withdrawal of a Participant.

(i)	A Participant may withdraw from the Partnership only by assigning or having all of his or her Interests redeemed or repurchased in accordance with this Article VI. The withdrawal of a Participant shall not dissolve or terminate the Partnership. In the event of the withdrawal of any such Participant because of death, legal incompetence, dissolution or other termination, the estate, legal representative or successor of such Participant shall be deemed to be the Assignee of the Interests of such Participant and may become a Substitute Participant upon compliance with the provisions of this Agreement.

(ii)  Assignment.

(A)  Subject to the provisions of Sections 6.02(a)(2), 6.02(a)(3), 6.02(a)(4) and this Section 6.02(a)(1), any Participant may Assign all or any portion of the Interests owned by such Participant to any Person (the “Assignee”); provided, that

(1)  such Participant and such assignee shall each execute a written Assignment instrument, which shall:

A.  set forth the terms of such assignment;

B.  evidence the acceptance by the Assignee of all of the terms and provisions of this Agreement;

C.  include a representation by both such Participant and such Assignee that such assignment was made in accordance with all applicable laws and regulations (including, without limitation, such minimum investment and investor suitability requirements as may then be applicable under state securities laws); and

D.  otherwise be satisfactory in form and substance to the Managing General Partner.

(B)  Notwithstanding the foregoing, unless the Managing General Partner shall specifically consent, no Interests may be Assigned:

(1)  to a minor or incompetent (unless a guardian, custodian or conservator has been appointed to handle the affairs of such Person);

(2)  to any Person if, in the opinion of counsel, such assignment would result in the termination of the Partnership, or its status as a partnership, for federal income tax purposes; provided, however, that the Partnership may permit such assignment to become effective if and when, in the opinion of counsel, such assignment would no longer result in the termination of the Partnership, or its status as a partnership, for federal income tax purposes;

(3)  to any Person if such assignment would affect the Partnership’s existence or qualification as a limited partnership under the Delaware Act or the applicable laws of any other jurisdiction in which the Partnership is then conducting business;

(4)  to any Person not permitted to be an Assignee under applicable law, including, without limitation, applicable federal and state securities laws;

(5)  if such assignment would result in the transfer of less than five (5) Interests (unless such Assignment is of all of the Interests owned by such Partner);

(6)  if such assignment would result in the retention by such Participant of less than five (5) Interests;

(7)  if, in the reasonable belief of the Managing General Partner, such assignment might violate applicable law;

(8)  if, in the determination of the Managing General Partner, such assignment would not be in the best interest of the Partnership and its Partners; or

(9)  if such transfer would cause the Interests to be owned by any person who, if an individual, is not a United States citizen resident in the United States or Puerto Rico, or a resident alien with an address in the United States or who would be a “foreign partner” as that term is used in Code Section 1446.

Any attempt to make any Assignment of Interests in violation of this Section 6.02(a)(1)(ii)(B) shall be null and void ab initio.

(C)  No transfer, assignment or repurchase of Interests shall be made, and the Managing General Partner shall not recognize any such transfer, Assignment or repurchase for any purpose whatsoever, if it would result in the Partnership being treated as an association taxable as a corporation or as a “publicly traded partnership” for federal income tax purposes. In addition, the Managing General Partner shall not recognize for any purpose whatsoever (including recognizing any rights of the transferee, such as the right of the transferee to receive directly or indirectly Partnership distributions or to acquire an interest in the capital or profits of the Partnership), an assignment of Interests (or interest therein) if such assignment occurred on an established securities market or a secondary market (or the substantial equivalent thereof) as defined under the Code and any Treasury Regulations or published notices promulgated thereunder (a “Secondary Market”) or fails to meet one or more of the Secondary Market “safe harbor” provisions of Treas. Reg. Section 1.7704-1 or any substitute safe harbor provisions that subsequently may be established by Treasury Regulations or published notices. The Managing General Partner may, in its sole discretion, decline to recognize, for any purpose whatsoever, a transfer or assignment even if it falls within one or more of the foregoing-referenced Secondary Market “safe harbor” provisions. The Partners agree to provide all information respecting assignments which the Managing General Partner deems necessary in order to determine whether a proposed transfer occurred or will occur on a Secondary Market, and each Partner hereby consents and agrees to any decision made by the Managing General Partner, in good faith, to deny a proposed Assignment of Interests hereunder. In no event shall the Partnership recognize, for any purpose whatsoever, transfers in any taxable year, other than those that the Managing General Partner concludes in good faith are described in Treas. Reg. Sections 1.7704-1(e)(1)(i)-(vii), 1.7704-1(e)(1)(ix), 1.7704-1(f), or 1.7704-1(g), to the extent such transfers in the aggregate would exceed the lesser of (X) 2% of the total interests in the Partnership’s capital or profits as determined in accordance with Treas. Reg. Sections 1.7704-1(j) and 1.7704-1(k) or (Y) the excess of 10% of such Interests over the Interests the transfer of which the Managing General Partner concludes in good faith were described in Treas. Reg. Sections 1.7704-1(f) or 1.7704-1(g).

(D)  Assignments made in accordance with this Section 6.02 shall be considered consummated on the last day of the month upon which all of the conditions of this Section 6.02 shall have been satisfied and effective for record purposes and for purposes of Article V as of the first day of the month following the date upon which all of the conditions of this Section 6.02 shall have been satisfied. Distributions to the Assignee shall commence the month following effectiveness of the Assignment.

6.02(a)(2).  Tax Law Restrictions.  Subject to transfers permitted by Section 6.03 and transfers by operation of law, no transfer of a Interest by a Participant shall be made which, in the opinion of counsel to the Partnership, would result in the Partnership being either:

(i)	terminated for tax purposes under Section 708 of the Code; or
(ii)	treated as a “publicly-traded” partnership for purposes of Section 469(k) or Section 7704 of the Code.

6.02(a)(3).  Securities Laws Restriction.  Subject to transfers permitted by Section 6.03 and transfers by operation of law, no Interest shall be transferred by a Participant unless there is either:

(i)	an effective registration of the Interest under the Securities Act of 1933, as amended, and qualification under applicable state securities laws; or
(ii)	an opinion of counsel acceptable to the Managing General Partner that the registration and qualification of the Interest is not required, unless this requirement is waived by the Managing General Partner.

Transfers of Interests by Participants are also subject to any conditions contained in the Subscription Agreement.

6.02(a)(4).  Substitute Participant.

6.02(a)(4)(a).  Procedure to Become Substitute Participant.  Subject to Sections 6.02(a)(1) and 6.02(a)(2), a transferee of a Participant’s Interest shall become a substitute Participant entitled to all the rights of a Participant if, and only if:

(i)	the transferor gives the transferee the right;
(ii)	the transferee pays to the Partnership all costs and expenses incurred by the Partnership in connection with the substitution; and
(iii)	the transferee executes and delivers the instruments necessary to establish that a legal transfer has taken place and to confirm the agreement of the transferee to be bound by all of the terms of this Agreement, in a form acceptable to the Managing General Partner.

6.02(a)(4)(b).  Rights of Substitute Participant.  A substitute Participant shall be entitled to all of the rights attributable to full ownership of the assigned Interests including the right to vote.

6.02(a)(5).  Repurchase of Interests from Foreign Partners.

(a)  The Partnership shall have the right, but not the obligation, to repurchase, for cash, up to 100% of the Interests of any Partner, at the presentment price calculated under Section 6.03(c), if such Partner becomes a “foreign partner” as that term is used in Code Section 1446 at any time during the Term, provided that the Partnership concludes that such repurchase would not constitute a transaction on an established securities market or a secondary market (or the substantial equivalent thereof) and would not jeopardize the Partnership’s treatment as a partnership for federal income tax purposes, and that sufficient cash flow was available to provide the funds for such repurchase, and provided further that the Partnership shall not, in any calendar year, repurchase Interests pursuant to this Section 6.02(a)(5) that, in the aggregate, along with all Interests otherwise transferred in such calendar year (other than those that the Managing General Partner in good faith concludes are described in Regulations Sections 1.7704-1(e)(i)-(vii), 1.7704-1(e)(ix), 1.7704-1(f), or 1.7704-1(g)), including Interests repurchased pursuant to Section 6.03, would exceed the lesser of (X) 2% of the total interests in the Partnership’s capital or profits as determined in accordance with Regulations Sections 1.7704-1(j) and 1.7704-1(k) or (Y) the excess of 10% of such Interests over the Interests the transfer of which the Managing General Partner concludes in good faith were described in Treas. Reg. Sections 1.7704-1(f) or 1.7704-1(g).

(b)  In the event that all Interests of any Partner are repurchased, such Partner shall be deemed to have withdrawn from the Partnership and shall, from and after the date of the repurchase of all Interests of such Partner, cease to have the rights of a Partner.

6.02(b).  Effect of Transfer.

6.02(b)(1).  Amendment of Records.  The Partnership shall amend its records at least once each calendar quarter to effect the substitution of substitute Participants. Any transfer of an Interest by a Participant that is permitted under this Article VI, when the transferee does not become a substitute Participant, shall be effective not later than midnight of the last day of the calendar month in which it is made.

6.02(b)(2).  A Transfer of Interests Does Not Relieve the Transferor of Certain Costs.  No transfer of a Interest by a Participant, including a transfer of less than all of a Participant’s Interests or the transfer of a Participant’s Interests to more than one party, shall relieve the transferor of its responsibility for its proportionate part of any expenses, obligations and liabilities under this Agreement related to the Interests so transferred, whether arising before or after the transfer.

6.02(b)(3).  A Transfer of Interests Does Not Require a Partnership Accounting.  No transfer of a Interest by a Participant shall require an accounting of the Partnership. Also, no transfer of a Interest shall grant rights under this Agreement, including the exercise of any elections, as between the transferring Participant and the Partnership, the Managing General Partner and the remaining Participants to more than one Person unanimously designated by the transferee(s) of the Interest, and, if he has retained an interest in the transferred Interest, the transferor of the Interest.

6.02(b)(4).  Required Notice to Managing General Partner of Transfer of Interests.  Until the Managing General Partner receives from the transferring Participant a written notice in a form acceptable to the Managing General Partner that designates the transferee(s) of a Interest, the Managing General Partner shall continue to account only to the Person to whom it was furnishing notices pursuant to Section 8.01 before the purported transfer of the Interest. This party shall continue to exercise all rights under this Agreement applicable to the Interests owned by the purported transferor of the Interest.

6.02(b)(5).  Distributions and Allocations in Respect of Transferred Partner Interests.  If any Interest is Transferred during any Allocation Year in compliance with the provisions of this Article VI, Profits, Losses, each item thereof, and all other items attributable to the Transferred Interest for such Allocation Year shall be divided and allocated between the transferor and the transferee by taking into account their varying Interests during the Fiscal Year in accordance with Code Section 706(d), using any conventions permitted by law as determined by the Managing General Partner. All distributions on or before the date of such Transfer shall be made to the transferor, and all distributions thereafter shall be made to the transferee. Solely for purposes of making such allocations and distributions, the Partnership shall recognize such Transfer not later than the end of the calendar month during which it is given notice of such Transfer; provided that, if the Company is given notice of a Transfer at least ten (10) Business Days prior to the Transfer, the Company shall recognize such Transfer as of the date of such Transfer; and provided further that if the Company does not receive a notice stating the date such Interest was Transferred and such other information as the Managing General Partner may reasonably require within thirty (30) days after the end of the Allocation Year during which the Transfer occurs, then all such items shall be allocated, and all distributions shall be made, to the Person who, according to the books and records of the Partnership, was the owner of the Interest on the last day of such Allocation Year. Neither the Partnership nor the Managing General Partner shall incur any liability for making allocations and distributions in accordance with the provisions of this Section 6.02(b)(5), whether or not the Managing General Partner or the Partnership has knowledge of any Transfer of ownership of any Interest.

6.03.  Presentment.

6.03(a).  In General.  Participants may present their Interests to the Managing General Partner for purchase by the Managing General Partner (or its Affiliate) subject to the conditions and limitations set forth in Section 6.02 and this Section 6.03. A Participant, however, is not obligated to present his Interests for purchase, and the Managing General Partner is not obligated to purchase any or all of the presented Interests.

The Managing General Partner shall not purchase less than one Interest unless the lesser amount represents the Participant’s entire interest in the Partnership, however, the Managing General Partner may waive this limitation. The provisions of this Section 6.03 are intended to and shall be interpreted and applied so as to comply with the requirements of Treas. Reg. Section 1.7704-1(f).

A Participant may present his Interests in writing to the Managing General Partner every year beginning with the fifth calendar year after the Offering Termination Date subject to the following conditions:

(i)	the presentment request must be made by the Participant within 120 days of the reserve report described in Section 4.03(b)(3);
(ii)	in accordance with Regulations Section 1.7704-1(f), the purchase may not be made until at least 60 calendar days after the Participant notifies the Managing General Partner in writing of the Participant’s intention to exercise the presentment right;
(iii)	the presentment price shall not be established until at least 60 days after the Participant notifies the Managing General Partner in writng of the Participant’s intention to exercise the presentment right; and
(iv)	the purchase shall not be considered effective until the presentment price has been paid to the Participant in cash.

6.03(b).  Independent Expert Review.  The amount of the presentment price attributable to Partnership reserves shall be determined based on the last reserve report of the Partnership prepared by an Independent Expert. The Managing General Partner shall estimate the present worth of future net revenues attributable to the Partnership’s interest in the Proved Reserves as described in Section 4.03(b)(3)(ii). The calculation of the presentment price shall be made as set forth in Section 6.03(c).

6.03(c).  Calculation of Presentment Price.  The presentment price shall be based on the Partnership’s net assets and liabilities and shall be allocated pro rata to each Participant in the ratio that his number of Interests bears to the total number of Interests. Subject to the foregoing, the presentment price shall include the sum of the following Partnership items:

(i)	an amount based on 70% of the present worth of future net revenues from the Proved Reserves determined as described in Section 6.03(b);
(ii)	cash on hand;
(iii)	prepaid expenses and accounts receivable less a reasonable amount for doubtful accounts; and
(iv)	the estimated market value of all assets that are not separately specified above, determined in accordance with standard industry valuation procedures.

There shall be deducted from the foregoing sum the following Partnership items:

(i)	an amount equal to all debts, obligations, and other liabilities, including accrued expenses;
(ii)	an amount allocable to the Managing General Partner’s interest in the Partnership (other than its Interests as a Participant); and
(iii)	any distributions made to the Participants between the date of the presentment request and the date the presentment price is paid to the selling Participant. However, if any amount of those cash distributions to the Participant by the Partnership was derived from the sale of natural gas, oil or other mineral production, or of a producing property owned by the Partnership, after the date of the presentment request, for purposes of determining the reduction of the presentment price the amount of those cash distributions shall be discounted using the same rate used to take into account the risk factors employed to determine the present worth of the Partnership’s Proved Reserves.

6.03(d).  Further Adjustment May Be Allowed.  The presentment price may be further adjusted by the Managing General Partner for estimated changes therein from the date of the report to the date of payment of the presentment price to the selling Participant because of the following:

(i)	the production or sales of, or additions to, reserves and lease and well equipment, sale or abandonment of Leases, and similar matters occurring before the date of the presentment request; and
(ii)	any of the following occurring before payment of the presentment price to the selling Participant:
(a)	changes in well performance;
(b)	increases or decreases in the market price of natural gas, oil or other minerals;
(c)	revisions to regulations relating to the importing of hydrocarbons;
(d)	changes in income, ad valorem, and other tax laws, such as material variations in the provisions for depletion; and
(e)	similar matters.

6.03(e).  Selection by Lot.  If less than all of the Interests presented at any time are to be purchased, then the Participants whose Interests are to be purchased will be selected by lot.

The Managing General Partner or an Affiliate may purchase Interests presented. The Interests of the selling Participant shall be transferred to the party who pays for it. A selling Participant shall be required to deliver an executed assignment of his Interests, in a form satisfactory to the Managing General Partner, together with any other documentation as the Managing General Partner may reasonably request.

6.03(f).  No Obligation of the Managing General Partner to Establish a Reserve.  Neither the Managing General Partner nor the Partnership shall have any obligation to establish any reserve to satisfy the presentment feature under this section.

6.03(g).  Suspension of Presentment Feature.  The Managing General Partner may suspend this presentment feature by so notifying Participants at any time in its sole discretion that it:

(i)	does not have sufficient cash flow; or
(ii)	is unable to borrow funds for this purpose on terms it deems reasonable.

In addition, the presentment feature may be conditioned, in the Managing General Partner’s sole discretion, on the Managing General Partner’s receipt of an opinion of counsel that the transfers will not cause the Partnership to be treated as a “publicly traded partnership” under the Code.

The Managing General Partner and/or its Affiliate (to the extent of any Interests it purchases) shall hold the purchased Interests for its own account and not for resale.

6.04.  Redemption of Interests from Non-Citizen Assignees.  If the Partnership, the Managing General Partner or any of its Affiliates become subject to federal, state or local laws or regulations that, in the reasonable determination of the Managing General Partner, create a substantial risk of cancellation or forfeiture of any property that they have an interest in because of the nationality, citizenship or other related status of any Participant or assignee of a Participant’s Interests, the Partnership may redeem, on 30 days’ advance notice to the Participant, the Participant’s Interests or the Interests held by the assignee of a Participant, at a reasonable redemption price per Interest as determined by the Managing General Partner in its sole discretion.

ARTICLE VII
DURATION, DISSOLUTION, AND WINDING UP

7.01.  Duration.

7.01(a).  Fifty Year Term.  The Partnership shall continue in existence for a term of 50 years from the effective date of this Agreement unless sooner terminated as set forth below.

7.01(b).  Termination.  The Partnership shall terminate following the occurrence of:

(i)	a Final Terminating Event; or
(ii)	any event that causes the dissolution of a limited partnership under the Delaware Act.

7.01(c).  Continuance of Partnership Except on Final Terminating Event.  Other than the occurrence of a Final Terminating Event, the Partnership or any successor limited partnership shall not be wound up, but shall be continued by the parties and their respective successors as a successor limited partnership under all of the terms of this Agreement. The successor limited partnership shall succeed to all of the assets of the Partnership. As used throughout this Agreement, the term “Partnership” shall include the successor limited partnership and the parties to the successor limited partnership.

7.02.  Dissolution and Winding Up.

7.02(a).  Final Terminating Event.  On the occurrence of a Final Terminating Event, the affairs of the Partnership shall be wound up and there shall be distributed to each of the parties its Distribution Interest in the remaining Partnership assets.

7.02(b).  Time of Liquidating Distribution.  To the extent practicable and in accordance with sound business practices in the judgment of the Managing General Partner, liquidating distributions shall be made by:

(i)	the end of the taxable year in which liquidation occurs, determined without regard to Section 706(c)(2)(A) of the Code; or
(ii)	if later, within 90 days after the date of the liquidation.

Notwithstanding, the following amounts are not required to be distributed within the foregoing time periods so long as the withheld amounts are distributed as soon as practical:

(i)	amounts withheld for reserves reasonably required for liabilities of the Partnership; and
(ii)	installment obligations owed to the Partnership.

7.02(c).  In-Kind Distributions.  The Managing General Partner shall not be obligated to offer in-kind property distributions to the Participants, but may do so, in its discretion. Any in-kind property distributions to the Participants shall be made to a liquidating trust or similar entity for the benefit of the Participants, unless at the time of the distribution:

(i)	the Managing General Partner offers the individual Participants the election of receiving in-kind property distributions and the Participants accept the offer after being advised of the risks associated with direct ownership; or
(ii)	there are alternative arrangements in place which assure the Participants that they will not, at any time, be responsible for the operation or disposition of Partnership properties.

If the Managing General Partner has not received a Participant’s consent within 30 days after the Managing General Partner mailed the request for consent, then it shall be presumed that the Participant has refused to give his consent.

7.02(d).  Sale If No Consent.  Any Partnership asset which would otherwise be distributed in-kind to a Participant, except for the failure or refusal of the Participant to give his written consent to the distribution, may instead be sold by the Managing General Partner at the best price reasonably obtainable from an independent third-party, who is not an Affiliate of the Managing General Partner, or to the Managing General Partner itself or its Affiliates, including an Affiliated Income Program, at fair market value as determined by an Independent Expert selected by the Managing General Partner.

ARTICLE VIII
MISCELLANEOUS PROVISIONS

8.01.  Notices.

8.01(a).  Method.  Any notice required under this Agreement shall be:

(i)	in writing; and
(ii)	given by mail or delivered by an overnight delivery company (although one-day delivery is not required) addressed to the party to receive the notice at the address designated in Section 1.03.

If there is a transfer of Interests under this Agreement, no notice to the transferee shall be required, nor shall the transferee have any rights under this Agreement, until notice of the transfer has been given to the Managing General Partner.

Any transfer of Interests under this Agreement shall not increase the Managing General Partner’s or the Partnership’s duty to give notice. If there is a transfer of Interests under this Agreement to more than one party, then notice to any owner of any interest in the Interests shall be notice to all of the owners of the Interests.

8.01(b).  Change in Address.  The address of any party to this Agreement may be changed by notice as follows:

(i)	to the Participants, if there is a change of address by the Managing General Partner; or
(ii)	to the Managing General Partner, if there is a change of address by a Participant.

8.01(c).  Time Notice Deemed Given.  If the notice is given by the Managing General Partner, then the notice shall be considered given, and any applicable time shall run, from the date the notice is placed in the mail or delivered to the overnight delivery company.

If the notice is given by any Participant, then the notice shall be considered given and any applicable time shall run from the date the notice is received.

8.01(d).  Effectiveness of Notice.  Any notice to a party other than the Managing General Partner, including a notice requiring concurrence or nonconcurrence, shall be effective, and any failure to respond binding, irrespective of the following:

(i)	whether or not the notice is actually received; or
(ii)	any disability or death on the part of the noticee, even if the disability or death is known to the party giving the notice.

8.01(e).  Failure to Respond.  Except pursuant to Section 7.02(c) or when this Agreement expressly requires affirmative approval of a Participant, any Participant who fails to respond in writing within the time specified to a request by the Managing General Partner as set forth below, for approval of, or concurrence in, a proposed action shall be conclusively deemed to have approved the action. Except pursuant to Section 7.02(c), when this Agreement expressly requires affirmative approval of a Participant, the Managing General Partner shall send a first request and the time period for the Participant’s written response shall not be less than 15 business days from the date of mailing of the request. If the Participant does not respond in writing to the first request, then the Managing General Partner shall send a second request. If the Participant does not respond in writing to the second request within seven calendar days from the date of mailing the second request, then the Participant shall be conclusively deemed to have approved the action.

8.02.  Applicable Law.  The terms and provisions of this Agreement shall be construed under the laws of the State of Delaware, other than its conflict of law provisions, however, this section shall not be deemed to limit causes of action for alleged violations of federal or state securities law to the laws of the State of Delaware. Neither this Agreement nor the Subscription Agreement shall require mandatory venue or mandatory arbitration of any or all claims by Participants against the Sponsor.

8.03.  Agreement in Counterparts.  This Agreement may be executed in counterpart and shall be binding on all of the parties executing this or similar agreements from and after the date of execution by each party.

8.04.  Amendment.

8.04(a).  Procedure for Amendment.  Except as provided in Section 8.04(b), no changes in this Agreement shall be binding unless:

(i)	proposed in writing by the Managing General Partner, and adopted with the consent of Participants whose Interests equal a majority of the total Interests; or
(ii)	proposed in writing by Participants whose Interests equal 10% or more of the total Interests and approved by an affirmative vote of Participants whose Interests equal a majority of the total Interests.

8.04(b).  Circumstances Under Which the Managing General Partner Alone May Amend.  The Managing General Partner is authorized to amend this Agreement and its exhibits without the consent of Participants in any way deemed necessary or desirable by it to do any or all of the following:

(i)	add, or substitute in the case of an assigning party, additional Participants;
(ii)	enhance the tax benefits of the Partnership to the parties and amend the allocation provisions of this Agreement as provided in Section 5.01(c)(3);
(iii)	satisfy any requirements, conditions, guidelines, options, or elections contained in any opinion, directive, order, ruling, or regulation of the Commission, the IRS, or any other federal or state agency, or in any federal or state statute, compliance with which it deems to be in the best interest of the Partnership;
(iv)	cure any ambiguity, correct or supplement any provision of this Agreement that may be inconsistent with any other provision of this Agreement, or add any provision to this Agreement with respect to matters, events or issues arising under this Agreement that is not inconsistent with the other provisions of this Agreement; or
(v)	facilitate any agreements entered into by the Partnership to hedge its oil and natural gas reserves and pledge up to 100% of its assets and oil and natural gas reserves in connection therewith.

Notwithstanding the foregoing, no amendment materially and adversely affecting the interests or rights of Participants shall be made without the consent of the Participants whose interests or rights will be so affected.

8.05.  Additional Partners.  Each Participant consents to the admission to the Partnership of additional Participants as the Managing General Partner, in its discretion, chooses to admit.

8.06.  Legal Effect.  This Agreement shall be binding on and inure to the benefit of the parties, their heirs, devisees, personal representatives, successors and assigns, and shall run with the interests subject to this Agreement. The terms “Partnership,” “Limited Partner,” “Investor General Partner,” “Participant,” “Partner,” “Managing General Partner,” or “parties” shall equally apply to any successor limited partnership, and any heir, devisee, personal representative, successor or assign of a party.

IN WITNESS WHEREOF, the parties hereto set their hands as of the [_] day of [___], 2012.

ICON Oil & Gas GP, LLC
Managing General Partner

By:	Name: Title:

APPENDIX B

EXHIBIT C

ICON OIL & GAS FUND
comprised of:
•   ICON Oil & Gas Fund-A L.P.
•   [ICON Oil & Gas Fund-B L.P.]
•   [ICON Oil & Gas Fund-C L.P.]

INSTRUCTIONS FOR COMPLETING THIS SUBSCRIPTION AGREEMENT

Consult with your financial advisor or investment adviser representative, as applicable, regarding suitability requirements and subscriber representations.

1. INVESTMENT

•

Each Interest costs $10,000.00 (except Interests purchased by the Managing General Partner, the selling dealers or certain of their affiliates and registered investment advisers and their clients, which Interests cost $9,300 each).

• The minimum initial investment is one half (½) Interest.
2. PARTNERSHIP
• Designate the partnership in which you are subscribing.
3. INTERESTS
• Designate the type of Interest(s) for which you are subscribing. See page C-5 regarding the investor suitability requirements for each type of Interest(s).
4. REGISTRATION INFORMATION
• Complete all of the information requested in sections 4(a) and 4(b) on page C-4, including the payment instruction information for distribution payments.
• Complete section 4(c) on page C-4 only if this investment is for an IRA, Qualified Plan or Trust.
5. FORM OF OWNERSHIP
• Mark only one box.
• Consult your financial advisor or investment adviser representative, as applicable, with any questions regarding designating the form of ownership.
6. DISTRIBUTION ALTERNATIVES
• For non-qualified accounts only, complete this section if you want your distributions sent to you by check instead of direct deposit.
7. POWER OF ATTORNEY
• Signature(s) and initials of subscriber(s) are required for all parties in each of the spaces provided. Subscriptions cannot be accepted without signature(s) and initials.
• Signature of an authorized partner or officer is required for a Partnership or Corporation.
• Signature of a trustee or custodian is required for a Custodial or Trust account.
8. SIGNATURES AND INITIALS
• Signature(s) and initials of subscriber(s) are required for all parties in each of the spaces provided. Subscriptions cannot be accepted without signature(s) and initials.
• Signature of an authorized partner or officer is required for a Partnership or Corporation.
• Signature of a trustee is required for a Custodial or Trust account.
9. BROKER/DEALER OR INVESTMENT ADVISER INFORMATION

•

The registered representative or investment adviser representative, as applicable, must complete this section of the Subscription Agreement. An authorized branch manager or registered principal of the broker/dealer firm or authorized investment adviser representative or principal of the registered investment adviser, as applicable, must sign the Subscription Agreement. Subscriptions cannot be accepted without this broker/dealer or investment adviser, as applicable, authorization.

THIS SUBSCRIPTION AGREEMENT CONTAINS THREE PAGES THAT MUST BE COMPLETED (C-4, C-6 AND C-8).

10. INVESTMENT CHECK & SUBSCRIPTIONS

•

If your registered representative or investment adviser representative, as applicable, notifies you that the sale of 200 Interests (or 1,000 Interests in the case of residents of Ohio, Pennsylvania, Tennessee and Texas) has not been completed, make checks payable to:

º For ICON Oil & Gas Fund-A L.P.: “UMB Bank, N.A., Escrow Agent for ICON O&G Fund-A”
º [For ICON Oil & Gas Fund-B L.P.: “UMB Bank, N.A., Escrow Agent for ICON O&G Fund-B”]
º [For ICON Oil & Gas Fund-C L.P.: “UMB Bank, N.A., Escrow Agent for ICON O&G Fund-C”]
Otherwise, post-escrow break, make checks payable to:
º For ICON Oil & Gas Fund-A L.P.: “ICON O&G Fund-A”
º [For ICON Oil & Gas Fund-B L.P.: “ICON O&G Fund-B”]
º [For ICON Oil & Gas Fund-C L.P.: “ICON O&G Fund-C”]
Your check should be in the amount of your subscription as shown in Section 1 of the Subscription Agreement.
• Wiring instructions are available upon request.
Mailing: For IRA or Qualified Accounts, mail the subscription document with your check and any transfer instructions to your designated Custodian.
• For all other accounts, mail the subscription document with your check to ICON Capital Corp., the administrator, at the following address:

Regular Mail ICON Capital Corp. c/o DST P.O. Box 219476 Kansas City, MO 64121-9476	Overnight ICON Capital Corp. c/o DST 430 W. 7th Street Kansas City, MO 64105

•

Each subscription will be promptly reviewed and the Managing General Partner will accept or decline to accept you as either an Investor General Partner or a Limited Partner, as you designate in Section 3 on page C-4, in its sole and absolute discretion. If your subscription is accepted, either the Managing General Partner or an agent of the Managing General Partner will give you prompt written confirmation of your admission as a either an Investor General Partner or a Limited Partner (as you designate).

NO SUBSCRIPTION AGREEMENT WILL BE PROCESSED UNLESS FULLY COMPLETED AND ACCOMPANIED BY PAYMENT IN FULL. ANY SUBSCRIPTION PAYMENT THAT IS DISHONORED WILL CAUSE THE SUBSCRIPTION TO BE VOID AS OF THE SUBSCRIPTION DATE AND SHALL OBLIGATE THE SUBSCRIBER TO PAY ALL COSTS AND CHARGES ASSOCIATED THEREWITH.

If you have any questions about completing this Subscription Agreement, please call our Subscription Processing Desk at (800) 343-3736.

Important Information About Opening an Account:  In order to assist the government fight against the funding of terrorism and money laundering activities, federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account. When opening an account, you will be asked by your Registered Representative or investment adviser representative, as applicable, for your name, address, date of birth and other information that will be used to identify you, including a driver’s license or other identifying documents.

THIS SUBSCRIPTION AGREEMENT CONTAINS THREE PAGES THAT MUST BE COMPLETED (C-4, C-6 AND C-8).

IMPORTANT INFORMATION FOR SUBSCRIBER(S)

•	No offer to sell Interests may be made except by means of a Prospectus.
•	You should not rely upon any oral statements by any person, or upon any written information other than as specifically set forth in this Prospectus and supplements thereto or in promotional brochures clearly marked as being prepared and authorized by the Managing General Partner or by the Dealer-Manager, ICON Securities Corp. (“ICON Securities”), for use in connection with the offering of Interests to the general public by means of this Prospectus.
•	An investment in Interests involves certain risks, including, without limitation, the matters set forth in the Prospectus under the captions “Risk Factors,” “Conflicts of Interest,” “Management” and “Federal Income Tax Consequences.”
•	The representations you are making on page C-6 do not constitute a waiver of any of your rights under the Delaware Revised Uniform Limited Partnership Act or applicable federal and State securities laws.
•	Interests are subject to substantial restrictions on transferability.
•	There will be no public market for Interests.
•	It may not be possible for you to readily liquidate your Interests, if at all, even in the event of an emergency.
•	Any transfer of Interests is subject to our approval and must comply with the terms of Article VI of our Limited Partnership Agreement.
•	Some states impose more stringent standards than the general requirements described under the “Suitability Standards” section in the Prospectus.
•	The State of California has additional restrictions on the transfer of Interests, as summarized in the following legend:

“It is unlawful to consummate a sale or transfer of this security, or any interest therein, or to receive any consideration therefor, without the prior written consent of the Commissioner of Corporations of the State of California, except as permitted in the Commissioner’s rules.”

THIS SUBSCRIPTION AGREEMENT CONTAINS THREE PAGES THAT MUST BE COMPLETED (C-4, C-6 AND C-8).

INVESTOR SUITABILITY REQUIREMENTS AND SUBSCRIBER REPRESENTATIONS

1.	Subscription for Interests
•	Each Subscriber, by signing his/her name in Section 8 on Page C-6, thereby: (a) subscribes for the number and dollar amount of Interests set forth in Section 1, in the particular partnership indicated in Section 2 and the type of Interests indicated in Section 3 on Page C-4; (b) agrees to become either an Investor General Partner or a Limited Partner (at the Subscriber’s designation in Section 3 on Page C-4) of the applicable partnership upon acceptance of his/her subscription by the Managing General Partner; and (c) adopts, and agrees to be bound by each and every provision of the relevant Limited Partnership Agreement and this Subscription Agreement.
•	Each Subscriber is tendering good funds herewith in full payment for the Interests (computed at $10,000 per Interest or $9,300 per Interest, as applicable), subject to waiver of commissions by some brokers (as described in the “Plan of Distribution” section of the Prospectus) and to the minimum investment requirements (as described in the “Subscriptions — Minimum Investment” section of the Prospectus).
2.	General Subscriber Representations
•	Each Subscriber should consult with his/her/its personal tax adviser before subscribing for either Investor General Partner Interests or Limited Partner Interests hereunder. As a condition to Subscriber’s being admitted as either an Investor General Partner or a Limited Partner, as applicable, of the applicable partnership, Subscriber hereby represents that he/she/it:
(a)	Investor General Partner — satisfies the Investor General Partner gross income and/or net worth standards applicable to residents of his/her/its State, as set forth in the “Suitability Standards” section of the Prospectus;
(b)	Limited Partner — satisfies the Limited Partner gross income and/or net worth standards applicable to residents of his/her/its State, as set forth in the “Suitability Standards” section of the Prospectus;
(c)	If Subscriber is an IRA or a Qualified Plan, it has been accurately identified as such in Sections 4(c) and Section 5 on Page C-4; and
(d)	Has accurately identified himself/herself in Section 4(b) on Page C-4 as a U.S. Citizen, resident in the U.S. or Puerto Rico (individuals only) or a U.S. resident alien.
•	Subscribers who are purchasing Interests for Individual Ownership agree to a redemption, upon demand, of all of their Interests if they are no longer U.S. citizens, residents of the United States or Puerto Rico (individuals only), or resident aliens or if they otherwise are or become foreign partners for purposes of Section 1446 of the Internal Revenue Code of 1986 at any time while holding Interests.
•	If Subscriber is investing in a fiduciary or representative capacity, such investment is being made for one or more persons, entities or trusts meeting the above requirements.

3.	Additional Fiduciary and Entity Representations.

If the person signing this Subscription Agreement is doing so on behalf of another person or entity who is the Subscriber, including, without limitation, a corporation, a partnership, an IRA, a Qualified Plan, or a trust (other than a Qualified Plan), such signatory, by signing his/her/its name in Section 8 of Page C-6, thereby represents and warrants that:

(a)	He or she is duly authorized to (i) execute and deliver this Subscription Agreement, (ii) make the representations contained herein on behalf of Subscriber and (iii) bind Subscriber thereby; and
(b)	This investment is an authorized investment for Subscriber under applicable documents and/or agreements (articles of incorporation or corporate by-laws or action, partnership agreement, trust indenture, etc.) and applicable law.
4.	Under penalty of perjury, by signing his/her/its name in Section 8 on Page C-6, each Subscriber thereby certifies that:
(a)	The Taxpayer Identification Number or Social Security Number listed in Section 4(a) or 4(c) (if applicable) on Page C-4 is correct; and
(b)	He/she/it is not subject to backup withholding either because the Internal Revenue Service has (i) not notified such Subscriber that he/she/it is subject to backup withholding as a result of a failure to report all interest or dividends or (ii) has notified such Subscriber that he/she/it is no longer subject to backup withholding. (If a subscriber has been notified that he/she/it is currently subject to backup withholding, strike the language under clause (b) of this paragraph 4 before signing).

UPON THE SUBSCRIBER’S EXECUTION OF THIS SUBSCRIPTION AGREEMENT AND ACCEPTANCE THEREOF BY THE MANAGING GENERAL PARTNER, THIS SUBSCRIPTION AGREEMENT (CONSISTING OF PAGES C-1 THROUGH C-8) WILL BECOME A PART OF THE LIMITED PARTNERSHIP AGREEMENT.

9. Broker/Dealer Information: (Please type or print clearly)

The selling dealer or principal of the registered investment adviser, as applicable, must sign below and, by doing so, represents that both it and its registered representative or investment adviser representative, as applicable, that solicited the subscription (the "Representative"): (i) is duly licensed by, and in good standing with, FINRA, as applicable, and all other applicable laws and regulations and may lawfully offer Interests in the State(s) listed in Section 4; (ii) has reasonable grounds to believe, based on information obtained from the Subscriber concerning his/her/its age, investment objectives, other investments, financial situation and needs and any other information known by the selling dealer or Representative, that the investment set forth in Section 1 is suitable in light of Subscriber's income, net worth and other characteristics; (iii) the Representative has (a) informed the Subscriber as to the risk of ownership and all pertinent facts regarding the liquidity and marketability of the Interests and (b) delivered a copy of a Final Prospectus to the Subscriber in connection with the offering of the Interests; and (iv) the selling dealer or registered investment adviser, as applicable, has complied with all of the terms of the selling dealer agreement or registered investment adviser agreement, as applicable, and (v) the selling dealer or registered investment adviser, as applicable, or Representative has complied with the Customer Identification Program pursuant to the USA Patriot Act.

Subscriptions cannot be accepted without signature(s)

Firm Name____

Supervisor____________________________ Telephone No.____________

Representative Name__________________________________

Rep. No.____________________________ Telephone No.____________

Representative's Street Address______________________________

City________________ State____________ Zip Code____________

Authorized Signature X__________________________________

(Branch Manager or Registered Principal, in the case of broker/dealer sales, or Authorized Investment Adviser or Principal, in the case of registered investment adviser sales)

10. Investment Check & Subscriptions:

Mail the completed Subscription Agreement with a check payable as indicated in the instructions to Section 10.

Wiring instructions available upon request.

Investors will receive confirmation of their investment upon the acceptance of their subscription.

CONSENT TO ELECTRONIC DELIVERY OF OFFERING MATERIALS

All public drilling partnerships for which ICON Oil & Gas GP, LLC serves as the managing general partner and for which ICON Securities acts as a broker-dealer (collectively, “ICON Funds”) can deliver offering materials to investors electronically. By signing the consent provided below, investors can choose to have ICON Funds electronically deliver offering materials to them, including:

•	prospectuses;
•	prospectus supplements;
•	prospectus amendments;
•	annual, quarterly and periodic reports;
•	notices; and
•	supplemental sales literature (collectively, “Offering Materials”).

ICON Funds may accomplish electronic delivery via:

•	posting Offering Materials to the ICON Investments Internet Website (http://www.iconinvestments.com), whereby investors will be notified that such materials are available for viewing on the Website by
e-mail, physical mail or telephone;
•	sending e-mails to investors containing Offering Materials (including portable document format (.pdf) of such material); and
•	sending CD-ROMs to investors containing Offering Materials (including portable document format (.pdf) of such material).

Investors should note that electronic delivery may impose costs on an investor that he or she would not bear with traditional, physical mailing. Investors may incur Internet online costs for accessing e-mail.

At the same time, investors may need to download a .pdf document viewer, such as Adobe Acrobat®, in order to view Offering Materials sent as a .pdf file. Investors can download the Adobe Acrobat® software free of charge at http://www.adobe.com/products/acrobat/readermain.html.

ICON Securities will try to provide assistance to investors in connection with electronic delivery of Offering Materials free of charge. Investors in need of such assistance should contact ICON Securities toll free at (800) 343-3736.

The undersigned hereby consents to electronic delivery of all Offering Materials by ICON Funds in any or all of the manners described above. Information provided below as to the undersigned’s e-mail address will be used by ICON Funds in lieu of different instructions from the undersigned.

The undersigned understands that he or she may revoke this consent at any time by providing timely notice of revocation to ICON Oil & Gas GP, LLC. Revocation of such consent will act to revoke consent as to all future electronic deliveries of Offering Materials by ICON Funds.

The undersigned also understands that he or she may elect to receive paper copies of Offering Materials at any time upon request, with or without revoking this consent.

The undersigned also understands that this Consent to Electronic Delivery of Offering Materials is optional, and is not a part of the Subscription Agreement, which must be executed in accordance with the instructions on pages C-1 and C-2.

Print Name
Signature	Date
E-mail Address (please print, and include domain extension (.com, .net, etc.)

Print Name
Signature	Date
E-mail Address (please print, and include domain extension (.com, .net, etc.)

I am an investor in:	ICON Oil & Gas Fund-A L.P.	☐
	[ICON Oil & Gas Fund-B L.P.]	☐
	[ICON Oil & Gas Fund-C L.P.]	☐